Exhibit 96.2

SLR

S-K 1300 Report

Premium Nickel Resources Ltd.

SLR Project No.: 233.065166.00001

Effective Date:

May 31, 2024

Signature Date:

June 27, 2024

Revision: 0

Prepared by:

SLR Consulting (Canada) Ltd.

Making Sustainability Happen

Technical Report Summary on the Selebi Mines, Central District, Republic of Botswana

SLR Project No.: 233.065166.00001

Prepared by

SLR Consulting (Canada) Ltd.

55 University Ave., Suite 501

Toronto, ON M5J 2H7

for

Premium Nickel Resources Ltd.

One First Canadian Place

100 King Street West, Suite 3400

Toronto, ON M5X 1A4

Effective Date – May 31, 2024

Signature Date - June 27, 2024

Distribution:1 copy - Premium Nickel Resources Ltd.

1 copy - SLR Consulting (Canada) Ltd.

Premium Nickel Resources Ltd. | Selebi Mines	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table of Contents

1.0	Executive Summary	1-1
1.1	Summary	1-1
1.2	Technical Summary	1-4
2.0	Introduction	2-1
2.1	Site Visits	2-1
2.2	Sources of Information	2-1
2.3	List of Abbreviations	2-3
3.0	Property Description	3-1
3.1	Location	3-1
3.2	Land Tenure	3-1
3.3	Encumbrances	3-3
3.4	Royalties	3-3
3.5	Other Significant Factors and Risks	3-4
4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography	4-1
4.1	Accessibility	4-1
4.2	Climate	4-1
4.3	Local Resources	4-1
4.4	Infrastructure	4-2
4.5	Physiography	4-3
5.0	History	5-1
5.1	Prior Ownership	5-1
5.2	Exploration and Development History	5-2
5.3	Historical Resource Estimates	5-8
5.4	Past Production	5-9
6.0	Geological Setting, Mineralization, and Deposit	6-1
6.1	Regional Geology	6-1
6.2	Local Geology	6-3
6.3	Property Geology	6-5
6.4	Mineralization	6-8
6.5	Deposit Types	6-12
7.0	Exploration	7-1
7.1	Digitization of Existing Information	7-2
7.2	Collar, Downhole, BHEM, Televiewer, and Physical Property Surveys	7-2

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S-K 1300 Report	SLR Project No.: 233.065166.00001

7.3	Technical Studies	7-7
7.4	Exploration Potential	7-10
7.5	Drilling	7-12
7.6	Hydrogeology Data	7-29
7.7	Geotechnical Data	7-29
8.0	Sample Preparation, Analyses, and Security	8-1
8.1	Historical Work	8-1
8.2	Current Work	8-4
9.0	Data Verification	9-1
9.1	SLR Site Verification Procedures	9-1
9.2	SLR Audit of the Drill Hole Database	9-2
9.3	SLR Data Verification Conclusions and Recommendations	9-3
10.0	Mineral Processing and Metallurgical Testing	10-1
10.1	Pre-concentration Test Work	10-2
10.2	2023 SGS Test Work Program	10-3
10.3	Metal Upgrade Ratios and Mass Pull Analyses	10-13
10.4	Conceptual Mineral Processing	10-16
10.5	Conclusions and Summary	10-16
11.0	Mineral Resource Estimates	11-1
12.0	Mineral Reserve Estimates	12-1
13.0	Mining Methods	13-1
14.0	Processing and Recovery Methods	14-1
15.0	Infrastructure	15-1
16.0	Market Studies	16-1
17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	17-1
18.0	Capital and Operating Costs	18-1
19.0	Economic Analysis	19-1
20.0	Adjacent Properties	20-1
21.0	Other Relevant Data and Information	21-1
22.0	Interpretation and Conclusions	22-1
22.1	Geology and Mineral Resources	22-1
22.2	Mineral Processing	22-1
23.0	Recommendations	23-1
23.1	Geology and Mineral Resources	23-1

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S-K 1300 Report	SLR Project No.: 233.065166.00001

23.2	Mineral Processing	23-1
24.0	References	24-1
25.0	Reliance on Information Provided by the Registrant	25-1
26.0	Date and Signature Page	26-1

Tables

Table 1-1:	Proposed Budget – Phase I	1-4
Table 5-1:	Historical Mineral Resources as of September 30, 2016	5-8
Table 5-2:	Historical Production	5-9
Table 7-1:	Summary of Exploration Activities	7-1
Table 7-2:	Summary of Drilling	7-13
Table 7-3:	Summary of Significant Historical Intercepts at the Project	7-15
Table 7-4:	Summary of PNRPL Intercepted Mineralization at Selebi Main	7-17
Table 7-5:	Summary of PNRPL Intercepted Mineralization at Selebi Noth	7-20
Table 8-1:	Historical QA/QC Sample Insertion Rates	8-3
Table 8-2:	Summary of Available Historical QA/QC Database Entries	8-4
Table 8-3:	Summary of QA/QC Database Submissions	8-6
Table 8-4:	Summary of Blanks Used in the 2022 to 2024 QA/QC Programs	8-7
Table 8-5:	Summary of CRM Samples used in the 2022 to 2024 QA/QC Programs	8-7
Table 10-1:	Summary of the XRT Scan Results	10-3
Table 10-2:	Head Assays of Test Samples	10-4
Table 10-3:	Summary of LCT Tests	10-5
Table 10-4:	LCT-7 (SN Comp) Metallurgical Projections (C-E)	10-8
Table 10-5:	LCT-9 (SN Comp) Metallurgical Projections (F-J) – Stage Performance	10-8
Table 10-6:	Combined LCT-7 and LCT-9 Results for SN Comp	10-9
Table 10-7:	LCT-8 (S Comp) Metallurgical Projections (F-J)	10-11
Table 10-8:	BF-2 (S Comp) Flotation Test Results	10-11
Table 10-9:	LCT-10 (S Comp) Metallurgical Projections (H-I) – Stage Performance	10-12
Table 10-10:	Combined LCT-8 and LCT-10 Results for S Comp	10-12
Table 10-11:	Historical PNRL Selebi Data on the Production of Separate Copper and Nickel Concentrates	10-15
Table 23-1:	Proposed Budget – Phase I	23-2

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Figures

Figure 3-1:	Location Map	3-5
Figure 3-2:	Land Tenure and Surface Rights Map	3-6
Figure 4-1:	Average Annual Temperature and Rainfall Profiles	4-1
Figure 5-1:	Spatial Distribution of Geochemical Anomalies	5-3
Figure 5-2:	Interpreted VTEM Map of the North Sector	5-6
Figure 5-3:	Interpreted Titan 24 Survey Resistivity at 700 m Depth	5-7
Figure 6-1:	Regional Geology	6-2
Figure 6-2:	Local Geology	6-4
Figure 6-3:	Generalized Stratigraphic Column	6-5
Figure 6-4:	Schematic Map and Cross Section of the Selebi-Phikwe Area	6-6
Figure 6-5:	Property Geology	6-7
Figure 6-6:	Longitudinal Sketch of the Selebi Deposit Showing the Fold Plunge	6-9
Figure 6-7:	Relative Positions of Selebi North Deposit Areas (Looking Down)	6-11
Figure 6-8:	Ore Genesis Model for the Selebi Deposits	6-14
Figure 7-1:	BHEM Survey Surface Map	7-4
Figure 7-2:	Modelled BHEM Plates	7-6
Figure 7-3:	3D Model of Selebi North	7-8
Figure 7-4:	Prospective Mineralized Corridor Linking the Selebi North and Selebi Deposits	7-11
Figure 7-5:	Drill Hole Collar Location Map	7-14
Figure 7-6:	Vertical Cross-Section Looking North	7-19
Figure 8-1:	Selebi Cu Control Chart for CRM CFRM-100 at ALS: 2022-2024	8-8
Figure 8-2:	Selebi Ni Control Chart for CRM CFRM-100 at ALS: 2022-2024	8-9
Figure 8-3:	Selebi Cu Control Chart for CRM CFRM-102 at ALS: 2023-2024	8-9
Figure 8-4:	Selebi Ni Control Chart for CRM CFRM-102 at ALS: 2023-2024	8-10
Figure 8-5:	Selebi Scatter Plots of Coarse Duplicates at ALS: 2022 to 2024	8-11
Figure 8-6:	Scatter Plot of ALS Original Versus External Check at SGS	8-13
Figure 10-1:	Scanning Unit and Test Sheets Mounted with Selebi Materials	10-2
Figure 10-2:	Flowsheet of LCT-7 and LCT-8	10-6
Figure 10-3:	Flowsheet of LCT-9 and LCT-10	10-6
Figure 10-4:	Nickel UGR vs. MP	10-14
Figure 10-5:	Copper UGR vs. MP	10-14

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S-K 1300 Report	SLR Project No.: 233.065166.00001

1.0	Executive Summary
1.1	Summary

SLR Consulting (Canada) Ltd (SLR) was retained by Premium Nickel Resources Ltd. (PNRL) to prepare an independent Technical Report Summary (TRS) on the formerly producing Selebi and Selebi North nickel-copper-cobalt (Ni-Cu-Co) Mines (collectively, Selebi Mines or the Project), located in the Central District of the Republic of Botswana. The purpose of this TRS is to document the exploration results and technical information available on the Project for public disclosure. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. SLR’s Qualified Persons (QP) visited the Project from May 2 to May 6, 2021 and May 13 to May 15, 2024.

PNRL is a Toronto based exploration and development company previously named North American Nickel Inc. (NAN), a Vancouver based junior mining company formed in 1983. PNRL’s common shares trade on the TSX Venture Exchange (TSXV) in Canada and the OTCQX Best Market (OTCQX:PNRLF) in the USA. Its exploration activities focus on nickel, with several exploration projects in Botswana, Greenland, and Canada.

The Project was acquired on January 31, 2022, by Premium Nickel Resources Corp. (PNRC), a private corporation formed under the laws of the Province of Ontario, through its wholly-owned indirect subsidiary, Premium Nickel Resources Proprietary Ltd. (PNRPL).

PNRC submitted an indicative offer to the BCL Limited (BCL) liquidation trustee (the Liquidator) in June 2020 for the purchase of selected assets owned by BCL. On March 24, 2021, PNRC signed an exclusivity Memorandum of Understanding (MOU) with the Liquidator that would govern a six month exclusivity period to complete additional due diligence and related purchase agreements on the Botswana Ni-Cu-Co assets formerly operated by BCL.

On September 28, 2021, PNRC announced that it had executed the definitive asset purchase agreement (the Selebi Purchase Agreement) with the Liquidator to acquire the Selebi Mines including the related infrastructure and equipment formerly operated by BCL. The acquisition closed on January 31, 2022, transferring the Selebi Mines and new Selebi mining lease to PNRPL.

On April 26, 2022, PNRC and NAN announced that they had executed the Amalgamation Agreement which provides the terms and conditions upon which PNRC would complete a “go-public” transaction by way of a reverse take-over (RTO) of NAN under the policies of the TSXV. The Amalgamation Agreement provides for, among other things, a three-cornered amalgamation pursuant to which: (i) 1000178269 Ontario Inc (Subco )will amalgamate with PNRL under Section 174 of the Business Corporation Act (Ontario) to form one corporation, (ii) the security holders of PNRL will receive securities of the Resulting Issuer in exchange for their securities of PNRL at an exchange ratio of 5.27 Resulting Issuer common shares for each outstanding share of PNRL (subject to adjustments in accordance with the Amalgamation Agreement), and (iii) the transactions will result in a RTO of NAN in accordance with the policies of the TSXV, all in the manner contemplated by, and pursuant to, the terms and conditions of the Amalgamation Agreement. PNRL began trading on the OTCQX Best Market (OTCQX:PNRLF) in the US in January 2023.

BCL operated the combined Selebi-Phikwe project from 1970 until its closure in 2016. Ore was mined from four distinct underground production areas namely Phikwe (1 Shaft, Phikwe Central

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S-K 1300 Report	SLR Project No.: 233.065166.00001

and Phikwe South), Southeast Extension, Selebi North, and Selebi. PNRL’s definitive asset purchase agreement pertains to the Selebi Mines only. In total, 26.6 million tonnes (Mt) grading 0.58% Ni and 1.03% Cu were mined from Selebi (1980 to 2016), and 13.9 Mt grading 0.74% Ni and 0.66% Cu were mined from Selebi North (1990 to 2016).

At the time of liquidation, South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code) compliant Mineral Resources within the Selebi Mines property boundary were reported as in-situ and depleted for mining as of September 30, 2016. These historical Measured and Indicated Mineral Resources used a nickel equivalent (NiEq) cut-off grade of 0.4% and were estimated to total 17.83 Mt at grades of 0.87% Ni and 1.42% Cu containing 155,000 tonnes (t) Ni and 253,000 t Cu. Historical Inferred Mineral Resources were estimated to total 15.34 Mt at grades of 0.71% Ni and 0.89% Cu containing 109,000 t Ni and 136,000 t Cu. The NiEq cut-off grade was based on a ratio of nickel and copper prices where NiEq = %Ni + (Cu price/Ni price)*%Cu. The prices used were US$8.00/lb Ni and US$3.00/lb Cu. This estimate is considered to be historical in nature and should not be relied upon, however, it is indicative of the presence of mineralization on the Selebi Mines property. A qualified person has not completed sufficient work to classify the historical estimate as a current Mineral Resource and PNRL is not treating the historical estimates as current Mineral Resources.

Exploration work completed by the Project Team to date has consisted of the sourcing and digitization of existing historical information, confirming collar and down hole location information of selected historical holes, completing electromagnetic (EM) surveys (borehole electro-magnetic (BHEM)) on selected high priority historical exploration holes and new holes, drilling several targets at Selebi from surface, advancing infrastructure and development of seven drill bays at Selebi North, and resource definition and exploration drilling from these drill bays. This work has highlighted the potential for establishment of Mineral Resources at depth at both deposits.

1.1.1	Conclusions

SLR QPs offer the following conclusions by area:

1.1.1.1	Geology and Mineral Resources
•

While there are no current Mineral Resources estimated, there is good potential to establish Mineral Resources at the Selebi and Selebi North deposits, and additional exploration and technical studies are warranted.

•	There is good understanding of the geology and the nature of nickel and copper mineralization of the Project.
•	The sample collection, preparation, and analytical procedures as designed and implemented by former operator BCL and current operator PNRL are appropriate for the style of mineralization.
•

Verification of historical information through comparison of the digital database against selected original logs and assay certificates, and down hole survey confirmation have been undertaken. To date, very limited data or analysis related to quality assurance/quality control (QA/QC) programs supporting the historical drilling has been located. While validation of some historical information is ongoing, the results indicate that the drill hole database is adequate for use in Mineral Resource estimation.

•	Results of the QA/QC programs supporting PNRL’s surface and underground drilling activities at the Project show good precision and accuracy.

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1.1.1.2	Mineral Processing
•

Based on the results from preliminary studies and historical data analyses, PNRL has conceptualized a treatment process for Selebi and Selebi North material that includes ore sorting and flotation of a bulk sulphide nickel-copper (Ni-Cu) concentrate product.

•

A preliminary ‘proof of concept’ metallurgical sampling and testing program over the Project area was completed in 2021 to support the production of market concentrates for both nickel and copper. Though the Project Team’s procedure of sample selection and collection of non-oxidized material is not considered best practice, its method of hand-picking samples was referenced to historical grades during production and is statistically representative of the Selebi mineralization. The test results based on composites prepared from these handpicked samples may not be indicative of the expected metallurgical performance (SLR, 2022).

•

SLR confirms that proper sampling is yet to be evidenced as additional metallurgical test work was again carried out in 2023 by SGS Canada Inc. (SGS) under the direction of PNRL using the 2021 SGS Selebi composite samples.

•

While preliminary flotation test results indicated that copper-nickel separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met.

•

The copper and nickel grades of bulk concentrate were simulated by DRA Projects (PTY) Ltd. (DRA) based on the manipulation of PNRL data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates.

•	To the best of SLR’s knowledge, pre-concentration techniques have not been used to prepare any Selebi materials for flotation testing to date.
•

The metallurgical and analytical data have been collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, however, further testing is recommended to confirm the characteristics of the Selebi final bulk concentrate product.

1.1.2	Recommendations

The SLR QPs offer the following recommendations by area:

1.1.2.1	Geology and Mineral Resources
1	SLR QPs have reviewed and agree with PNRPL’s proposed exploration budget (Table 1-1).
a)	Phase I of the recommended work program will include the continuation of the Selebi North drill program, digitization and verification work, and the estimation of Mineral Resources at the Project.
b)

Concurrent with continued drilling at Selebi North, Selebi will be advanced through a surface drill program with BHEM and televiewer surveys, and technical studies including structural and geochemical studies. Additional budget will be used to complete metallurgical studies and to advance existing development at Selebi North to promote accessibility for deep target drilling.

c)	Contingent upon and guided by the results of Phase 1, additional drilling would support an updated Mineral Resource estimate, closely followed by engineering and

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metallurgical studies with the goal of advancing the Project toward a Pre-Feasibility Study.

2

Manage historical and current drill hole databases within a single database entity. Note original source and ensure data is verified before and upon migration. Hire a database manager to confirm the integrity of select historical data and to maintain the integrity of PNRL data.

1.1.2.2	Mineral Processing
1

Complete additional metallurgical testing using samples from underground workings that are spatially representative of the deposits to confirm the metallurgical recoveries projected following pre-concentration and bulk concentrate flotation.

2	These additional tests should be designed to evaluate recoveries to produce a single bulk concentrate and for separate Ni and Cu concentrates to be used in future trade off studies.
Table 1-1:	Proposed Budget – Phase I

Item	Cost (C$000)
Geology and drilling • Ongoing Selebi North underground drilling (18,000 m in 20 holes) • Surface drilling at Selebi Main (4,000 m) • Geological support, assays	4,600
Mineral resource estimate	120
Metallurgical testing • Flotation studies and ore sorting	600
Engineering studies	500
Care and maintenance • Maintain mine infrastructure, power, water, equipment repair and maintenance	1,700
General site and administration costs	3,000
Subtotal	10,520
Contingency (5%)	526
Total Phase 1	11,046

1.2	Technical Summary
1.2.1	Property Description

The Project is located in Botswana approximately 150 km southeast of the city of Francistown, and 410 km northeast of the national capital Gaborone.

The Selebi Mines are readily accessed via paved and gravel roads from the town of Selebi-Phikwe, located just north of the mining licence. With a population of approximately 52,000, the town is accessed via a well maintained paved road that branches due east from the major A1 highway at the town of Serule, 57 km from the Project.

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Project infrastructure includes two mines, Selebi and Selebi North, both currently on care and maintenance, each with an operational shaft, and associated surface infrastructure such as office buildings, rail, power, and roads.

1.2.2	Land Tenure

The Project consists of a single mining licence (2022/1L) covering an area of 11,504 ha. The mining licence is centred approximately at 22°03’00”S and 27°47’00”E.

Mining licence 2022/1L was granted to PNRPL on January 31, 2022. The original licence (4/72) which had been granted to BCL on March 7, 1972, included both the Selebi and Phikwe project areas, as well as associated infrastructure, including the concentrator and smelter plants used to process ore from both Selebi and Phikwe, and located near the Phikwe mine. Mining licence 4/72 was amended several times and renewed once and was set to expire on March 6, 2022. The new mining licence is limited to the Selebi and Selebi North deposits and their surrounding areas and expires January 30, 2032.

1.2.3	History

Exploration in the historical Project area was initiated in 1959 by Bamangwato Concessions Limited (Bamangwato) and included soil geochemistry, geological mapping, trenching, and diamond drilling over the then combined Selebi-Phikwe area. The Selebi and Phikwe discoveries were made in 1963 and 1967, respectively, and a single mining lease was granted to Bamangwato in 1967 covering both areas.

Bamangwato changed its name to BCL in 1977 and operated the combined Selebi-Phikwe project from 1970 until its closure in 2016. Nickel and copper ore was mined from an open pit at Phikwe (1971 to 1980), as well as four distinct underground production areas, namely Phikwe (1981 to 2016), Southeast Extension (at Phikwe, 1997 to 2016), Selebi North (1990 to 2016) and Selebi (1980 to 2016). Head grades declined from 2010 to 2015 and in October 2016 BCL was placed into provisional liquidation and all of its operations put under care and maintenance.

PNRC submitted an indicative offer to the Liquidator in June 2020 for the purchase of select assets owned by BCL. On March 24, 2021, PNRC signed an exclusivity MOU with the Liquidator that would govern a six month exclusivity period to complete additional due diligence and related purchase agreements on the Botswana Ni-Cu-Co assets formerly operated by BCL.

The Project was acquired by PNRC, a private corporation formed under the laws of the Province of Ontario, on January 31, 2022 through its wholly-owned indirect subsidiary, PNRPL.

On September 28, 2021, PNRC announced that it had executed the definitive asset purchase agreement (the Selebi Purchase Agreement) with the Liquidator to acquire the Selebi Mines, including the related infrastructure and equipment formerly operated by BCL. The acquisition closed on January 31, 2022, transferring the Selebi Mines and new Selebi mining lease to PNRC.

On April 26, 2022, PNRC and NAN announced that they had executed the Amalgamation Agreement which provides the terms and conditions upon which PNRL will complete a “go-public” transaction by way of an RTO of NAN under the policies of the TSXV. The Amalgamation Agreement provides for, among other things, a three-cornered amalgamation pursuant to which: (i) Subco will amalgamate with PNRL under Section 174 of the Business Corporation Act (Ontario) to form one corporation, (ii) the securityholders of PNRL will receive securities of the Resulting Issuer in exchange for their securities of PNRL at an exchange ratio of 5.27 Resulting Issuer common shares for each outstanding share of PNRL (subject to adjustments in accordance with the Amalgamation Agreement), and (iii) the transactions will

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result in a RTO of NAN in accordance with the policies of the TSXV, all in the manner contemplated by, and pursuant to, the terms and conditions of the Amalgamation Agreement.

1.2.4	Geological Setting, Mineralization, and Deposit

The eastern portion of Botswana forms part of the Limpopo Mobile Belt (LMB) which represents a deep crustal section through an orogenic province between the Kaapvaal and Zimbabwe Cratons.

The Project occurs in highly deformed and metamorphosed Archean gneisses near the north margin of the central zone (CZ) of the LMB. The CZ region is characterized by complex structural fold patterns accompanied by regional and cataclastic metamorphism with grades ranging from amphibolite to granulite facies and cataclastic tectonites.

The deposits in the Project area are categorized as ortho-magmatic Ni-Cu sulphide-type deposits. They are hosted within amphibolite and understood as a tectono-metamorphically modified tholeiitic magma parents with an immiscible sulphide melt which has undergone all the phases of deformation that have affected the enclosing gneisses. They form part of the Selebi-Phikwe belt of intrusions that also contain the Phikwe, Dikoloti, Lentswe, and Phokoje deposits.

All mineralization horizons pinch and swell, are conformable to the gneissic foliation, and are hosted within or at the hanging wall contact of amphibolite with the gneissic country rocks. Mineralization horizons range in thickness from very thin to over 20 m thick and are commonly one metre to three metres thick (deposit dependent). Orientation follows country rock foliation, and the zones can dip moderately to steeply, and can extend from 150 m to over 2,000 m.

The principal sulphide minerals are pyrrhotite, chalcopyrite, and pentlandite which occur in massive, semi-massive, and disseminated form. Pyrite occurs as localized overgrowth. Magnetite occurs as rounded inclusions in massive sulphides and as later overgrowths.

1.2.5	Exploration

Exploration work completed by the Project Team from 2021 to May 2024 consisted of the sourcing and digitization of existing historical information, confirming collar and down hole location information of selected historical holes, and drilling. PNRL also completed gyro, BHEM, televiewer, and downhole physical property surveys on selected high priority historical and recent exploration holes. A focused structural model over a portion of the Selebi deposit was developed by SRK Consulting Ltd. (SRK), and a three dimensional (3D) model of mineralization for use in targeting was created at Selebi North by SLR.

The purpose of these programs was to:

(a)	Validate information and interpretations collected and completed by historical operators.
(b)	Demonstrate that the known mine horizons could host economic mineralization beyond the legacy infrastructure.
(c)	Understand the size potential of the Selebi mines mineralizing systems.
(d)	Collect sufficient data to support disclosure of Mineral Resource estimates at each deposit.
1.2.6	Mineral Processing and Metallurgical Testing

The historical BCL operations consisted of an integrated mining, concentrating, and smelting complex which operated for over 40 years over the Selebi Phikwe project area. The smelter processed Selebi and Phikwe concentrates and toll treated nickel concentrates received from

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the Nkomati Nickel Mine (a joint venture (JV) between Norilsk Nickel Africa Pty. Ltd. and African Rainbow Minerals) and the Phoenix Mine (Tati Nickel Mining Company, later a subsidiary of BCL). The concentrator plant and smelter were placed on care and maintenance in 2016 and are located adjacent to the Project at the historical Phikwe Mine.

PNRL intends to use pre-concentration methods to separate the minerals from waste materials to produce a mill feed and flotation for the production of a bulk concentrate for commercial sale (instead of separate copper and nickel concentrates) and does not plan to restart the existing concentrator or smelter. In 2021, the Project Team carried out due diligence work that included metallurgical sampling and testing. Metallurgical study programs were carried out by SGS in Lakefield, Ontario in 2021 and 2023 for separate copper and nickel concentrate production at a conceptual level. The conceptual process flowsheet developed by SGS includes the key unit operations of crushing, grinding, and flotation.

PNRL and DRA collaborated in the analyses of historical data collected on key flotation parameters observed in the production of separate nickel and copper concentrates, such as metal upgrade ratios and % mass pull, to simulate estimated metal grades and recoveries for bulk concentrate.

1.2.7	Mineral Resource Estimates

There is no current Mineral Resource estimate for the Project.

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2.0	Introduction

SLR Consulting (Canada) Ltd. (SLR) was retained by Premium Nickel Resources Ltd. (PRNL) to prepare an independent Technical Report Summary (TRS) on the formerly producing Selebi and Selebi North nickel-copper-cobalt (Ni-Cu-Co) Mines (collectively, Selebi Mines or the Project), located in the Central District of the Republic of Botswana. The purpose of this TRS is to document the exploration results and technical information available on the Project for public disclosure. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (SK 1300) and Item 601 (b)(96) Technical Report Summary.

PNRL is a Toronto based exploration and development company previously named North American Nickel Inc. (NAN), formed in September 1983. PNRL’s common shares trade on the TSX Venture Exchange (TSXV) in Canada and the OTCQX Best Market (OTCQX:PNRLF) in the USA. Its exploration activities focus on nickel, with several exploration projects in Botswana, Greenland, and Canada.

The combined Selebi-Phikwe project was operated from 1970 until its closure in 2016. Ore was mined from four distinct underground production areas, namely Phikwe (1 Shaft, Phikwe Central and Phikwe South), Southeast Extension, Selebi North, and Selebi. PNRL’s definitive asset purchase agreement pertains to the Selebi Mines only. In total, 26.6 million tonnes (Mt) grading 0.58% Ni and 1.03% Cu were mined from Selebi (1980 to 2016), and 13.9 Mt grading 0.74% Ni and 0.66% Cu were mined from Selebi North (1990 to 2016). The deposits in the Project area are categorized as ortho-magmatic nickel-copper (Ni-Cu) sulphide-type deposits.

The mines are currently on care and maintenance, and access to both Selebi and Selebi North via shaft and decline ramp is possible. Exploration activities including the sourcing, verification, and digitization of existing historical information; downhole geophysical surveys to support targeting; and drilling of several targets at Selebi (from surface) and Selebi North (from surface and underground) to support resource definition and expansion is ongoing. This work has highlighted the potential for establishment of Mineral Resources at depth at both deposits.

2.1	Site Visits

Qualified Persons (QP) from SLR, including a principal geologist and an associate geologist, visited the site on May 13 and May 15, 2024. During the visit, the SLR QPs toured the Project infrastructure on surface and underground at Selebi North and confirmed the presence and style of mineralization in underground openings. The SLR QPs visited the active core logging facility where they reviewed core processing, logging, and sampling procedures and confirmed the geology and mineralization in pre-selected drill holes with respect to the corresponding drill log descriptions.

2.2	Sources of Information

During the preparation of this TRS, discussions were held online and onsite with personnel from PNRL:

•	Sharon Taylor, P.Geo., Vice President, Exploration, PNRL
•	Gerry Katchen, P.Geo., Exploration Manager, PNRL
•	Mpho Mosarwe, Selebi North Project Geologist, Premium Nickel Resources Proprietary Ltd. (PNRPL)

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•	Wazha Mbaiwa, P.Eng., Mine Captain, PNRPL

•Jefferson Mohlaping, Mine Planner, PNRPL

The documentation reviewed, and other sources of information, are listed at the end of this TRS in Section 24.0 References.

This is the initial TRS on the Selebi Project by PNRL.

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2.3	List of Abbreviations

Units of measurement used in this TRS conform to the metric system. All currency in this TRS is US dollars (US$) unless otherwise noted.

μ	micron	kVA	kilovolt-amperes
μg	microgram	kW	kilowatt
a	annum	kWh	kilowatt-hour
A	ampere	L	litre
bbl	barrels	lb	pound
Btu	British thermal units	L/s	litres per second
BWP	Botswana Pula	m	metre
°C	degree Celsius	M	mega (million); molar
C$	Canadian dollars	m2	square metre
cal	calorie	m3	cubic metre
cfm	cubic feet per minute	MASL	metres above sea level
cm	centimetre	m3/h	cubic metres per hour
cm2	square centimetre	mi	mile
d	day	min	minute
dia	diameter	μm	micrometre
dmt	dry metric tonne	mm	millimetre
dwt	dead-weight ton	mph	miles per hour
°F	degree Fahrenheit	MVA	megavolt-amperes
ft	foot	MW	megawatt
ft2	square foot	MWh	megawatt-hour
ft3	cubic foot	oz	Troy ounce (31.1035g)
ft/s	foot per second	oz/st, opt	ounce per short ton
g	gram	ppb	part per billion
G	giga (billion)	ppm	part per million
Gal	Imperial gallon	psia	pound per square inch absolute
g/L	gram per litre	psig	pound per square inch gauge
Gpm	Imperial gallons per minute	RL	relative elevation
g/t	gram per tonne	s	second
gr/ft3	grain per cubic foot	st	short ton
gr/m3	grain per cubic metre	stpa	short ton per year
ha	hectare	stpd	short ton per day
hp	horsepower	t	metric tonne
hr	hour	tpa	metric tonne per year
Hz	hertz	tpd	metric tonne per day
in.	inch	US$	United States dollar
in2	square inch	USg	United States gallon
J	joule	USgpm	US gallon per minute
k	kilo (thousand)	V	volt
kcal	kilocalorie	W	watt
kg	kilogram	wmt	wet metric tonne
km	kilometre	wt%	weight percent
km2	square kilometre	yd3	cubic yard
km/h	kilometre per hour	yr	year
kPa	kilopascal

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3.0	Property Description
3.1	Location

The Project consists of a single mining licence (2022/1L) covering an area of 11,504 ha located near the town of Selebi Phikwe, approximately 150 km southeast of the city of Francistown, and 410 km northeast of the national capital of Gaborone. The mining licence is centred at approximately 22°03’00” S and 27°47’00” E and is presented in Figure 3-1.

3.2	Land Tenure

Mining licence 2022/1L was granted to PNRPL on January 31, 2022 and includes the Selebi Mines deposits. The original licence (4/72) had been granted to BCL on March 7, 1972 and included both the Selebi and Phikwe project areas, as well as associated infrastructure, including the concentrator and smelter plants used to process ore from both Selebi and Phikwe. Mining licence 4/72 was amended several times and renewed once, and was set to expire on March 6, 2022. The current mining licence is limited to the Selebi and Selebi North deposits and their surrounding areas and expires January 30, 2032.

The terms and conditions for the renewal of the mining licence is framed by the relevant sub-sections of Section 42 of the Mines Act (the Act) and indicate that:

1	The Minister shall grant an application for renewal if satisfied that:
a)	the applicant is not in default;
b)	development of the mining area has proceeded with reasonable diligence;
c)	the proposed program of mining operations will ensure the most efficient and beneficial use of the mineral resources in the mining area; and
2	The Minister shall not reject an application on the ground referred to in:
a)	subsection (4)(a), unless the applicant has been given details of the default and has failed to remedy the same within three months of such notification;
b)	subsection (4)(b), unless the applicant has been given reasonable opportunity to make written representations thereon to the Minister; or
c)

subsection (4)(c), unless the applicant has been so notified and has failed to propose amendments to his proposed programme of mining operations satisfactory to the Minister within three months of such notification.

3	Subject to the provisions of this Act, the period of renewal of a mining licence shall be such period, not exceeding 25 years, as is reasonably required to carry out the mining programme.
4	On the renewal of a mining licence the Minister shall append thereto the program of mining operations to be carried out in the period of renewal.
3.2.1	Mineral Rights

In Botswana, mining activities are regulated under the Act, which is administered by the Ministry of Mineral Resources, Green Technology and Energy Security (MMGE). The Act regulates the issuance of exploration and mining licences as well as harmonizing mining activities and environmental impacts. The Act entails:

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•

Introduction of the retention licence which allows exploration companies that have confirmed the discovery of a mineral deposit to retain rights over a period of three years, renewable once for a period of no more than three years.

•	Issuing of a prospecting licence for up to 1,000 km2 for an initial period of three years and renewed for two periods of two years each.
•	The abolition of the Government of Botswana’s right to free equity participation. The legislation allows for the Government of Botswana to acquire up to 15% in new mining ventures on commercial terms.
•	Royalty schedules have been revised, with rates reduced from 5% to 3% for all minerals except precious stones and precious metals, which remain at 10% and 5%, respectively.
•	The granting, renewal, and automatic transfer of licences has been made more automatic and predictable.
•	Introduction of new mining taxation, which includes:
o	A generalized tax regime that applies to all minerals except diamonds, with corporate income tax of 25%.
o	Immediate 100% capital write off in the year that the investment is made, with unlimited carry forward of losses.
o	Introduction of a variable rate income tax formula.

The Act further stipulates that the holder of the mineral concession shall:

•	Conduct operations in a manner that will preserve the natural environment.
•

Where unavoidable, promptly treat pollution and contamination of the environment. In the event of an emergency or extraordinary circumstances requiring immediate action, the holder of a mineral concession shall forthwith notify the Director of Mines and shall take all immediate action in accordance with the reasonable directions of the Director of Mines.

•	Prepare and submit an Environmental Impact Assessment (EIA) report as part of the mining licence application or renewal.
•	Restore the land substantially to the condition in which it was prior to the commencement of operations during and at the end of operations.
•	Make adequate ongoing financial provision for compliance with environmental obligations as stipulated by the Act.

Any abstraction of water in Botswana is regulated through the Water Act of 1967.

PNRPL was granted a mining licence to permit the ongoing care and maintenance activities at the Selebi Mines and to conduct exploration work from both surface and underground.

3.2.2	Surface Rights

The Project is subject to two land tenure systems namely, State Land within the Township boundary and Tribal Land for the remaining portions. The two land tenure systems are administered by the Department of Lands and governed by the Ngwato Land Board, respectively. PNRPL holds a mining lease agreement granting exclusive surface rights (Grant of Lease) for 1,800 ha within the mining licence area that includes the Selebi Mines. The mining lease agreement is deemed effective January 31, 2022 and is valid for a period of 10 years, equivalent to the duration of mining licence 2022/1L. If the mining licence is renewed, then the

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Grant of Lease shall automatically be renewed for the period equivalent to the renewed mining licence, subject to the conditions prevailing during the period of renewal. The rental amount for the first term of the Grant of Lease is Botswana Pula (BWP) 90,020.47 per annum (approximately US$7,700 based on a BWP 1 = US$0.08544 exchange rate), and if renewed, the Land Board and PNRPL shall negotiate the appropriate fee for the renewed period. PNRPL also holds the surface rights to a 181 ha strip of land for rail and power service. The rental amount on the rail and power servitude is BWP 9,052 per annum (approximately US$770 per annum) for the first term of the Grant of Lease, and the Land Board and PNRPL shall negotiate the appropriate rental for any renewed period. Figure 3-2 illustrates the disposition of the surface rights.

3.3	Encumbrances

PNRPL has signed a royalty agreement and contingent compensation agreement with the Liquidator.

A 2% net smelter return (NSR) exists on the sale of concentrates (or any other economic mineral resource material produced and sold) subject to specific rights of purchase by the purchaser and the Government of Botswana:

•	A reduction to a 1% NSR for a payment of US$20 million on or before the two year anniversary date of the first shipment.
•	A general first right of purchase shared between the purchaser and the Government of Botswana.

There is also a contingent compensation agreement whereby PNRPL would pay additional compensation to the Government of Botswana if and when it discovers additional resources over and above the base case scenario of 15.9 Mt:

•	New resource discovery until the end of the seven year mine life of the base case resource of 15.9 Mt (minimum grade of 2.5% Ni eq at Decision to Mine)
o	25 Mt < new deposit > 50 Mt US$0.50 per ton
o	50 Mt < new deposit> 75 Mt US$0.20 additional per incremental ton
o	75 Mt < new deposit> 100 Mt US$0.30 additional per incremental ton
o	New deposit >100 Mt US$0.40 additional per incremental ton
•	The payment of contingent compensation shall be made from operating cash flow of the mine(s) once in operation and subject to adequate liquidity.
3.4	Royalties

In order to maintain the mining licence in good order, the holder must make annual payments on its anniversary date in accordance with Section 71 of the Act and monthly royalty payments according to Section 66 of the Act, if appropriate, in each case to the Government of Botswana. The royalties payable are percentages of the gross market value of mineral or mineral products as follows: precious stones (10%), precious metals (5%), and other minerals or mineral products (3%). The term gross market value is defined in the Act as the sale value receivable at the mine gate in an arms-length transaction without discounts, commissions, or deductions for the mineral or mineral product on disposal. No annual payments are required until the mine is in production.

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3.5	Other Significant Factors and Risks

The SLR QP is not aware of any environmental liabilities on the Selebi Mines property which was assumed by PNRPL pursuant to the Selebi Purchase Agreement. The SLR QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

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Figure 3-1:	Location Map

Selebi Mines
Angola
Zambia
Zimbabwe
Nambia
South Africa
BOTSWANA
N
Chobe
Ngamiland
Ghanzi
Central
North- east
Kweneng
Kgatleng
Kgalagadi
Ngwaketse
South-east
Okavango Delta
Makgadikgadi (salt pans)
Lake Ngami
Lake Kariba
Victoria Falls
Caprivi Strip
Katima Mulilo
Kasane
Kazungula
Livingstone
Binga
Rundu
Andara
Hwange (Wankie)
Lupane
Bulawayo
Plumtree
Gwanda
Nokaneng
Maun
Tsau
Sehithwa
Nata
Rakops
Orapa
Lethakane
Francistown
Serule
Selebi-Phikwe
Sefophe
Beitbridge
Messina
Serowe
Palapye
Mahalapye
Ghanzi
Mamuno
Kang
Tshane
Molepolole
Mochudi
Jwaneng
Khakhea
Gaborone
Kanye
Lobatse
Werda
Zeerust
Mafikeng
Tshabong
Bokspits
Pietersburg
Potgietersrus
Nylstroom
Rustenburg
Pretoria
Witbank
Middelburg
Johannesburg
Bethal
Klerksdorp
Vryburg
Kuruman
Warrenton
Upington
20°
24°
28°
0 50 100 150 200 250
Kilometres
SLR
Premium Nickel Resources Ltd.
Selebi Mines
Central District, Republic of Botswana
Location Map

Source: Map Resources, 2021.

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Figure 3-2:	Land Tenure and Surface Rights Map

27°45'E
27°50'E
27°55'E
21°55'S
22°0'S
22°5'S
22°10'S
KEY MAP
Map Area
BOTSWANA
Gaborone
0
500
Kilometres
Legend:
Nickel Deposit
Mining Lease Boundary
Township Boundary
State Land
Tribal Land
PNR surface rights lease
PNR servitude
Selebi-Phikwe
SELEBI NORTH
2022/1L
SELEBI
N
0 2 4 6 8 10
Kilometres
1101 m
1000 m
Esri, HERE, Garmin, USGS, METI/NASA, Maxar
SLR
Premium Nickel Resources Ltd.
Selebi Mines
Central District, Republic of Botswana
Land Tenure and Surface Rights Map

Source: Ngwato Land Board, Republic of Botswana, 2022.

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4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1	Accessibility

The Selebi Mines are readily accessed via paved and gravel roads from the town of Selebi-Phikwe, located just north of the mining licence. With a population of approximately 52,000, the town is accessed via a well maintained paved road that branches due east from the major A1 highway at the town of Serule, 57 km from the Project.

4.2	Climate

The Project has a semi-arid climate with temperatures that typically vary from 7°C to 37°C. The warm season lasts from September to November with an average daily temperature above 30°C, while the colder season lasts from June to the end of July with an average low temperature of 7°C and average high temperature of 24°C. The wet season occurs from November to mid March. The wettest month is typically January, with an average of 10 days with at least one millimetre of precipitation (Weatherspark.com, 2022).

No climatic risks exist that would affect the year round exploitation of the resources delineated in the future.

Figure 4-1 illustrates the average annual temperature for the Project area.

Figure 4-1:	Average Annual Temperature and Rainfall Profiles

Source: WeatherSpark.com, 2022.

Notes:

1.	The daily average high (red line) and low (blue line) temperature, with 25th to 75th and 10th to 90th percentile bands. The thin dotted lines are the corresponding average perceived temperatures.

4.3	Local Resources

The town of Selebi Phikwe is serviced by a paved road and a railway line runs from Selebi Phikwe to Serule where it joins the main line from Gaborone to Francistown. The railway line is predominately used for the freighting of materials and goods to and from Selebi Phikwe.

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Selebi Phikwe is serviced by a government run airport situated near the Project on the outskirts of town. The airport is open daily, however, it has no fueling facility onsite and no commercial flights.

Reliable landline telephone communication, using the Botswana Telecommunications Corporation (BTC) network, is available throughout most of the country. BTC, as well as other private cellular network providers, also provide reliable cellphone coverage over most of the country.

Although, Botswana is situated in a semi-arid terrain, the town of Selebi Phikwe is adequately serviced by the Water Utilities Corporation which supplies treated water to the community as well as to the Project. The Letsibogo Dam, located near Mmadinare, approximately 17 km from Selebi Phikwe, is the primary source of water for Selebi Phikwe and surrounding areas. The new Dikgatlhong Dam is approximately 40 km to the north and is also a major source of water, supplying the southern regions of Botswana, including Gaborone.

The source of water for BCL’s historical mining operation was an underground aquifer at #3 Shaft. PNRPL is currently dewatering #2 Shaft and pumping 1.0 megalitre per day to surface. This volume is sufficient to support mining operations at the Selebi Mines.

All electricity and power supply in Botswana is transmitted and managed by the Botswana Power Corporation (BPC). The Project is supplied through the National Grid, via a 220/66/11KV substation. The 220 KV substation is fed by two 220 KV overhead lines that run 7.6 km from the Phokoje substation.

4.4	Infrastructure

The purchased infrastructure at the Selebi Mines includes two mines currently on care and maintenance, namely Selebi (#2 Shaft) and Selebi North (#4 Shaft), and associated surface infrastructure.

The Selebi Mine has a vertical rock/service shaft down to the 300 m level, and a cable belt conveyor decline from the 300 m level to the 850 level. The shaft is 375 m deep, 6.1 m in diameter, concrete lined, and equipped with steel buntons at six metre intervals. The shaft contains five main compartments comprising a 70 person, single deck cage running in balance with a counterweight; two 6 tonne bottom discharge skips running in balance; and a ladderway. Stations are at 50 m vertical intervals, commencing on the 100 m level. A 1,070 mm x 760 mm jaw crusher located on the 300 m level, loading boxes are located on the 340 m level, and a spillage box is located on the 367 m level. The -18° decline currently runs from the 250 m level to the 850 m level providing access to deposits between the 300 m level and 800 m level horizons. A single drum winder at the top of the decline enables transport of personnel and material and is also used for waste rock handling from decline development. Stations are cut at 50 m vertical intervals, with a crusher station on the 850 m level and a cable belt loading facility on the 875 m level. A tertiary sub inclined shaft equipped with twin rails extends from the 850 m level to the 1,050 m level. This shaft provides access to the levels below the 850 m level. A 4.8 m diameter, concrete lined, ventilation shaft is located approximately 1,000 m north of the rock/service shaft.

The Selebi North Mine is serviced by a 3.5 m diameter shaft down to the 745 m level and a twin 7° decline trucking ramp that is currently down to the 900 m level. The shaft is equipped with a Koepe hoist with a two cage/six tonne skip. The cage has a four person capacity. The shaft limitation suggests that it was primarily used for ore skipping, and that material and personnel were mainly transported via the ramp.

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The Selebi Mines are powered by two overhead lines. The first power line originates from the 11 kilovolt (KV) station at the Phikwe processing plant and follows the railway track. The second power line is supplied by the BPC at 66 KV. Both power sources go through a booster station to regulate the voltage before supplying the Selebi Mines. The booster station works with two 11 kV transformers.

4.5	Physiography

The topography of the Project area is generally flat and typical of the basement system of Botswana. The Project lies at an altitude between 780 MASL and 980 MASL with a gentle gradient from southwest to northeast. A number of hills, ridges, kopjes, and inselbergs of granitoid rocks are found within the mining licence and surrounding areas with the most prominent hill being Selebi Hill located at the southwest corner of the township boundary.

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5.0	History
5.1	Prior Ownership

Discussions between the Roan Selection Trust and the Bamangwato tribal chiefs, initiated in 1956, culminated in the signing of an agreement in 1959 that formed Bamangwato Concessions Limited (Bamangwato), allowing for the exploration and exploitation of the nickel and copper deposits in the Project area (Lungu, 2016).

In 1967, the Government of Botswana issued to Bamangwato mining lease 13-NQ (State Grant 4/72), covering an area of 27,310.43 ha. This mining lease was granted in regard to copper and nickel ores and associated minerals contained in these mined ores for a renewable period of 25 years.

In 1977, Bamangwato changed its name to BCL. BCL and predecessor Bamangwato operated the combined Selebi-Phikwe Project from 1970 until its closure in 2016. Ore was mined from an open pit at Phikwe, as well as four distinct underground production areas, namely Phikwe (1 Shaft, Phikwe Central, and Phikwe South), Southeast Extension, Selebi North, and Selebi. In October 2016, BCL was placed into provisional liquidation and all of its operations were placed on care and maintenance.

PNRC submitted an indicative offer to the Liquidator in June 2020 for the purchase of select assets owned by BCL. On March 24, 2021, PNRC signed an exclusivity Memorandum of Understanding (MOU) with the Liquidator that would govern a six month exclusivity period to complete additional due diligence and related purchase agreements on the Botswana Ni-Cu-Co assets formerly operated by BCL.

The Project was acquired by Premium Nickel Resources Corp. (PNRC), a private corporation formed under the laws of the Province of Ontario, on January 31, 2022 through its wholly-owned indirect subsidiary, PNRPL.

On September 28, 2021, PNRC announced that it had executed the Selebi Purchase Agreement with the Liquidator to acquire the Selebi Mines including the related infrastructure and equipment formerly operated by BCL. The acquisition closed on January 31, 2022, transferring the Selebi Mines and the new Selebi mining licence 2022/1L to PNRPL.

On April 26, 2022, PNRC and NAN announced that they had executed the Amalgamation Agreement which provided the terms and conditions upon which PNRL would complete a “go-public” transaction by way of a reverse take-over of NAN under the policies of the TSXV. The Amalgamation Agreement provides for, among other things, a three-cornered amalgamation pursuant to which (i) Subco will amalgamate with PNR under Section 174 of the Business Corporation Act (Ontario) to form one corporation, (ii) the securityholders of PNRL will receive securities of the Resulting Issuer in exchange for their securities of PNRL at an exchange ratio of 5.27 Resulting Issuer common shares for each outstanding share of PNRL (subject to adjustments in accordance with the Amalgamation Agreement), and (iii) the transactions will result in a RTO of NAN in accordance with the policies of the Exchange, all in the manner contemplated by, and pursuant to, the terms and conditions of the Amalgamation Agreement.

The current mining licence 2022/1L is smaller than the previous licence 4/72 and includes the Selebi Mines and their surrounding areas only. The Selebi Mines were originally covered under mining licence 4/72 which also included the Phikwe mines and associated infrastructure, including the concentrator and smelter plants used to process ore from both Selebi and Phikwe mines.

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5.2	Exploration and Development History

Information in this section describes work completed over the Selebi-Phikwe project and is mostly summarized from Lungu (2016). Information relevant to Phikwe has been retained as it is sometimes difficult to summarize regional exploration work completed concurrently for the Selebi and Phikwe prospects to represent results for Selebi only. Where possible, SLR has noted for which area work is relevant.

5.2.1	Early Exploration (1959 to 1990)

Exploration in the Project area was initiated in 1959 by Bamangwato.

The anomalous copper and nickel occurrences in the Selebi Phikwe area were all discovered through geochemical soil surveys (Gordon, 1973). This geochemical soil sampling was conducted in stages from reconnaissance to close interval sampling on identified targets. The 1.6 km long Ni-Cu geochemical anomaly at Selebi was defined in March/April 1963 and Selebi became a mineral occurrence in May/June 1963. Mineralization outcropped as gossans at the three main target areas of Selebi, Selebi North, and Phikwe. Trenching and mapping were undertaken to determine the lateral extent and geology of the mineralization and associated lithologies. To test for sulphide mineralization at depth, wagon and diamond drilling was conducted on the most favourable targets. Magnetic surveying to define sub-cropping mineralization was also undertaken.

This early stage of exploration is not well documented.

5.2.1.1	Soil Geochemistry

Reconnaissance geochemical traverses were planned from aerial photography. These traverses were planned such that they intersected major fold closures. At the reconnaissance stage, soil samples were collected at 61 m intervals along traverses that had a maximum separation of 16 km (Gordon, 1973). The reconnaissance sampling identified a number of geochemical anomalies. Regular closer spaced follow-up sampling was then conducted with samples collected at 30.4 m intervals on traverses 914 m apart. The distance between traverses was further narrowed down to 304 m in geochemically, geologically, and structurally anomalous areas. The samples were analyzed using standard rapid colorimetric methods. The geochemistry was very successful in delineating significant mineralization within the Project area. Figure 5-1 illustrates the spatial distribution of the geochemical anomalies in the vicinity of the Project. Enlarged inserts of the three principal anomalies of Phikwe, Selebi North, and Selebi are also presented.

5.2.1.2	Geological Mapping

The discovery of the Selebi and Phikwe deposits in 1963 and 1967, respectively, triggered scientific research work undertaken by groups and individuals in the vicinity of Selebi Phikwe, encompassing the Project area. From 1964 to 1975, the Botswana Geological Survey conducted geological mapping and produced geological maps of the rock units and regional structures at a scale of 1:1,000,000 and 1:125,000. This mapping was completed concurrently with scholarly work by Gordon in 1973, Wakefield in 1974, and Gallon in 1986. These scholars were focused on deciphering the structural occurrence and tectonic sequences of the amphibolites hosting the Selebi and Phikwe deposits.

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Figure 5-1:	Spatial Distribution of Geochemical Anomalies

0 2 4 6 8 10
Kilometres
N
A
B
C
Selebi Anomaly
North Selebi Anomaly
Phikwe Anomaly
0 500 1,000
Metres
SLR
Legend:
Mine lease boundary
>200 ppm
141 - 200 ppm
100 - 140 ppm
86 - 100 ppm
60 - 85 ppm
Source: Lungu, 2016.
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Spatial Distribution of Geochemical Anomalies

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5.2.1.3	Diamond Drilling

Drilling was first conducted in 1964 prior to close-spaced geochemical sampling. After completion of eight shallow wagon drill holes, drilling was suspended due to poor results (Gordon, 1973), however, three of the holes indicated possible enrichment with depth. In 1965, drilling resumed and confirmed the improvement of sulphide mineralization grades with depth.

Close spaced geochemical surveys conducted as follow-up work produced copper and nickel anomalies at Phikwe and Selebi and drilling was shifted to these areas. Drilling at these targets continued until 1971 with the subsequent opening of the Phikwe open pit. At the end of this drilling campaign, 124 holes totalling 34,206 m and 73 holes totalling 19,294 m were completed at Phikwe and Selebi, respectively (Gordon, 1973).

Further surface exploration drilling continued at Selebi between 1980 and 1994 to confirm the down-dip and northerly continuation of the mineralization.

5.2.2	Late Exploration (2004 to 2012)

Since 2004, several exploration methods have been employed to generate targets for further examination.

A desktop study employing satellite image interpretation coupled with field mapping was completed by Peter Williams of SRK Consulting Ltd. (SRK) (Williams, 2005) over the Selebi Phikwe project area. The study generated 23 independent prospects, ten of which were located on the current Project claim area, and Williams recommended specific follow up work including mapping, geochemical surveys, and ground electromagnetic (EM) surveys. Follow up work was commissioned and completed by several contractors from 2005 to 2008 and the most prospective areas following this work were drill tested. Surface drilling was also completed to test for down-dip extensions of the existing known deposits (described in Section 10).

5.2.2.1	Ground Electromagnetic Surveying

In June 2005, Lamontagne Geophysics Limited of Canada was commissioned to complete a UTEM/BHUTEM-3 survey within the Project area, centred on Universal Transverse Mercator (UTM) coordinate location 580500 E / 7558000 N. The survey was carried out to locate conductors in the immediate grid areas with the intention of outlining targets for future work. A total of 21 km of UTEM data was collected using one transmitter loop with the receiver operating in 10 channel mode at a transmitter frequency of 3.251Hz. All lines were surveyed measuring the vertical component. Readings were initially taken at 25 m intervals along 100 m spaced lines, however, the station spacing was later increased to 50 m.

In 2011, Spectral Geophysics of Botswana was contracted by MSA on behalf of BCL to complete a surface EM survey over an untested versatile time domain electromagnetic (VTEM) anomaly located 1.5 km west of Selebi Mine, centred on UTM coordinate location 581058 E / 7559488 N. The survey utilized the Zonge GGT10 transmitter and GDP32II receiver with an EMIT three component fluxgate senor. A total of five kilometres of three component data was collected at a frequency of four hertz at a station spacing of 25 m on lines spaced at 150 m intervals.

5.2.2.2	Airborne Magnetic and VTEM Survey

From November to December 2006, Geotech Airborne Limited (Geotech) of South Africa completed a low level, high resolution magnetic and electromagnetic survey over the Project area (Figure 5-2).

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The survey was flown in a N98°E direction at nominal traverse line spacing of 100 m for the main grids and 500 m over the additional central block over the town of Selebi Phikwe. Tie lines were flown perpendicular to traverse lines at a nominal tie line spacing of 1,000 m. The helicopter maintained a mean terrain clearance of 95 m which translated into an average height of 45 m above ground for the bird-mounted VTEM system and 82.5 m above ground for the magnetic sensor. SLR notes that this is higher than the nominal clearances due to many man-made structures in the area.

Data compilation and processing were carried out by Geotech personnel using Geosoft OASIS Montaj software and programs proprietary to Geotech. Digital databases, grids, and maps were presented to BCL.

5.2.2.3	Direct Current Induced Polarization (DCIP)/Magnetotellurics (MT) Survey

In 2008, Quantec Geosciences Limited of Canada (Quantec) completed a Titan-24 ground geophysical survey over the Project area. The system is designed to collect two separate geophysical parameters, DCIP (resistivity and chargeability) and MT.

This survey was undertaken with the objective of defining conductive and chargeable geophysical features within the Project area. These features are indicative of possible Ni-Cu mineralization and hence provide a guide to focused drilling. The survey lines were spaced 250 m apart and were two kilometres to four kilometres long.

The data acquired was modelled and interpreted by Quantec, resulting in 208 targets identified for possible follow-up exploration.

Several two metre deep trenches, 600 m long and spaced 250 m apart, were dug over some of the targets. These were profiled and sampled, however, did not yield any significant host intersections or grade anomalies.

Figure 5-3 illustrates the plan of resistivity at a depth of 700 m.

5.2.2.4	Borehole Electromagnetic Surveys

Borehole electromagnetic (BHEM) surveys were completed by AEGIS Instruments (Pty) Limited (AEGIS) between April 2009 and March 2010. These surveys were designed to characterize the size and orientation of conductive mineralization intersected in drill core and search for off-hole conductors that could represent Ni-Cu mineralization. A total of 21 drill holes were surveyed in the Selebi Project area utilizing the Geonics PROTEM digital receiver, TEM67 transmitter and MAG43-3D fluxgate probe. Surveys operated at a frequency of 6.25 Hz.

A review of the data completed by the Project Team in 2019 identified high quality off-hole anomalies in drill hole sd140, located down plunge of the Selebi Mine, and in drill hole sdn137, located near the eastern edge of Selebi North Mine. There is no indication that these targets were drill tested by the previous operator.

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Figure 5-2:	Interpreted VTEM Map of the North Sector

27°46'E
27°48'E
27°50'E
27°52'E
27°54'E
27°56'E
580000
585000
590000
595000
7580000
7575000
7570000
21°52'S
21°54'S
21°56'S
21°58'S
22°0'S
N
0 1 2 3 4 5
Kilometres
(Arc1950, UTMZ35S)
Magnetic field (nT)
Survey Specifications:
Dates Flown: Nov. 23 to Dec. 16, 2006
Survey Base: Syringa Lodge, Selebi Pikwe
Aircraft: AS 350-B3 helicopter, Registration ZS-OSO
Nominal Flight Line Spacing: 100 metres
Nominal Flight Line Directions: N 98° E / N 82° W
Nominal Tie Line Spacing: 1000 metres
Nominal Tie Line Directions: N 18° E / N 162° W
Nominal helicopter terrain clearance 80 metres
EM Loop is 50 metres under helicopter
Magnetic sensor is 13.5 metres under helicopter
Instruments:
Geotech Time Domain Electromagnetic System (VTEM) with concentric Rx/Tx geometry
Transmitter Loop Diameter 26 m, Base Frequency 25 Hz
Dipole Moment: 380,145 NIA
Transmitter Wave Form: Trapezoid, Pulse Width 7.5 ms
Geometrics Optically-pumped, High Sensitivity Cesium Magnetometer
Magnetometer Resolution 0.02 nT at 10 samples/sec
SLR
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Interpreted VTEM Map of the North Sector

Source: Geotech, 2006.

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Figure 5-3:	Interpreted Titan 24 Survey Resistivity at 700 m Depth

Resistivity (Ohm-m)
75857.8
57544.0
43651.6
33113.1
25118.9
19054.6
14454.4
10964.8
8317.6
6309.6
4786.3
3630.8
2754.2
2089.3
1584.9
1202.3
912.0
691.8
524.8
398.1
302.0
229.1
173.8
131.8
578000
580000
582000
584000
586000
7566000
7564000
7562000
7560000
7558000
7556000
N
0 500 1000 1500 2000 2500
Metres
(Arc1950 / UTM Z35S)
SLR
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Interpreted Titan 24 Survey
Resistivity at 700 m Depth
Source: Quantec Geoscience, 2008.

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5.2.2.5	Surface Diamond Drilling

Diamond drilling was undertaken within the Project area from 2007 to 2012. A two tier approach was adopted targeting on-mine/brownfields and exploration targets. On-mine drilling was undertaken with the objective of defining down dip and strike extensions of existing operations while exploration work targeted areas outside the mining infrastructure to test geochemical, geophysical, and geological targets in order to delineate stand-alone deposits.

A more detailed description of the diamond drilling on the Project can be found in Section 7.5 of this TRS. As of the effective date of this TRS, PNRPL had not sourced a complete database of regional exploration drilling over the Selebi Mines property.

5.3	Historical Resource Estimates

At the time of liquidation, Mineral Resources prepared in accordance with the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code) within the Selebi Mines property boundary were reported as in-situ and depleted for mining as of September 30, 2016 (Lungu, 2017). Table 5-1 replicates the portion of those historical Mineral Resources relevant for the Project. This estimate is considered to be historical in nature and should not be relied upon. The QP has not completed sufficient work to classify the historical estimate as a current Mineral Resource and PNRL is not treating the historical estimates as current Mineral Resources.

Table 5-1:	Historical Mineral Resources as of September 30, 2016
Class/Deposit	Tonnes (Mt)	Grade		Contained Metal
		% Ni	% Cu	(000 t Ni)	(000 t Cu)
Measured
Selebi	0.37	1.01	2.19	3.69	8.01
Selebi North	0.71	1.24	1.03	8.83	7.34
Total Measured	1.08	1.16	1.42	12.53	15.34
Indicated
Selebi	6.82	1.05	2.29	71.65	156.27
Selebi Central	8.79	0.64	0.78	56.28	68.59
Selebi North	1.14	1.27	1.13	14.46	12.86
Total Indicated	16.76	0.85	1.42	142.39	237.73
Measured and Indicated
Selebi	7.19	1.05	2.28	75.35	164.28
Selebi Central	8.79	0.64	0.78	56.28	68.59
Selebi North	1.85	1.26	1.09	23.29	20.20
Total M&I	17.83	0.87	1.42	154.92	253.07
Inferred
Selebi	4.09	0.86	1.21	35.18	49.49
Selebi Central	8.46	0.57	0.74	48.21	62.59

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Class/Deposit	Tonnes	Grade		Contained Metal
	(Mt)	% Ni	% Cu	(000 t Ni)	(000 t Cu)
Selebi North	2.79	0.93	0.87	25.97	24.30
Total Inferred	15.34	0.71	0.89	109.36	136.38

Notes:

1.	Mineral Resources are in-situ and depleted for mining as at September 30, 2016.
2.	Mineral Resources are exclusive of pillars left in mined out areas and are corrected for geological losses.
3.	Mineral Resources are inclusive of Mineral Reserves.
4.	Estimated grades and tonnages have been verified both visually and statistically and are considered reasonably representative of the data informing the estimation.
5.	Mineral Resource models were estimated at a cut-off grade of 0.4% NiEq within a lithology constrained model.
6.	NiEq is calculated using the equation NiEq = %Ni + (Cu price/Ni price)*%Cu.
7.	Nickel and copper prices used are US$8.00/lb Ni and US$3.00/lb Cu, respectively.
8.	Selebi Mineral Resources are exclusive of the Lower Ore Body (LOB) due to uncertainty in interpretation resulting from very low exposure of the zone.
9.	Geological losses are based on estimated losses due to pinch outs, and geotechnical and structural features.
10.	Numbers may not add due to rounding.

5.4	Past Production

Construction of the Phikwe processing plant began in 1970 concurrently with the sinking of the Phikwe No. 1, Phikwe No.2, and Selebi shafts. In 1972, development work at Selebi was suspended in favour of open pit mining at Phikwe. The concentrator began operations in 1973 at a rate of 6,000 tpd, and the capacity was increased to 10,000 tpd over time. In 1980, the Phikwe open pit was exhausted and the underground operations at Selebi were phased in. Production at all operations ceased in October 2016 when BCL was placed in liquidation.

Table 5-2 summarizes the historical mineral production from the Selebi Mines from 1981 to 2016 based on information supplied by BCL and includes production figures for 1980 from the US Department of the Interior (Morgan, 1982).

Table 5-2:	Historical Production
Year	Selebi			Selebi North
	Tonnes (t)	Grade		Tonnes (t)	Grade
		(% Ni)	(% Cu)		(% Ni)	(% Cu)
2016[1]	351,746	0.48	1.01	320,793	0.76	0.73
2015	500,403	0.49	0.99	512,442	0.81	0.68
2014	507,993	0.47	0.87	560,504	0.74	0.67
2013	483,314	0.48	0.74	588,247	0.71	0.64
2012	471,744	0.50	0.74	530,687	0.70	0.57
2011	531,848	0.51	0.78	562,518	0.79	0.69
2010	572,033	0.45	0.77	414,427	0.72	0.57
2009	581,517	0.46	0.75	400,334	0.70	0.68

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Year	Selebi			Selebi North
	Tonnes (t)	Grade		Tonnes (t)	Grade
		(% Ni)	(% Cu)		(% Ni)	(% Cu)
2008	564,911	0.50	0.93	422,131	0.83	0.75
2007	585,495	0.55	0.97	500,109	0.88	0.80
2006	594,319	0.55	0.94	514,881	0.84	0.78
2005	648,124	0.60	0.99	632,671	0.83	0.73
2004	568,088	0.58	1.03	556,944	0.91	0.71
2003	610,808	0.65	1.20	625,382	0.90	0.76
2002	685,309	0.59	0.96	664,058	0.80	0.70
2001	757,580	0.61	1.01	638,712	0.69	0.62
2000	782,006	0.66	1.07	627,179	0.64	0.59
1999	830,430	0.62	1.11	616,476	0.66	0.62
1998	857,342	0.60	1.16	659,002	0.65	0.64
1997	887,383	0.58	0.97	587,470	0.67	0.62
1996	900,977	0.64	1.16	570,171	0.67	0.58
1995	814,195	0.68	1.00	482,027	0.72	0.65
1994	909,123	0.64	1.10	503,769	0.70	0.65
1993	914,560	0.66	0.96	543,484	0.68	0.63
1992	899,231	0.67	0.93	466,987	0.63	0.54
1991	825,389	0.61	0.96	325,986	0.61	0.53
1990	834,823	0.68	1.01	108,085	0.67	0.79
1989	806,936	0.64	1.06	-	-	-
1988	815,561	0.63	1.16	-	-	-
1987	827,068	0.64	1.30	-	-	-
1986	743,540	0.61	1.29	-	-	-
1985	758,949	0.59	1.28	-	-	-
1984	922,067	0.51	1.19	-	-	-
1983	940,302	0.49	1.14	-	-	-
1982	899,585	0.56	1.05	-	-	-
1981	826,683	0.52	0.91	-	-	-
1980	590,000	0.46	0.94	-	-	-
Total	26,601,382	0.58	1.03	13,935,474	0.74	0.66

Notes:

1.	January 1, 2016 to September 30, 2016

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6.0	Geological Setting, Mineralization, and Deposit
6.1	Regional Geology

The eastern portion of Botswana forms part of the Limpopo Mobile Belt (LMB) which represents a deep crustal section through an orogenic province between the Kaapvaal and Zimbabwe cratons (Carney et al., 1994). Each of these terranes is comprised of granitoids and supra-crustal rocks. The LMB consists of volcano-sedimentary sequences and granitoid rocks which have undergone strong deformation and granulite facies metamorphism and cratonic rocks which have undergone low grade metamorphism (Carney et al., 1994). The LMB extends as a broad zone of tectonically deformed and metamorphosed rocks for approximately 900 km, between the stable Zimbabwe and Kaapvaal cratons. Recent geochronological studies indicate the age of major periods of folding and metamorphism are between 2.0 Ga to 2.69 Ga (Kampunzu et al., 2000).

The LMB is divided into three structural zones: two linear zones trending parallel to the belt, the northern and southern marginal zones, and the complex folded central zone (CZ) (Carney et al., 1994). The Project area described in this TRS lies in the northern portion of the CZ, just south of an east-northeast trending shear zone marked by the Letlhakane fault, at the boundary between the north marginal and central zones. The CZ region is characterized by complex structural fold patterns accompanied by regional and cataclastic metamorphism, with grades ranging from amphibolite to granulite facies and cataclastic tectonites (Carney et al., 1994).

The marginal zones are characterized by predominately metamorphosed igneous rocks whereas the CZ contains a significant amount of metasedimentary rocks (paragneisses, metapelites, quartzites, and marbles) coexisting with a variety of deformed and metamorphosed igneous rocks (Kampunzu et al., 2000). Treloar et al. (1992) suggested that the CZ is an exotic block inserted between the marginal zones during Himalayan type tectonics (Kampunzu et al., 2000). De Wit et al. (1992) considered the CZ to represent a pop-up structure formed during the Neoarchaean convergence between the Kaapvaal and Zimbabwe cratons. Roering et al. (1992), modelled the pop-up geometry as post-collisional (Kampunzu et al., 2000). Uranium-lead (U-Pb) zircon ages of gneiss granitoids from the CZ predominately range from 2,734 Ma ± 4 Ma to 2,637 Ma ±3 Ma (Kampunzu et al., 2000). Brandl (1983) suggested that the supracrustal metasedimentary rocks exposed in the CZ represent a continental platform sequence, whereas Fripp (1983) considered it to be an arc-related sedimentary package (Kampunzu et al., 2000). Geochemical studies of granitoid gneiss and metamorphosed mafic igneous rocks from the CZ led Boryta and Condie, (1990) to suggest their emplacement in an arc setting.

Figure 6-1 illustrates the regional geological context.

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Figure 6-1:	Regional Geology

27° E
29° E
31° E
Zimbabwe Craton
Vumba Belt
Tati Belt
Francistown
Selebi Mines
Zimbabwe
Botswana
South Africa
Kaapvaal Craton
N
0 50 100 150 200 250
Kilometres
Zimbabwe craton
Kaapvaal craton
N
500 km
Legend:
Limpopo Central Zone
Phikwe Complex
Limpopo Northern & Southern Marginal Zone
Kaapv / Zimb Cratons
Francistown Arc Complex
Bulawayan Greenstone belts
Phanerozoic cover
Thrust zone
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Source: Maier, 2008.

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6.2	Local Geology

The Project occurs in highly deformed and metamorphosed Archean gneisses near the north margin of the CZ of the LMB. The ores and host rocks have experienced all the phases of deformation that have affected the enclosing gneisses (Brown, 1987). According to Brown (1987), a distinction has been made between extensive tracts of photogeologically homogeneous granitic gneisses and varied well-banded supracrustal assemblages of hornblende gneisses and amphibolites, quartzo-feldspathic grey gneisses, anorthositic and gabbroic gneisses, and minor metasediments (quartzites, marbles, and banded iron formations), characterized by abundant photogeological trend-lines. The supracrustal assemblage contains Ni-Cu sulphide deposits. According to Hoffmann (2002), the deposits occur as conformable stratabound ore bodies associated with an amphibolite host within a sequence of gneisses at a similar stratigraphic position.

The Phikwe Complex is located within the CZ of the LMB, consisting predominately of Archean hornblende bearing tonalitic and trondhjemitic gneisses. The Phikwe Complex also contains the Selebi-Phikwe belt of mafic–ultramafic intrusions hosted by medium to coarse grained, massive to weakly foliated, granoblastic to porphyroblastic granite gneiss and a variety of banded supracrustal gneisses comprising hornblende-gneiss, quartzo-feldspathic gneiss, and anorthositic gneiss. The protoliths to the hornblende gneisses are believed to be volcanics and shallow intrusions of tholeiitic basaltic and titanium rich ferrobasaltic composition, whereas the protoliths to the quartzo-feldspathic gneisses may have been calcalkaline volcano-sedimentary rocks (Brown, 1987). Subordinate amounts of pelitic schists, marbles, impure quartzites, and ironstones are also observed. Most of the aforementioned rocks are very sulphide poor (<200 ppm sulphur (S)) (Maier et al., 2008). A map of the local geology is presented in Figure 6-2.

A few age determinations constrain relationships in the Selebi-Phikwe area. Samples of the granite gneisses have been dated at 2.6 Ga to 2.65 Ga (U-Pb SHRIMP method; McCourt et al. 2004). According to Wright (1977) and Brown (1987), the granite gneisses have intrusive relationships with the supracrustal rocks, implying that the latter are older than 2.6 Ga. The absolute and relative ages of the mafic–ultramafic intrusions remain unclear, as lithological contacts are mostly tectonic, however, it is clear that that they are older than 2.0 Ga.

Figure 6-3 illustrates the generalized stratigraphic column of the Phikwe Complex.

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Figure 6-2:	Local Geology

Source:Department of Geological Survey, 2015.
N
0 25 50 75 100 125
Kilometres
TUTUME
FRANCISTOWN
TONOTA
ORAPA
Selebi Mines
SEROWE
PALAPYE
MAHALAPYE
GABORONE
SLR
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20°S
21°S
22°S
23°S
24°S
25°S
25°E
26°E
27°E
28°E
29°E
Legend:
Amphibolite
Arkosic sandstone and quartzite
Assorted glacial deposits
Banded, quartzofeldspathic gneiss
Basal quartzite (Black Reef Quartzite)
Diorite
Dolerite sheet and stock
Dolomitic limestone, ironstone and chert
Flood basalt
Gabbro
Gneissic granite
Granite
Homogeneous felsite
Interbedded coal, siltstone and mudstone
Interbedded reddish quartzite
Interbedded reddish quartzite, shale
Ironstone
Meta-anorthositic rock
Meta-felsic volcanic rock
Meta-gabbro
Meta-ultramafic rock
Metadolerite sheet
Migmatite
Norite
Orange, red or white sandstone
Pale grey, non-carbonaceous siltstone
Porphyritic, locally gneissic granite
Reddish arkosic sandstone, quartzite
Reddish sandstone
Reddish sandstone and conglomerate
Reddish sandstone, quartzite and siltstone
Reddish siliciclastic sedimentary rocks
Reddish siltstone with thin mudstone and shale
Reddish, locally manganiferous sandstone
Reddish-purple to pink, weakly calcareous shale
Rhyolitic volcanics, breccio-conglomerate
Sandstone
Shale, siltstone and limestone
Syenite
Undifferentiated Ultrabasic
Undifferentiated metavolcanic rock
Undifferentiated metasedimentary rock
Undifferentiated migmatite
Unexposed metamorphosed rocks
Varicoloured, micaceous siltstone and shale
Dolerite dyke
Fault
Town / village
Road

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Figure 6-3:	Generalized Stratigraphic Column

Qtz-plag-bio gneiss
Anorthosite gneiss
Interlayered hbl-gneiss with fld-bio gneiss
Qtz-plag-bio-gneiss
Host Amphibolite
Hbl-fld-bio gneiss (and minor qtz-bio gneiss)
Massive Sulphide
Amphibolite
Schistose Amphibolite
Source: Modified after BCL Ltd, (2015)

6.3	Property Geology

A schematic geological map of the Selebi-Phikwe area and a north-south section across the Selebi Phikwe nickel belt (along dense stippled line) is presented in Figure 6-4.

A structural and geological map was developed by Williams (2005) and is the most recent geological and structural map of the Project area (Figure 6-5). The map was developed using a combination of detailed mapping, GIS interpretation of remotely sensed images, integration of existing stratigraphic drill core, and geochemical datasets (Dirks, 2005). Within the Project area, all mineralized zones lie within the Selebi Synformal Basin.

The Selebi and Selebi North deposits form part of the Selebi-Phikwe belt of intrusions that also contain the Phikwe, Dikoloti, Lentswe, and Phokoje deposits. In all of these deposits, the sulphide mineralization is predominately associated with boudinaged lenses and layers of fine to medium grained amphibolite interlayered with various types of gneisses (Gordon (1973), Wakefield (1976), Key (1976), Gallon (1986) and Brown (1987)). The ore bearing intrusions are generally relatively thin (e.g., on average 11 m in the Phikwe area), however, this may largely be the result of intense folding and shearing (Lear, 1979). The amphibolites predominately consist of hornblende, feldspar, gedrite, and mica. Minor metamorphic orthopyroxene and olivine also occur. Based on whole rock compositional data and Cross, Iddings, Pirsson, and Washington (CIPW) norms of a large number of samples, Brown (1987) estimated that the parental magmas to the intrusions were tholeiitic basalts (with approximately 8 wt% MgO) that crystallized variable proportions of olivine, pyroxene, and plagioclase (Maier et al., 2008).

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Figure 6-4:	Schematic Map and Cross Section of the Selebi-Phikwe Area

Plan Map

Phikwe
Phokoje
Selebi
North
Dikoloti
Selebi
Lentswe
0 1 2 3
Kilometres
Legend:
Undifferentiated para- and orthogneiss
Anorthositic gneiss
Granite gneiss
Ultramafic rocks & ores
Cross section line

Cross Section

SW
Selebi
Selebi
North
Phikwe
NE
0 1 2 3 4 5
Kilometres

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Source: Maier et al, 2008.

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Figure 6-5:	Property Geology

Lithologies
Dyke
Cghg: Fractures granite gneiss, possible intrusion
Cghng: Felsic gneiss
Cghnm: Mafic gneiss
Cgig: Probable granitic gneiss
Cglg: Granitic gneiss, kopjes common
Cglng: Felsic gneiss
Cgmg: Fractures granite gneiss, possible intrusion
Egha: Magnetic rim to intrusion
Eghm: Probable mafic horizon
Egilp: Felsic gneiss, thin mafic component
Egim: Mafic schist dome
Egla: Anorthositic gneiss
Eglg: Granitic-intermediate gneiss
Eglm: Banded felsic and mafic gneiss
Eglmn: Banded felsic and mafic gneiss
Eglp: Probable intrusion
Egma: Probably intrusion
Egmg: Intermediate gneiss
Egmm: Mafic-felsic gneiss
Egmsg: Intermediate granite gneiss
PE3: Felsic gnesiss, thin mafic component
Phhlm: Possible ultramafics
Phhm: Mafic gneiss?
Phhmu: Ultramafic gneiss
Phim: Thin mafic gneiss band, host horizon at Phikwe
Phinm: Intermediate gneiss
Phism: Granite gneiss
Phlg: Granite gneiss band
Phllg: Granite gneiss
Phlp: Granitic gneiss, margin of domains
Phmg: Gneiss, granitic
Sehm: Mafic gneiss
Seing: Felsic granitic gneiss
Seip: Felsic granite gneiss
Sela: Anorthosite (gneiss?)
Selg: Homogeneous granite gneiss
Selnm: Mafic gneiss
Selp: homogeneous granite gneiss
Sep: Possible intrusion
TSSZ: Tuli-Sabi Shear Zone
Wglg: Granitic gneiss, kopjes common
Wglng: Felsic gneiss
7580000m N
585000m E
590000m E
595000m E
7575000m N
Phikwe
580000m E
7570000m N
Selebi North
7560000m N
Selebi
580000m E
Fold axes
Antiform
Synform
Unknown
Faults
Fault - unspecified
Lethlakane Fault
Thrust
Dykes
High polarity
Low polarity
Unspecified
Geological trends
High magnetic contact
Trend
Property
Mining lease boundary
N
0 2 4 6 8 10
Kilometres
SLR
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Central District, Republic of Botswana
Property Geology
Source: Williams, 2005.

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6.4	Mineralization

The following is modified from Lungu (2016).

The Ni-Cu mineralization in the Selebi North and Selebi deposits is hosted by hornblende rich amphibolites with varying amounts of plagioclase (labradorite to bytownite), gedrite, phlogopite, biotite, garnet, and sulphides (Gordon (1973) and Brown (1987)). Spinel, olivine, and orthopyroxene have been reported (Brown, 1987). The principal sulphide minerals are pyrrhotite, chalcopyrite, and pentlandite which occur in massive, semi-massive, and disseminated form. Pyrite occurs as localized overgrowth. Magnetite occurs as rounded inclusions in massive sulphides and as later overgrowths.

The mafic, hornblende rich mineralogy of the Selebi-Phikwe host rocks, their association with Ni-Cu mineralization, and their geochemistry has been used to infer an igneous protolith of troctolitic-noritic gabbros locally associated with ortho-pyroxenite (Brown, 1987). Trace element geochemistry suggests a tholeiitic protolith, and the wide ranging and locally high chromium content is indicative of a cumulate intrusive rather than extrusive origin. Geochemical modelling suggests that the parent intrusive body of the Selebi-Phikwe deposits was a mixture of cumulus phases (plagioclase, olivine, pyroxene, and chromite), intercumulus liquid, and an immiscible sulphide liquid (Brown, 1987).

All of the mined ore bodies over the Project area are observed within, or at the hanging wall contact of the hosting amphibolite with gneisses. The gneisses forming the country rock of the Selebi-Phikwe deposits can be divided into two main groups. The first group is a suite of well-banded hornblende gneiss, grey quartzo-feldspathic gneiss, with anorthosite, minor magnetite quartzite, and marble, and the second group is composed of granitic gneisses.

6.4.1	Selebi

The Selebi deposit is an amphibolite-massive sulphide sill one metre to 25 m thick and 2,000 m long. Within the deposit three distinct interconnected, mineralized horizons were mined: the LOB, the Upper B (UB) ore body, and the Upper A (UA) ore body. The LOB is the eastern limb of an F1 age isoclinal fold, whereas the UB ore body forms the larger western fold limb. Four hundred and fifty metres up dip from the fold hinge, the UB ore body splits creating the UA ore body, which continues 150 m before pinching out. From the UA-UB split, the UB sulphide horizon continues, much thinner, for an additional 450 m, eventually changing into a barren amphibolitic schist two metres to three metres thick. All ore horizons, massive sulphide, or amphibolite are conformable to the gneissic foliation. The contacts of the host amphibolite with the surrounding grey gneiss are conformable but typically sheared, with the development of abundant mica locally in the host amphibolite and coarse cataclastic textures in the grey gneiss (Brown, 1987).

The Selebi deposit can be divided into two distinct areas. The southern half of the Selebi deposit is characterized by thick amphibolite while the north fringe area is composed of multiple sulphide horizons rarely thicker than three metres. The major structural features in the north fringe area are drag folds and a pinch and swell habit within the sulphide horizon. Hanging wall drag folding has formed the UA ore body ore as well as several minor splits north of the UA body (Figure 6-6).

The major structural feature in the Selebi deposit is the F1 isoclinal fold which marks the southern limit of mineralization and links the UB to the LOB. With a hinge line plunging 20° on a N10°E bearing, the Selebi fold is synformal, however, due to the anorthosite horizon, it lies on the footwall of the Selebi mineralization. Gordon (1973) considered the fold to be an overturned anticline. Gordon went on to illustrate the deposit as a drag fold on the flank of the Selebi

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structural basin. Isoclinal folding at Selebi strongly influenced the deposition of remobilized sulphides, since the thickest concentration of massive sulphide and the highest metal grades are both encountered along the nose of this major fold.

The host rock consists largely of hornblende rich amphibolites with varying amounts of plagioclase, gedrite, phlogopite mica, biotite mica, garnet, and sulphides. Magnetite is commonly associated with the sulphides. Also present in the amphibolite, though rarer, are green spinel, olivine, and orthopyroxene. The sulphide minerals occur as massive sulphides (70% to 100% sulphides), through semi-massive sulphides with increasing volumes of silicate minerals, to disseminated/stringer sulphides (0% to 30% sulphides).

Figure 6-6:	Longitudinal Sketch of the Selebi Deposit Showing the Fold Plunge

The upper amphibolite is generally thicker, up to 27 m, while the lower amphibolite is almost always less than 10 m, lenticular, and locally absent. Thick amphibolite intersections have been observed from surface drilling for deep seated sulphides at Selebi.

Pinch and swell features, common in the Selebi deposit, are predominately due to D1 boudinage and not a result of D2 folding (Brown, 1987).

Within the UB deposit, the host amphibolites exhibit clear sulphide zonation. Massive sulphides occur at the hanging wall contact. Along the actual contact centimetre scale cummingtonite crystals form an alteration fringe growing into the hanging wall quartzo-feldspathic gneisses. The massive sulphides are underlain by a massive amphibolite consisting of gedrite-hornblende-phlogopite with very little to no plagioclase and stringers of sulphide as well as disseminated sulphide. The gedrite crystals are coarse grained and orientated in the regional mineral lineation, which plunges shallowly to the north. This unit likely represents a highly altered and recrystallized metapyroxinite (Brown, 1987). Progressing into the footwall, the rocks contain increasingly less phlogopite, gedrite, and disseminated sulphide and increasing amounts of hornblende and plagioclase, thus, gradually transitioning into a hornblende-

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plagioclase amphibolite, i.e., the type of amphibolite that is characteristic within the banded gneiss suite (Dicks, 2005).

6.4.2	Selebi Central

Ore distribution is complex in the Selebi Central area and has similarities to the ore zones encountered at Selebi, although it was not possible to map folding as described by Gallon (1986). Nickel and copper mineralization occur at a number of stratigraphic levels within the host amphibolite, and occasionally within the hanging wall gneiss. There are, however, three reasonably consistent mineralized horizons within the host amphibolite as follows:

1	Ore Zone A: Developed at the contact between the hanging wall gneiss and the host amphibolite.
2	Ore Zone B: Developed generally within the middle of the host amphibolite.
3	Ore Zone C: Developed at or near the base of the host amphibolite.

Of the three zones, Ore Zone C is the most consistent, covering most of the areal extent of the Selebi Central deposit. Mineralization occurs generally as sulphide stringers or disseminations with grades averaging 0.6 % Ni and 0.7 %Cu.

Similar to the Selebi deposit, the Selebi Central deposit dips approximately 40° to the west. The Selebi Central deposit is characterized by the three separate thin ore zones within a host amphibolite package which ranges in thickness from zero metres to 40 m.

6.4.3	Selebi North

The Selebi North structure consists of a South Limb that is connected to the North 2 (N2) Limb through the fold nose, which is in turn disconnected from the North 3 (N3) Limb by a shear zone (Figure 6-7). Underground exploration drilling indicates shortening of the South Limb strike length and tightening of the fold nose.

The host amphibolite is conformable with the surrounding grey gneiss. Massive sulphide thickness in the N3 Limb, vary from zero metres to 20 m, averaging three metres.

Folding within the footwall gneiss is evident, however, does not affect the structure and dip on the deposit. The Ni-Cu mineralization at the Selebi-Phikwe deposits is confined to what evidence suggests is a single layer of amphibolite occurring within a sequence of grey quartzo-feldspathic and hornblende gneisses. The host rocks consist predominately of hornblende rich amphibolites (tschermakite to ferroan pargasite) with varying amounts of plagioclase (labradorite to bytownite), gedrite, phlogopite mica, biotite mica, garnet (almandine), and sulphides (Brown, 1987).

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Figure 6-7:	Relative Positions of Selebi North Deposit Areas (Looking Down)

6.4.3.1	South Limb

The South Limb dips 35° to 80° south and the amphibolite thickness ranges from 0.10 m on the fringes to 40 m in the central portion. The South Limb deposit is shallow dipping on the eastern extremity and steep towards the fold nose. Two segments can be defined and are separated by an open fold. The western portion of the fold is predominately thick massive sulphides with relatively high nickel grades while the eastern side of the open fold is predominantly disseminated sulphides and low grade massive sulphides. The strike length of the South Limb is 200 m. The South Limb is a mineralized amphibolite layer consisting of massive sulphide mineralization against the hanging wall. The massive sulphide zone is thick and rich towards the middle of the deposit and narrows at the fold nose and on the southern extremity. The South Limb has an average thickness of 40 m of lower grade disseminated amphibolite against the footwall. The disseminated zone often contains pods and lenses of massive sulphides ore. The footwall of the deposit is taken as the contact between crystalline amphibolite and biotite schistose amphibolite that grades into hornblende-phlogopite-plagioclase schist. This schist contains minor disseminated sulphides mineralization and rare lenses of massive sulphides, however, is uneconomic. To the east, the immediate hanging wall is barren schist grading into

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altered hornblende gneiss. The gneiss is invariably barren with occasional injections of massive sulphides.

6.4.3.2	North 2 Limb

The N2 Limb dips from 60° to 90° west with ore thicknesses ranging from 0.20 m to 3.5 m wide below the 828 m level and a plunge of 45° to the southwest. Structurally, the N2 Limb is aligned along a shear zone that has resulted in the separation of the N3 Limb and South Limb ore bodies, however, remains connected to the South Limb through the fold nose. The N2 Limb and South Limb were previously mined and modelled separately, split along the fold nose (Figure 6-7).

Economic mineralization in the N2 Limb is patchy although the total strike length is up to 300 m on the upper levels. Thicker mineralization occurs at the extreme limits of the N2 Limb while the middle portions are generally pinched out or with poor to barren amphibolite grading 0.22% Ni on average. The mineralization is predominantly confined to the hanging wall contact with the quartzo-feldspathic gneisses. The footwall is predominately altered micaceous schist with thicknesses of up to 40 m in places.

6.4.3.3	North 3 Limb

The N3 Limb at Selebi North is a sub vertical narrow massive sulphide deposit with dips of 70° in the deeper levels to 90° in the upper levels and a strike length of approximately 300 m on the 828 m level. The strike length narrows with depth to 50 m on the 1,100 m level. The N3 Limb is characterized by pinch and swell structures where the average mineralization thickness ranges between 0.10 m to 10 m. Although the N3 Limb is narrow, the massive sulphides percent in-situ nickel grade (approximately 2.50% Ni) is relatively high compared to the other limbs with a lower overall gangue mineral percentage. There is a marked decrease in grade towards the eastern extremity of the N3 Limb with the mineralization occurring as poorly mineralized to barren amphibolite. The western extremity is characterized by an open fold with mineralization thinning out to sub-economic thicknesses.

Shear structures observed at the western limit of the N3 Limb and northern limit of the N2 Limb is evidence of the connection of the two limbs prior to deformation.

6.5	Deposit Types

The following section is modified from Lungu (2016).

The deposits in the Project area are categorized as ortho-magmatic Ni-Cu sulphide-type deposits. They are hosted within amphibolite and understood as a tectono-metamorphically modified tholeiitic magma parents with an immiscible sulphide melt (Brown, 1987) which has undergone all the phases of deformation that have affected the enclosing gneisses.

The mineralogical composition of the host rock bodies, the suggested geochemistry of the basaltic intercumulus liquid, and the Ni-Cu content of the sulphide ores are consistent with the formation of the host rocks and sulphide ore bodies from a fractionating tholeiitic basaltic magma that intruded as a liquid mush (Gordon (1973), Wakefield (1983), and Brown (1987)) likely between 2,700 Ma to 2,650 Ma ago.

Intrusion of the host magma was followed by several phases of deformation and metamorphism which resulted in the ductile dismemberment and folding of the original intrusive complex as well as the massive sulphide lenses. The postulated genesis model (Figure 6-8) was originally suggested by Gordon, and later supported by Brown (Gordon (1973), Wakefield (1976), and

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Brown (1987)). The ages of syn-tectonic granitic gneiss units in the area vary between 2,650 Ma to 2,600 Ma indicating that deformation was concomitant with that recorded in the Zimbabwe Craton to the North (McCourt and Armstrong (1998), and Jelsma and Dirks (2002)).

Both the Selebi North and Selebi Ni-Cu sulphide deposits are associated with an amphibolite layer which occurs within grey gneiss and lesser hornblende gneiss of Unit E of the Selebi Sequence (Brown, 1987). The sulphides mainly occur as massive sulphide, usually containing >70% sulphides with small amounts of silicate inclusions or as disseminated sulphides, usually <30% sulphides, with higher amounts of inclusions. Stringer sulphides are generally thin, <10cm veins typically crosscutting the foliation in the amphibolite (Brown, 1987).

The Selebi-Phikwe sulphides have been interpreted as having formed as an immiscible sulphide fluid in a deeper lying, crystallising, mafic magma body, from which sills were injected to higher crustal levels, transporting the sulphide fluids. The host sill is now metamorphosed to amphibolite. Quartz-feldspar gneisses form the hanging wall and footwall.

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Figure 6-8:	Ore Genesis Model for the Selebi Deposits

ORE GENESIS MODEL
Sills ?
S
SN
P
>Cu
>Ni
Cr-ultramafic
Troctolitic or Tholeiitic Magma
<2700Ma

1. Sill Formation from Troctolitic or Tholeiitic Magma

Structure D1 and M1
S
SN
P
F1
Footwall Alteration
~2700Ma

2. Structure formation from D1 and M1 resulting in F1 folding at Selebi

Structure - Early D2
Anorthosite introduced along thrust
S
SN
P
Tectonic Thickening
2673Ma

3. Early D2 resulting in tectonic thickening and thrusting

Structure – Late D2
F2
F3
Emplacement of Granitic sheets
2652Ma

4. Late D2 resulting F2 and F3 folds and granite emplacement

Structure – Late D2 (F3)
SN
S
P
>2652Ma

5. Late D2 resulting in F3 folds

DEFINITIONS

M	Metamorphic Event
D	Deformation Event
F	Folding

Number denotes order of occurrence of event or resulting structure.

P	Phikwe
SN	Selebi North
S	Selebi

SLR

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Ore Genesis Model for the Selebi Deposits

Source: Lungu, 2016.

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7.0	Exploration

Exploration work completed by PNRPL from 2021 to May 2024 has consisted of surface and underground drilling supported by the development of an exploration drift, the sourcing and digitization of existing historical information, the confirmation of collar and down hole location information of selected holes, and the completion of downhole location (gyro) surveys, televiewer surveys, and surface and BHEM surveys on high priority historical exploration holes. A small, focused structural modelling study at Selebi was also prepared at the request of PNRL by SRK (Lebrun and Tuitz, 2022), and a 3D model of mineralization at Selebi and a 3D model of mine workings from 2D level plans and survey information was also progressed. A summary is presented in Table 7-1.

Table 7-1:	Summary of Exploration Activities

Activity	Description	Dates	Contractor
Diamond Drilling Underground at Selebi North	99 holes, 37,953 m resource drilling	Aug 2023 to present	PNRPL employees assisted by Fusion Drilling
Diamond Drilling Regional Targets	10 holes, 1,852.89 m three VTEM anomalies tested	Sep 2023 to Oct 2023	Discovery Drilling
Diamond and RAB Drilling	15,074 m, 9 holes intersected the target horizon	Mar 2022 to Jan 2023	Mitchell Drilling
Diamond Drilling and Reaming	49 holes, 2 holes extended to test amphibolite horizons	Oct 2021 to end of July 2023	Discovery Drilling
Gyro Surveys	49 historical holes plus all new drill holes	Nov 2021 to end of July 2023	Genway/Reflex and PNRPL employees
BHEM Surveys	56 historical holes 18 PNRL surface holes (8 at Selebi and 10 regional) 30 PNRL underground holes	Apr 2022 to Oct 2023	PNRPL employees using equipment rented from Crone Geophysics
Surface EM Surveys	4 grids covering VTEM anomalies	Jul 2023 to Nov 2023	PNRPL employees using equipment rented from Crone Geophysics
Televiewer/ Physical Properties Survey	5 holes: 3 historical holes, and two 2022 holes	Jun 2022 to Aug 2022	Wireline Workshop
Selebi North Mineralization Model	Wireframe of folded Selebi North mineralization	Aug 2022 to Nov 2022. Updated April 2024	SLR Canada
Structural Modelling	Focused structural study at Selebi	Oct 2022 to Nov 2022	SRK Canada and SRK South Africa

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Activity	Description	Dates	Contractor
Database Management	Data entry of assays, lithologies, structural data and verification	Apr 2021 (ongoing)	PNRL employees
Digitization of Mine Workings and Underground Geology	Selebi and Selebi North underground infrastructure and stopes at Selebi North. Digitization of geology is ongoing.	2021 (ongoing)	PNRL employees

For historical exploration work (pre-2016) completed at the Project, refer to Section 5.2 of this TRS.

7.1	Digitization of Existing Information

Collection, sorting, and digitization of hard copy reports, maps, and drill logs found within the Geology offices at the BCL administration building is ongoing and to date has included:

•	Digitization of original drill logbooks including descriptive lithology logging, some structural information, and analytical results of secondary elements (iron, cobalt, sulphur).
•	Digitization of underground development drilling and channel samples.
•	Digitization of detailed level plans with mapped mineralization, lithology, and structure.
•	Georeferencing of surficial maps and surveys.
•	Georeferencing of level plans at Selebi and Selebi North.
•

3D digitization of mine development, ventilation raises, conveyors, production stopes, and ramps has been completed at Selebi and Selebi North. Scanning of geological level plans and digitization of geological and structural data is currently in progress.

•

Digital survey capture of the Selebi North ramp and lowest underground development levels has also been completed by PNRPL. These areas were not previously surveyed because of the sudden closure of operations in 2016.

7.2	Collar, Downhole, BHEM, Televiewer, and Physical Property Surveys
7.2.1	Collar Location (DGPS)

Location and re-entry of selected existing drill holes with the purpose of confirming collar and downhole survey information commenced in May 2021 and is ongoing. Holes were initially located using handheld GPS units and later confirmed using either Leica GS12 and Leica GS10 GPS units, or Trimble R8 DGPS equipment. A total of 307 collars, including 284 historical holes, have been accurately positioned. In general, only a small deviation from the original historical hole location was observed, with more significant differences noted at Selebi Central. Coordinates were provided in WGS84, UTM zone 35 South, with geoidal heights. Evidence of drilling was observed at a further 108 locations, however, the original collar location was not found.

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7.2.2	Downhole Reaming and Surveying (Gyro)

Discovery Drilling, contractors hired by the Project Team, began work in October 2021 to re-open high priority holes. GEN WAY T/A/Mining Surveying Systems was contracted to provide gyro surveys and AEGIS was contracted to carry out the initial BHEM surveys.

The drill arrived on site on October 17, 2021 and hole cleaning continued through October 2023. As of the effective date of this TRS, 60 holes have been re-opened.

Gyro surveys utilized the Reflex EZ-Gyro/Sprint Gyro, and due to the vertical nature of the holes, data was collected every 30 m in ‘Multi-Shot Mode’. Readings within each survey are individual and independent of the other readings above and below. Surveys were completed both entering and exiting the hole. As of the effective date of this TRS, downhole survey information has been collected in 60 re-opened holes, and all new drill holes.

7.2.3	BHEM Surveys

The BHEM survey work resumed on April 1, 2022, and is ongoing (Figure 7-1). As of May 31, 2024, BHEM surveys have been completed in 104 holes (54 historical surface holes, 18 new surface holes (eight at Selebi and 10 regional) and 30 underground holes).

The BHEM surveys utilized the Crone PEM system, rented from Crone Geophysics & Exploration Ltd., in Mississauga, Ontario, Canada, and operated by local Botswana staff trained by Canadian operators. The system consisted of a transmitter powered by a 10 kW generator, a receiver capable of collecting full waveform data, and a three component fluxgate magnetometer probe.

The transmitter loop consisted of a single turn 10-gauge wire placed on the ground; loop size varied from 400 m x 400 m to 1,000 m x 1,000 m and current varied from 10 A to 12 A. Surveys have been carried out using timebases between 50 and 1,000 ms (0.25 Hz to 5Hz). The receiver recorded full waveform data which was delivered in specified time gates. The data has been processed to a calculated residual step response to better quantify the conductive sources. This added processing has been beneficial due to the size of the highly conductive mineralized system.

In the current surveys, positional information for the loop and drill hole collars were collected by Drysdale and Associates Ltd or PNRL employees using differential global positioning system (DGPS) equipment with post-processing using a local base station. Positional information was provided in the UTM projection Zone 35 South utilizing the WGS 1984 datum and the WGS84 geoidal elevation. Data were collected at survey intervals between five metres and 50 m.

Preliminary interpretation of the results was carried out using Maxwell, a commercially available modelling software package available from Electromagnetic Technologies (EMIT) of Australia. This software uses thin and thick plates to approximate conductive sources.

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Figure 7-1:	BHEM Survey Surface Map

Legend:
Bore Hole Collars by BHEM Status
BHEM Completed
Gyro surveyed, No BHEM
Selebi Surface Drill Holes
Hole Permanently Blocked
Steel in Hole
Other Symbols
BHEM Transmitter Loop
Selebi Mining Licence
Datum: WGS84 Projection: UTM Z35S
N
579000
580000
581000
582000
583000
584000
585000
586000
587000
588000
7569000
7568000
7567000
7566000
7565000
7564000
7563000
7562000
7561000
7560000
7559000
7558000
7557000
7556000
SNED-23-040
SMD-22-001
SMWD-23-045
SMED-23-044
SLR
0 0.5 1.0 1.5 2.0 2.5
Kilometres
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Central District, Republic of Botswana
BHEM Survey Surface Map

Source: Premium Nickel Resources Ltd., 2024.

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The results of the BHEM surveys at Selebi indicate that the highest conductivity sits at the lower edge of the historical resource outlined by BCL in 2016, down-plunge of the previous mine workings. The survey results also suggest that: (i) Selebi and Selebi North may be part of one continuous mineralized system, (ii) there are multiple stacked conductors, and (iii) a lower conductor that has not been drill-tested may be present. The location and orientation of modelled BHEM plates are presented in Figure 7-2.

7.2.4Surface EM Surveys

Surface EM surveys were carried out over four clusters of VTEM anomalies between July and November 2023. The EM surveys utilized the Crone PEM system, rented from Crone Geophysics & Exploration Ltd. in Mississauga, Ontario, Canada, and operated by local Botswana staff trained by Canadian operators. The system consisted of a transmitter powered by a 10 kW generator, a receiver capable of collecting full waveform data, and an inductive coil mounted on a tripod.

Surveys were carried out using a timebase of 50 ms (5Hz). The receiver recorded full waveform data which was delivered in specified time gates. The data has been processed to a calculated residual step response to better quantify the conductive sources. This added processing has been beneficial due to the size of the highly conductive mineralized system.

Positional information for the loop and drill hole collars were collected by PNRL employees using DGPS equipment with post-processing using a local base station. Positional information was provided in the UTM projection Zone 35 South utilizing the WGS 1984 datum and the WGS84 geoidal elevation. Data were collected at survey intervals of 25 m on 100 m spaced lines.

Preliminary interpretation of the results was carried out using Maxwell, a commercially available modelling software package available from EMIT. This software uses thin and thick plates to approximate conductive sources.

7.2.5Televiewer and Physical Property Surveys

Televiewer and physical property logging data were collected by contractor Wireline Workshop of South Africa between June 25 and August 4, 2022. Data were collected in three historical holes (sd141, sd119, and sd129b) and two 2022 drill holes (SMD-22-001-W1 and SMD-22-002). A shallow drill hole within Selebi Central was used as a test hole to determine which physical properties were useful to optimize data collection in deeper holes.

Logging tools included the optical televiewer (OTV), ultraviolet optical televiewer, acoustic televiewer (ATV), full waveform sonic (FWS), natural gamma (NGAM), magnetic susceptibility (MSUS), density (SSDD), thermal neutron, conductivity, induced Polarization (IP), and resistivity (RLLS and RLLD). Other tools included a caliper to measure variations in hole diameter and a differential temperature probe.

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Figure 7-2:	Modelled BHEM Plates

Selebi North
Selebi
SND-22-005
SMD-22-008a
SMD-22-007a
SMD-22-006a-W2
sd145x
SMD-22-001 & SMD-22-001-W1
SMD-22-002
sd119
SMD-22-009a
Elev.
1000 m
500 m
0 m
-500 m
Mine Workings
SNUG-23-057
SNUG-23-054
SNUG-23-038
SNUG-23-069
SNUG-23-035
SNUG-24-086a
SNUG-24-094
SNUG-24-089
SNUG-24-096
Mine Workings
SMD-22-009a
sd119
SMD-22-002
SMD-22-001-W1
SMD-22-001
SMD-22-008a
SMD-22-007a
sd145x
SMD-22-006a-W2
East
84000 m
83000 m
South
35000 m
36000 m
37000 m
38000 m
39000 m
40000 m
41000 m
2 km
Legend:
2016 Historical Resources
Selebi North Resource
Selebi Resource
Modelled Conductive Mineralization
Selebi North
Selebi Lower Zone
Selebi Upper Zone
Third Zone
Drill Hole Traces
Historic Surface Hole
PNRL Hole
SLR
Premium Nickel Resources Ltd.
Selebi Mines
Central District, Republic of Botswana
Modelled BHEM Plates

Source: Premium Nickel Resources Ltd., 2024.

7-6

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7.3	Technical Studies
7.3.1	Selebi North 3D Wireframing

In August 2022, at the request of PNRL, SLR prepared a wireframe model (Figure 7-3) of the folded nature of the lithology and mineralization at Selebi North. The model was developed using surface and underground drill holes and supported by selected scans of level plans which detailed mapping of geology, mineralization, and structure. The purpose of the work was to assist with drill hole targeting and to provide an initial sense of drill hole spacing needed to support Mineral Resources.

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Figure 7-3:	3D Model of Selebi North

Looking due North
View Direction
Azimuth: 0°
Plunge: 0°
SLR
0 100 200 300 400 500
Metres
Looking North Northeast and Down
View Direction
Azimuth: 012°
Plunge: +46°
0 100 200 300 400 500
Metres
SLR
Premium Nickel Resources Ltd.
Selebi Mines
Central District, Republic of Botswana
3D Model of Selebi North
Legend:
Historical Workings
Mineralization Wireframe
Source: SLR, 2023.

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7.3.2	Selebi Structural Study

Televiewer data from five holes and a drill hole database was provided to SRK (Canada) to identify possible controls on mineralization down-plunge of the historical Selebi Mine, and to determine the relationship between the upper and lower mineralized amphibolite horizons, historically interpreted as two limbs of a tight isoclinal fold.

This work was supported by SRK (South Africa) through a review of drill core and underground exposures on site.

Through this work, no evidence was found for folding that could duplicate mineralization by tightened limbs or thicken mineralization within hinge zones, however, the following principal observations were made:

•	Most mineralized zones are either bound or spatially associated with shear zones or fault breccias.
•	Visible folding is rare and found outside mineralized zones.
•	The distribution of alpha angles related to foliation/layering highlights structural domains and can be used to identify fold hinges.
•	The upper portions of the holes are in a low alpha angle domain.
•	The lower portions of the holes are a moderate to high alpha angle domain.
•	The transition between the two domains is sharp, suggesting southwest dipping shears subparallel to mineralization (approximately 40/210, mine grid).

Televiewer data identified two main orientations of foliation/layering dipping at approximately 76° from one another in opposite directions. The main set is sub-parallel to foliation and oriented 55/204 (mine grid) and a minor set is oriented around 22/000 (mine grid). Field work is required to understand the characteristics of the minor set.

Televiewer data showed that the intersection of the high and low alpha angle domains produced a shallowly northwest plunging lineation of 15/286, which is coaxial with the plunge of mineralization in the historical Selebi Mine (15/292), suggesting the plunge of the mineralization is controlled by structure bounding the low and high alpha domains and/or their splays.

Folding was mostly observed in the leucocratic neosome layers; folded layers were likely less competent than the surrounding rock and were preferentially buckled forming drag or possible sheath folds.

The plunge of mineralization in longitudinal section is approximately 15/292. Two moderate southwest dipping shear zones are interpreted to control the distribution of anomalous copper grades; mineralization thickens at their intersection (approximately 15/280), which is subparallel to the mineralization plunge at the historical Selebi Mine.

7.3.3	Data Management and Drill Hole Re-logging

The original drill hole database provided by BCL was limited to broad lithological units and nickel and copper assay results for Selebi and Selebi North. Handwritten detailed lithology logs and analytical results for cobalt, iron, and sulphur, in addition to nickel and copper were located and are being scanned and digitized. Core from these historical holes is currently being relogged where possible and to date, 27 holes are completed. In total, there are 296 Selebi and Selebi North surface holes, 153 Selebi Central holes, and 4,164 underground holes.

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Underground holes are not available for re-logging. As part of this work, errors related to collar elevations and from and to readings were identified and corrected.

7.4	Exploration Potential

The exploration potential of the Selebi Mine is based on the hypothesis that the mineralizing systems which supported the Selebi North and Selebi mines are connected at depth. Exploration efforts by PNRL to date (drilling and modelled conductors from BHEM survey data) support this assumption and early results indicate that mineralization may be thicker and have greater depth extent than defined by the historical Mineral Resources (See Section 6.3).The 2021 and 2024 drilling and exploration programs completed by PNRL continue to demonstrate significant expansion potential and mineralization continuity along strike, down dip and down plunge of the historical mine workings.

Interpretation of the geophysical (BHEM) anomalies, televiewer surveys, structural modelling and surface drilling supports the hypothesis that the Selebi and Selebi North deposits are connected at depth and may represent a continuous system of mineralization.

The conductivity defined to date through BHEM surveys correlates well with known Ni-Cu mineralization intersected in drill holes. Figure 7-4 shows that the mineralization has the potential of thicknesses and depth greater in extent than indicated by the historically defined Mineral Resources at the Project.

Selebi North mineralization is also open at depth, and additional potential to establish Mineral Resources occurs here. Given the basin structure, it is possible that the Selebi North mineralization extends at depth and flattens to the south, while also potentially extending southward. This potentially mineralized corridor is presented in Figure 7-4.

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Figure 7-4:	Prospective Mineralized Corridor Linking the Selebi North and Selebi Deposits

Source: PNRL, 2023

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The borehole geophysics has been very successful in imaging highly conductive metallic mineralization along the down-dip structure and early tests support the possibility that the two deposits connect over a length greater than 3,000 m within a single mineralized system and that mineralization may be present in at least two mineralized amphibolite hosted horizons identified as the Upper Interval and Lower Interval.

The 2022-2023 drill program at Selebi resulted in 10 new intercepts of mineralized amphibolite over a down-plunge distance of 1,150 m. Four of these intercepts lie down-dip of the 2016 historical estimate and have successfully shown that there is potential to increase the size of the remaining resource. The results returned from SMD-22-001, SMD-22-006a-W2, and SMD-22-009a are more significant in thickness than the results reported from equivalent intercepts and grades from the historical drilling, thus showing up-side potential.

Additionally, building BHEM responses in multiple holes indicate an additional conductor beyond the end of the holes. To date, all of the identified BHEM anomalies correlate to mineralized amphibolite, making this lower zone a significant target. The interpretation of its size, orientation, and depth is complicated by the large EM responses from intersected mineralization, however, it is estimated to be 200 m beyond intersected mineralization.

7.5	Drilling
7.5.1	Summary

In addition to reaming described in Section 7.2.2. PNRPL has completed 125 drill holes on the Project as of the effective date of this TRS. Currently available drilling information available for the Project including that which was completed by either the previous or the current operators is described below, summarized in Table 7-2, and shown in Figure 7-5 and Figure 7-2. In addition, PNRL has digitized 1,789 channels totalling 2884.65 m at Selebi, and 3,035 channels totalling 12,503.52 m at Selebi North.

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Table 7-2:	Summary of Drilling
Deposit	Surface RAB[4] Drill Holes		Surface DDH[5] Drill Holes		Underground Drill Holes
Operator	Count	Length	Count	Length (m)	Count	Length (m)
Selebi
Historical			134	104,156	2,619	86,696
PNRL	2	707	22[1]	14,395
Total	2	707	156	118,551	2,619	86,696
Selebi North
Historical			151	86,607	1,642	55,221
PNRL					101	39,594
Total			151	86,607	1,743	94,815
Selebi Central
Historical			152	65,018
Total			152	65,018
Regional
Historical[3]			43	21,863
PNRL			10	1,853
Total			57	5,220

Notes:

1.

Of these 22 drill holes, seven, totaling 2,835 m, are wedged from a pilot hole. Due to drilling challenges including excessive deviation and challenges during the wedging process, some PNRL holes did not reach the target.

2.	This table is not considered to be complete, and, at minimum, is missing some historical regional exploration target drilling.
3.	Lungu, 2016.
4.	RAB = Rotary Air Blast
5.	DDH = Diamond Drill Holes

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Figure 7-5:	Drill Hole Collar Location Map

Legend:
Mine Shaft
Stopes and UG Workings
Outline of Historical Resource Estimate
BHEM Plates
Selebi Upper Zone
Selebi North
Selebi Lower Zone
Third Zone
Drill Collars by BHEM Status
BHEM Completed
Gyro, no BHEM
Hole Permanently Blocked
Steel in Hole
Historical Drill Collars*
Historical Surface Hole
Underground Hole
*Not BHEM surveyed
N
27°49'E
27°50'E
22°1'S
22°2'S
22°3'S
22°4'S
27°47'E
27°48'E
0 500 1000 1500 2000 2500
Metres
SLR
Premium Nickel Resources Ltd.
Selebi Mines
Central District, Republic of Botswana
Drill Collar Location Map

Source: Premium Nickel Resources Ltd., 2024.

7-14

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7.5.1.1	Historical Drilling

Early Drilling (1964 to 1994)

The earliest diamond drilling on the Project area is reported to have been completed in 1964 (Lungu, 2016). Gordon (1973) reports that by the end of 1971, drilling on the Selebi targets totalled 73 holes for 19,294 m. Drilling is reported to have continued between 1980 and 1994 to confirm the down-dip and northerly continuation of the mineralization at Selebi (Lungu, 2016).

Documentation related to this early diamond drilling was not available for review. SLR is not aware of the sample preparation, analyses, and security procedures followed for the drilling completed prior to 2007.

Recent Drilling (2007 to 2010)

Diamond drilling was undertaken within the Project area from 2007 to 2010. A two-tier approach was adopted targeting on-mine/brownfield and greenfield targets. On-mine drilling was undertaken with the objective of defining down dip and strike extensions of existing deposits while greenfield work targeted areas away from the mining infrastructure.

Greenfield drilling was conducted on areas a considerable distance from the mining operations but within the Project area. The sole purpose of this drilling was to delineate new standalone ore bodies. Drilling was undertaken at nine sites as follow-up to combinations of geophysical, geochemical, and geological anomalies.

On-mine or brownfield drilling was focused at Selebi Central. A total of 48,291.85 m was drilled and continuity of mineralization with depth on these three targets confirmed.

A summary of significant historical intercepts beyond the existing Selebi and Selebi North mine workings are included in Table 7-3.

Table 7-3:	Summary of Significant Historical Intercepts at the Project
Hole ID	From (m)	To (m)	Intercept Length (m)	Estimated True Thickness (m)	Grade
					(% Cu)	(% Ni)
Selebi[1]
sd102a	1,176.5	1,178.9	2.4	2.2	1.45	2.65
sd114	1,066.6	1,071.1	4.5	4.1	0.84	1.76
sd117	1,099.9	1,102.4	2.5	2.3	1.20	1.87
sd119	1,231.1	1,257.2	26.1	20.3	3.39	2.38
sd121	1,270.4	1,272.2	1.8	1.8	2.05	1.54
sd121b	1,262.0	1,265.2	3.2	2.8	1.88	1.59
sd123	1,443.4	1,444.9	1.4	1.4	1.48	1.32
sd128	1,159.8	1,161.9	2.1	1.9	0.90	1.31
sd129b	1,410.6	1,414.0	3.4	3.1	1.53	1.59
sd131	1,371.0	1,373.0	2.0	2.0	5.96	2.05
sd131b	1,370.3	1,372.3	2.0	1.9	3.75	1.59

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Hole ID	From (m)	To (m)	Intercept Length (m)	Estimated True Thickness (m)	Grade
					(% Cu)	(% Ni)
Selebi North[2]
sn29006	263.60	274.10	10.50	8.4	1.46	2.05
sn29053	324.90	329.00	4.10	3.3	0.85	2.22
sn29005	236.90	257.10	20.20	16.2	1.33	1.91
sn29050	193.20	199.40	6.20	5.0	1.26	2.34
sn29050	206.30	211.70	5.40	4.3	1.45	1.66
sn29050	211.70	224.90	13.20	10.6	2.04	1.61
sn29001	185.40	193.20	7.80	6.2	2.18	2.17
sn29001	200.40	211.80	11.40	9.1	2.24	1.92
sdn102b	919.30	937.20	17.90	14.3	0.59	1.04
sdn103b	840.50	860.00	19.50	15.6	1.62	2.18
sdn106	1108.40	1114.30	5.90	4.7	0.50	1.44
sdn106b	1098.20	1111.40	13.20	10.6	1.33	2.34
sdn108	1025.90	1029.80	3.00	2.4	0.33	1.36
sdn109	1242.70	1244.20	1.30	1.0	0.50	1.51
sdn109	1252.40	1255.80	3.40	2.7	3.20	2.05
sdn112	1111.50	1120.20	8.70	7.0	1.31	1.84
sdn112	1144.80	1152.40	7.60	6.1	0.52	1.64
sdn125	877.90	880.50	2.60	2.1	1.89	1.88
sdn132	1001.00	1002.80	1.80	1.4	1.83	3.00
sdn132a	1001.70	1002.77	1.06	0.8	0.81	2.34
sdn136a	1029.30	1032.50	3.20	2.6	0.58	1.14

Notes:

1.	Estimated true thickness is based on a thickness evaluation in Leapfrog Geo.
2.	Estimated true thickness is based on 80% of intersected thickness based on visual review against modelled mineralization and mine workings.

Selebi Central

Drilling at Selebi Central commenced as follow-up to a VTEM anomaly. A total of 152 holes totalling approximately 65,018 m were drilled over an area of approximately 4,500 ha. Selebi Central mineralization ranges from massive to disseminations hosted by amphibolite with an average thickness of one metre. Selebi Central forms the link between Selebi and Selebi North with the Selebi Central deposit joining the Selebi deposit at depth and Selebi North on strike to the north.

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7.5.1.2	Current Drilling

Drilling by PNRL has to date consisted of testing from surface the down dip extension at Selebi Main, from underground, testing extension and infilling at Selebi North, and a limited number of regional exploration drill holes.

Surface Drilling

Selebi Project (March 2022 to January 2023)

Surface drilling at the Project was completed by contractors to PNRPL from March 14, 2022 to January 23, 2023. The primary purpose of the program was to test the down plunge extension of mineralization at Selebi Main. In total, PNRPL completed 24 diamond and rotary air blast (RAB) surface drill holes (including wedges) totaling 15,074 m. A summary of the completed drilling is presented in Table 7-2 and a summary of significant intercepts at Selebi is presented in Table 7-4 and selected results are shown in section in Figure 7-6. The Program was successful in extending known mineralization 100 m down dip.

Table 7-4:	Summary of PNRPL Intercepted Mineralization at Selebi Main
Hole-ID	From (m)	To (m)	Length (m)	ETT[1] (m)	Ni (%)	Cu (%)
SMD-22-001	1,355.35	1,362.50	7.15	6.8	0.33	0.82
SMD-22-001	1,374.50	1,400.20	25.65	24.4	0.95	2.03
including	1,378.00	1,384.90	6.90	6.6	2.22	3.76
and	1,390.75	1,394.00	3.25	3.1	0.87	2.00
and	1,398.25	1,400.20	1.90	1.8	1.40	0.76
SMD-22-001-W1	1,344.05	1,351.00	6.95	7.0	0.37	0.58
SMD-22-001-W1	1,363.00	1,367.35	4.35	4.4	0.98	1.61
SMD-22-001-W1	1,385.65	1,398.20	12.55	12.6	0.39	1.99
including	1,391.00	1,397.40	6.40	6.4	0.52	2.63
SMD-22-002	1,374.80	1,377.70	2.90	2.9	0.55	0.22
SMD-22-006a	1,575.20	1,580.90	5.70	6.4	0.24	1.12
including	1,575.20	1,579.45	4.25	4.8	0.29	1.39
and	1,627.00	1,634.55	7.55	8.5	0.25	0.94
including	1,631.00	1,634.55	3.55	4.0	0.24	1.33
SMD-22-006a-W2	1,581.50	1,591.30	9.80	9.2	0.97	1.74
including	1,581.50	1,588.30	6.80	6.4	1.28	2.35
and	1,627.00	1,631.00	4.00	3.8	0.66	0.40
and	1,639.80	1,644.45	4.65	4.4	1.10	1.24
SMD-22-007a	1,451.40	1,457.85	6.45	6.3	0.66	0.67
including	1,451.40	1,457.45	6.05	5.9	0.70	0.64
and	1,460.5	1,462.2	1.70	1.7	0.75	0.71

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Hole-ID	From (m)	To (m)	Length (m)	ETT[1] (m)	Ni (%)	Cu (%)
and	1,467.40	1,469.30	1.90	1.9	0.32	1.79
and	1,509.95	1,510.70	0.75	0.7	1.82	1.07
SMD-22-008a	1,465.10	1,475.00	9.90	9.9	0.35	1.13
including	1,469.00	1,475.00	6.00	6.0	0.26	1.58
SMD-22-009a	1,185.75	1,187.80	2.05	2.0	0.81	0.44
including	1,185.75	1,186.80	1.05	1.0	1.14	0.83
	1,202.65	1,219.40	16.75	15.9	1.00	2.05
including	1,202.65	1,212.00	9.35	8.9	1.34	3.01
and	1,216.0	1,218.2	2.20	2.1	1.33	1.11
sd145x	1,519.30	1,520.05	0.75	0.8	1.40	0.42
and	1,573.00	1,580.75	7.75	7.8	0.21	1.09
SMD-22-012	1,204.90	1,206.8	1.90	1.9	0.54	2.90

Notes:

1.	ETT = Estimated True Thickness

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Figure 7-6: Vertical Cross-Section Looking North

Notes:
1. Section is 100m thick (± 50m)
2. Intersection is labeled with Length (Estiimated True Width) @ %Ni, %Cu
37900 E
83200 N
38000 E
83400 N
38100 E
83600 N
38200 E
0 m
-100 m
-200 m
-300 m
-400 m
Sill Drives
Haulage Drives
Mineralization (BCL, 2015)
Historic Hole sd119
48.50 m (37.70 m) @ 1.52% Ni, 2.50% Cu
SMD-22-009a
16.75 m (15.90 m) @ 1.00% Ni, 2.05% Cu
SMD-22-002
2.90 m (2.00 m) @ 0.55% Ni, 0.22% Cu
EM Interpretation
EM Interpretation
0 40 80 120 160 200
Metres
SMD-22-009a
sd119
SMD-22-002
600 m
700 m
800 m
SLR
Legend:
Sulphide Mineralization
Syenite
Dolerite/Diabase Dyke
Quartz Feldspar Gneiss
Mafic Gneiss
Premium Nickel Resources Ltd.
Selebi Mines
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Vertical Cross-Section Looking North

Source: Premium Nickel Resources Ltd., 2023.

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Regional Exploration (2023)

Concurrent with the underground drill program at Selebi North, the regional potential of the Selebi Mining Licence was evaluated through drilling of three, previously untested EM anomalies. A total of 10 drill holes were completed using a Boyles 56 drill retrieving NQ (47.6 mm) diameter core, totalling 1,852.89 m.

Mineralization was encountered in eight of the 10 holes, and with BHEM, demonstrated that the conductive sulphides were the source of the EM anomalies. Although no economically significant grades and widths of Ni-Cu mineralization were intersected, these results have established the presence of additional sulphidic horizons that warrant further exploration for down-dip and down-plunge potential. A unit stratigraphy like Selebi Main was intersected in SMWD-23-045 at VTEM Anomaly 5, located 1.5 km west of Selebi Main, where a narrow sulphide interval returned an assay of 0.77% Ni and 0.80% Cu. This hole targeted the near surface southern extent of a weak conductor with a 400 m down plunge extent that remains untested at depth.

Underground Drilling (July 2023 to May 2024)

The 2023-2024 Selebi North Underground (SNUG) drilling program was initiated in August 2023 by Forage Fusion Drilling Ltd. of Hawkesbury, Ontario, Canada, who provided three Zinex U-5 drills and training of local operators. The purpose of this ongoing underground drilling campaign is to extend and infill existing mineralization in support of a Mineral Resource estimate at Selebi North. To date, drilling has been conducted on levels 935 mL, 925 mL, 895 mL, 880 mL, and 810 mL, and 37,953 m of drilling has been completed in 101 holes, recovering BQTK (40.7 mm) diameter diamond drill core. A summary of interesting intersections, approximating true width intersection, is provided in Table 7-5.

Table 7-5:	Summary of PNRPL Intercepted Mineralization at Selebi Noth
Hole-ID	From (m)	To (m)	Length (m)	Ni (%)	Cu (%)	Co (%)	Limb
SNUG-23-018	171.80	181.65	9.85	0.77	0.95	0.04	N2
including	171.80	177.40	5.60	0.50	1.13	0.03	N2
and	179.20	181.65	2.45	1.75	0.72	0.09	N2
SNUG-23-024	266.20	267.75	1.55	1.54	0.37	0.07	N3
SNUG-23-026	176.75	184.60	7.85	0.85	0.53	0.05	N2
including	177.00	180.90	3.90	1.13	0.71	0.06	N2
SNUG-23-026	325.10	329.20	4.10	1.52	3.65	0.07	N3
including	325.10	327.95	2.85	0.89	5.09	0.05	N3
SNUG-23-026	415.00	417.30	2.30	1.59	1.55	0.07	N3
SNUG-23-052A	140.40	148.00	7.60	0.97	0.97	0.05	N2
including	145.55	148.00	2.45	1.02	1.85	0.05	N2
SNUG-23-052A	357.30	358.75	1.45	1.59	0.31	0.07	N3
SNUG-23-054	110.80	116.80	6.00	0.87	1.23	0.04	N3
including	111.25	114.80	3.55	1.37	1.49	0.06	N3

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Hole-ID	From (m)	To (m)	Length (m)	Ni (%)	Cu (%)	Co (%)	Limb
SNUG-23-054	182.25	189.10	6.85	2.72	1.97	0.15	N3
SNUG-23-057	32.45	41.45	9.00	1.08	0.50	0.06	N2
including	32.45	34.65	2.20	2.17	0.56	0.12	N2
and	37.15	41.45	4.30	1.01	0.70	0.05	N2
SNUG-23-057	45.70	47.65	1.95	0.88	1.10	0.05	N2
SNUG-23-057	79.70	87.30	7.60	0.88	1.00	0.04	N2/N3
SNUG-23-057	190.40	199.95	9.55	2.72	1.81	0.16	N3
SNUG-23-058	43.55	56.50	12.95	0.74	3.23	0.04	N2
including	46.10	56.50	10.40	0.69	3.94	0.04	N2
SNUG-23-058	221.95	222.60	0.65	2.96	0.55	0.17	N3
SNUG-23-058	227.90	228.80	0.90	2.94	0.77	0.16	N3
SNUG-23-071	276.60	279.90	3.30	1.60	0.58	0.08	N3
including	276.60	279.50	2.90	1.77	0.55	0.09	N3
SNUG-23-072	188.05	190.85	2.80	1.40	1.39	0.06	N2
SNUG-24-077	350.60	357.30	6.70	2.43	2.19	0.12	South
SNUG-24-089[1]	591.95	609.50	17.55 (11.5)[1]	2.07	1.98	0.11	South

Notes:

1.	Estimated True Thickness
7.5.2	Historical Drilling and Handling Protocols
7.5.2.1	Surface Drilling

The following is taken from Lungu (2016).

Underground and surface diamond drilling core samples are the primary source of information for interpretation and modelling of the historical Mineral Resources. Routine procedures were completed to acceptable industry standards in order for the data to be acceptable for use in the interpretation of the geology and modelling of the ore bodies.

All data acquisition protocols, outlined below, were completed, or supervised by non-registered but adequately qualified BCL geologists and surveyors.

Collar and Down Hole Surveying

Collar positions were surveyed using a Trimble Differential GPS, models XT and XP, with ± 10 cm and ± 50 cm precision, respectively by qualified BCL geologists. Some collar positions were surveyed using Leica Total Station by qualified BCL surveyors.

Except for a few holes, down hole surveys were carried out immediately upon completion of a drill hole, by an external contractor using either the Reflex EZ-Shot or Gyro survey tool. Historical holes were surveyed using a Sperry Sun downhole camera.

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In some cases, a time lag between drill hole completion and down hole survey opportunities rendered the survey impossible as holes collapsed in the interim period. These holes were flagged in the database and excluded from historical Mineral Resource estimation work.

Where core orientation was measured, it was completed using a spear core marking tool.

Core Logging

All core logging was completed by degree qualified BCL geologists. Core was logged on paper log sheets and later uploaded in Century System’s Fusion database (now owned by Datamine). Core logging included identification of lithology, structure, alteration, mineralization, core recoveries, and other notable characteristics. Geotechnical logging was completed on selected holes.

Core was initially cleaned and meterage marked before delineating lithological contacts and marking sample intervals. Sample intervals were drawn based on different petrological and physical characteristics of each sample length.

All core was photographed with the start, end, and intermediate intervals clearly marked on each box. Core was photographed after sampling and marked clearly before storage.

The QP considers the lithological logging procedures for surface exploration holes to be consistent with standard industry practice.

Core Recovery

Qualified, non-registered BCL exploration geologists regularly monitored core recoveries by daily visits to the drill rigs. Core recovered was reconciled at the drill rig and then entered into formatted Microsoft (MS) Excel spreadsheets.

The drilling contract stipulated 100% core recovery with ±5% deviation. Where anomalies were observed, immediate corrections were sought from the drillers. The recoveries for mineralized zones were good, ranging from 90% to 100%. Most of the lithologies in the Project area were competent gneisses which yielded good recoveries. There were only a few scenarios where core was lost due to collapsing formations or bad ground. In the weathered zone, to approximately the first 50 m below surface, core recoveries were generally poor and holes were commonly steel cased to avoid collapse.

Core recovery is generally high (above 95%) in the host lithology and core losses are therefore considered to have minimal effect on the quality of the Project drill hole database.

Core Sampling

The BCL standard operating procedures required sampling of the entire amphibolite host plus a minimum length of one metre in the hanging wall and footwall lithologies. The minimum sample length for exploration samples was set at 0.3 m, although approximately 7% of samples in the database are shorter than this threshold. Approximately95% of all samples at Selebi are sampled at or below 1.5 m length. Chosen sample length was at the discretion of the logging geologist and selected based on the style of mineralization and whether the sample was within or adjacent to visible mineralization.

Samples were marked directly on the core, which was cut and split longitudinally using a diamond saw. Sample bags and ticket books were prepared prior to sample cutting. Core was cut from bottom to top (down hole to up hole) with the orientation line facing vertically upwards. One core half was submitted for analysis in most cases, however, where a resubmission was

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requested, the remaining half core was quartered and a quarter was sent for duplicate or re-analysis.

Core Photography

Two photographs of core were taken, one wet and one dry prior to core cutting. After cutting the procedure was repeated.

Sample Shipping

Following the review of the SG results by the geologist, a BCL technician completed the following steps prior to sample shipment to the laboratory:

•	Secured the individual sample bags with cable tie to avoid sample loss.
•	Packaged smaller secured bags into 430 mm x 760 mm x 250 mm plastic bags.
•	Secured large bags with cable ties for added protection.
•	Prepared sample dispatch documents (analytical services request sheet) in duplicate that listed sample numbers, elements to be analyzed, and any other instructions.
•	Transferred samples to a BCL driver for transportation to the onsite laboratory.

Core and Sample Storage

It was a statutory requirement that all core obtained from exploration drilling be kept in storage for future reference. All BCL core was thus stored at the BCL core shed at the Phikwe Mine site.

All production pulp and coarse rejects from the BCL laboratory were kept in storage at the laboratory for three weeks before they were discarded. Coarse rejects from surface exploration campaigns were returned to the geology department and kept in secured storage at the core shed for one year after the campaign prior to being discarded.

7.5.2.2	Underground Drilling

The following is taken from Lungu (2016).

Underground drilling was used for either ore body profiling, grade control, hazard identification, and/or service holes. Drilling information was collected by BCL diamond drill crews consisting of a Foreman, Miner-in-Charge, Operator, and Workman.

Underground borehole spacing along strike was generally 25 m apart along the primary developments although this was not strictly followed due to mining constraints resulting in the unavailability of drilling sites and erratic drill spacing. Drilling was also carried out from secondary developments such as stope-raises and drill-drives where the deposit was not fully exposed from footwall contact to hanging wall contact.

BCL underground exploration used an AXT bit size (48 mm diameter) for core sampling. Diamond drilling was carried out with slow rotation and gentle pressure with water used to lubricate and cool the bit.

The drilled core was extracted and placed in core boxes, which could hold up to six metres of core. The core boxes were then transported from the drilling sites to the Geology core yard on surface where core logging was undertaken.

Drillers were trained to take extra care when drilling through structurally weak ground caused by faulting and shearing.

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Core was logged in appropriate detail including identification of lithology, structure, alteration, mineralization, and other notable characteristics. A geologist logged the drill hole and identified and marked the section of the core to be sampled. The entire host rock amphibolite was sampled together with part of the country rocks (footwall and hanging wall gneisses). A drill hole was sampled one metre into the hanging wall gneiss in contact with the host, and similarly on the footwall gneiss.

Channel sampling was performed underground predominately from stope raises mined on dip, along the hanging wall contact or extraction drives mined along string, within the ore body. These were predominately used for grade estimation for the mining stope.

The U2 and U3 Pneumatic Kempe Diamond Drilling machines were used at the BCL underground mines to drill AXT size holes. The smaller sized U2 machine was predominantly used in stope raises for pre-stoping evaluation drilling (footwall delineation) while the larger U3 machine was used for all other exploration drilling including haulage exploration drilling, cover drilling for water and other service holes.

For ore body profiling in haulages, multiple array holes were drilled with inclinations varying from -20° to +90°. The disadvantage of the wide spectrum drilling is that most of the holes intersected the ore body at oblique angles thereby giving an apparent thickness of the ore body. Holes drilled perpendicular to strike gave the true thickness of the ore body. Wide spectrum drilling was suitable for the Selebi deposit where the ore body was known to pinch and swell over short distances. Haulage drilling sites were normally spaced at 25 m to 50 m intervals.

Underground exploration drilling at Selebi North employed a U8 Diamec drill rig for drilling BQ holes (56 mm diameter) up to 300 m long. Drilling was performed from the 810 m level hanging wall exploration drive to confirm the down dip extension of the South Limb and N2 beyond the 850 m level resource model limit to the 1,100 m level.

At the drill site, drilled core was placed in secure core boxes capable of storing up to six metres of drilled core. The core boxes were then transported by the BCL drilling crew from the underground drilling site to the Geology surface core yard where core logging was undertaken by qualified BCL geologists.

Geologists planned and designed diamond drilling layouts, providing the drill site information, site name, location, measurements with reference to the nearest pegs, planned metres, borehole inclinations, and identities. It was the responsibility of the driller to track the progress of the drill hole and report the progress to the shift boss. The section geologist also checked this progress daily to verify the expected target. A copy of the drill layout was provided to the surveyor for collar survey to be completed. The daily drilling progress was captured on the drill ledger and any problems highlighted for prompt resolution.

Collar and Down Hole Surveying

Underground drill holes were only surveyed for the collar position and orientation using a Total Station Theodolite instrument, with a ±20 mm accuracy. The survey was carried out by trained BCL surveyors.

Longer underground exploration holes drilled using the U8 Diamec drill at Selebi North were also down hole surveyed by an external contractor, using the AUSLOG Model A698 nonmagnetic gyroscope with survey readings every 20 mm. The output survey log was then composited to provide readings over specified intervals, e.g., every 10 m, depending on any observed deviations.

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Shorter holes drilled for ore body delineation were not routinely down hole surveyed. These holes were generally less than 50 m long and it was assumed that no deviation occurred that warranted down hole surveying.

Core Logging

Qualified BCL geologists recorded lithology, structure, alteration, mineralization, and other notable characteristics on BCL geology log sheets for each drill hole. Core photographs were taken on some drill holes. Below are the logging stages completed by the geologist:

•	Core laid out on logging table.
•	Meterage marking for core recovery.
•	Detailed logging for lithology and mineralization.
•	Core marking for sampling.

After the manual logging was completed as detailed above, the BCL geologist digitally captured the logging details in the Fusion Database using the DHLogger interface. Apart from being used for resource modelling, ore delineation drilling was used to inform the ore production department on ore body position and size to allow them to plan for eventual extraction. The logging detail thus captured was limited to defining the ore body and was sufficient for resource modelling and estimation, however, was of insufficient detail to permit detailed lithological or mineralogical studies.

Core Recovery

Core recovery reconciliation was completed during the logging process to check the discrepancy between the drilled metres and the recovered metres. Intersections used in BCL resource estimation should have a core recovery of at least 95%. Geotechnically, the Selebi Mines rock quality designation was generally high given the competent lithologies drilled through, e.g., gneissic footwall and hanging wall and amphibolite host. The core recovery within the mineralized zone was generally above 90%. Drill holes with low core recovery, mostly encountered when drilling through weak fracture zones, were not captured for resource estimation.

Drillers were always advised to drill slowly when experiencing blockages encountered when drilling through fractured or weak zones. In rare occurrences, where excessive core recovery was experienced, attempts were made to determine the reason during onsite core inspection by the geologist.

Core losses were generally very low and therefore not likely to affect the outcome of the mineral resource estimate.

Core Sampling

Underground ore delineation drill core was subjected to whole core sampling over a variety of lengths as dictated by lithological contacts within the host rock. The main purpose of core sampling was to collect a sufficient amount of representative samples to support resource evaluation and estimation.

Sections of the core to be sampled were marked in red/white during logging. The entire host rock (amphibolite) was sampled together with at least one metre into the hanging wall gneiss in contact with the host, and similarly on the footwall gneiss. The minimum and maximum lengths of samples are 0.15 m and one metre, respectively. Where one lithological unit was greater than

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the maximum length (one metre), more samples were taken with the longest sample being one metre. For instance, a 2.5 m length of semi-massive sulphides unit would produce three samples, two 1.0 m in length and one 0.5 m in length.

Except for Selebi North underground exploration drilling, all drill core arising from underground ore delineation drilling at other shafts was split prior to sampling for density determination and grade analysis.

Underground exploration core, drilled using the U8 Diamec drill rig at Selebi North, was first marked for sampling and then cut in half using a diamond saw. One half was sampled for density determination and grade analysis. The other half was kept in storage for future reference and re-submission, if required.

Core Photography

Drill core was not routinely photographed unless the responsible geologist required a photo of the core for discussion or reference.

Sample Shipping

Underground samples were transported to the laboratory using the identical procedures as the surface samples.

7.5.3	PNRPL Drilling by Handling Protocols
7.5.3.1	Surface Drilling

The drill rigs were positioned on prepared drill pads over a surveyed and pegged collar location and oriented by alignment by positioned front sights. The drill head was then fine-tuned and set to the desired azimuth and inclination utilizing a Reflex TN-14 gyrocompass instrument ±0.2 azimuth latitude dependent and ±0.05° dip latitude dependent). Inclination was double checked using an inclinometer.

Holes were cased with HW casing through overburden or cored with PQ (85.0 mm). Once the core barrel was through the overburden, a reduction to recover HQ sized core (63.5 mm) was completed through the weathered zone until seated in competent rock and beyond. Depth of weathering typically ranged from 15 m to 30 m. Once depth reached approximately 700 m, the rod string was reduced to pass through the HQ rods and drilled to target depth recovering NQ core (47.6 mm).

Upon completion of the hole, the NQ rods were fully extracted, and HQ rods were extracted to a depth of 9nine metres to 12 m beyond the base of weathering in order to keep the hole open for possible borehole surveys or re-entry. The HQ rod strings were capped (welded) with a steel base to prevent sinkage during rainy seasons.

The drilled core was extracted and placed in metal core boxes, which, depending on core diameter, could hold up to five metres of core (NQ). The core boxes were then transported from the drilling sites to the geology core yard where core processing and logging was carried out by qualified PNRL geologists.

Collar and Down Hole Survey

Collar positions were surveyed by external contractor Drysdale and Associates Limited (Drysdale) of Francistown, Botswana, using a Leica Differential GPS system with current Leica

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Blue Certificates and provided to PNRL in WGS84 coordinate system, UTM zone 35 South format.

Down hole surveys were carried out by Mitchell personnel using a Reflex EZ-Gyro and a Reflex Sprint IQ Gyro (±1.0° Az and ±0.3° dip, which are latitude dependent). Systematic readings, taken approximately every 30 m, tracked the hole trace so directional wedges could be used to redirect the hole if needed. Immediately upon completion of a drill hole, a PNRL employee surveyed the hole using an alternate Reflex Sprint IQ instrument in continuous “sprint” mode, set to take readings every five metres.

Readings were taken when the survey tool was lowered, and a new hole survey was completed on the way up. The “in” and “out” surveys were compared to ensure the instrument was functioning properly and as an additional validation step. Reflex software automatically compares the two surveys, and the survey is considered successfully ‘closed’ if the difference is <1% between the two surveys.

Oriented core measurements were made at the drill by Mitchell personnel using a Reflex ACTIII tool.

Some historical collar positions have been surveyed by trained PNR operators using a PNR owned Trimble R8 Differential GPS with ±0.08 cm horizonal precision and ±0.15 cm vertical precision.

7.5.3.2	Underground Drilling

The underground drill rigs are positioned in drill bays and the drill head is set to the desired azimuth and inclination utilizing a Reflex TN-14 gyrocompass instrument (±0.2° azimuth latitude dependent and ±0.05° dip latitude dependent), and double checked using an inclinometer.

All holes are cased with NW casing (88.9 mm) into the wall or floor of drill bay and drilled using BQTK sized core (40.7 mm). Upon completion of the hole the casing is capped with aluminum cap with the drill hole name punched into it.

The drilled core is recovered and placed in metal core boxes, which are transported each shift to the geology core yard.

Collar and Down Hole Survey

Down hole surveys are carried out by Fusion Drilling personnel using an Axis-Champ-Gyro (±0.75° Az and ±0.15° dip). An initial shallow reading (less than 17 m) is taken to allow redirection if needed. After the first reading, systematic readings are taken approximately every five metres and upon completion the driller surveys the hole in continuous mode. Similar to the surface drilling protocol, “in” and “out” surveys are compared.

Axis-Camp-Gyro are brought to surface once every week to be checked by PNR survey personnel. When the instrument fails checks, it is returned to the supplier for replacement.

Oriented core measurements are made at the drill by Fusion drilling personnel using a Reflex ACTIII tool.

7.5.3.3	Core Processing Routines (Surface and Underground)

Core Recovery

Qualified unregistered PNR exploration geologists regularly monitor core recoveries by daily visits to the drill rigs. Drillers are instructed to drill at a slower rate when experiencing blockages

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encountered at fractured or weak zones. Core recovery is reconciled at the core shed, recorded in formatted MS Excel spreadsheets, and then imported into DHLogger.

Geotechnical logging, including rock quality designation (RQD), magnetic susceptibility, and conductivity, using a TerraPlus KT-10 is completed on all holes.

The rock quality designation at the Project is generally high due to the competent lithologies drilled through, e.g., gneissic footwall and hanging wall, and amphibolite host. Core recovery in the weathered zone near surface (up to 50 m depth) is poor and holes are steel cased to avoid hole collapse. The recoveries in the mineralized zones are good, ranging from 90% to 100%. Core loss is very low.

Core Logging

Core is initially cleaned and meterage marked before delineating lithological contacts and marking sample intervals. All core logging and sample selection is completed by degree qualified PNR geologists.  Core is logged digitally into the Fusion database using the DHLogger interface.  Core logging includes identification of lithology, structure, alteration, mineralization, core recoveries, and other notable characteristics.  Logging is completed in sufficient detail to permit detailed lithological and mineralogical studies. Sample intervals are drawn based on different petrological and physical characteristics of each sample length.

Core Photography

All core is photographed with the start, end, and intermediate intervals clearly marked on each box. Core is photographed both wet and dry, and before and after sampling, and marked clearly before storage.

Core Sampling

The PNRL standard operating procedures require sampling of the entire amphibolite host plus a minimum length of one metre in the hanging wall and footwall lithologies. Sample intervals range from a minimum of 0.25 m to a maximum 1.5 m in length, with majority of sampling kept at one metre intervals. Samples below 0.5 m are taken to reflect mineralization and geological contacts, at the discretion of the site geologists. Approximately 10% of samples in the PNR 2023-2024 underground drill hole database are less than 0.50 m, and greater than 99% of all 2023-2024 underground core samples at Selebi North are sampled at or below 1.5 m length.

Prior to cutting, the core is aligned in the box and photographed. Samples are marked directly on the core, which is cut longitudinally using a diamond saw. Core is cut from bottom to top (up hole) with the orientation line facing vertically upwards. After cutting, one half of the sawn core sample is placed in an individual plastic sample bag along with its sample number and sent for analysis in sample batches. The remaining half core is placed back in the core box and retained for reference purposes, i.e., quartered for duplicates or re-analysis.

Sample tag books recording the drill hole number, estimated sulphides, lithology, and the sample interval are maintained at the core shed at the Selebi North Mine site.

Sample Shipping

Following the review of the density results by the geologist, a BCL technician completed the following steps prior to sample shipment to the laboratory:

•	Secured the individual sample bags with cable tie to avoid sample loss.
•	Packaged smaller secured bags into 430 mm x 760 mm x 250 mm polyweave bags.

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•	Secured large bags with cable ties for added protection.
•	Prepared sample dispatch documents (analytical services request sheet) in duplicate listing sample numbers, elements to be analyzed, and any other instructions.
•	Transferred samples to a BCL driver for transport to the laboratory.

Core and Sample Storage

It is a statutory requirement that all core obtained from exploration drilling be kept in storage for future reference. All drill core was thus stored at the PNR core shed at the Selebi North Mine site. Mineralized intervals are stored in a sea container for protection from the weather and non-mineralized core is stored outside on concrete slabs.

For the analyzed sample material, all coarse rejects were placed in storage at the ALS laboratory in Johannesburg for a period of 45 days and were then disposed of. The ’Master Pulps’ were stored at the laboratory for 90 days in case re-analysis was required, and then periodically shipped from the ALS laboratory to Selebi Phikwe, Botswana for long term storage by PNR. Pulps are kept in secured storage in sea containers at the Selebi North Mine site.

The QP considers the core processing routines and lithological logging procedures for exploration holes to be consistent with standard industry practice.

7.6	Hydrogeology Data

GCS Botswana (Pty) Ltd (GCS) was appointed by BCL in Liquidation to conduct a specialist hydrogeological study to complement a mine closure process for the BCL Complex (BCL and TNMC Mines) and the following information is summarized from their 2020 report entitled “BCL Complex Hydrogeological Study; Selebi Phikwe and Tati).

GCS conducted a series of data driven and field investigations, including groundwater and surface water sampling, geophysical investigations, borehole drilling, and aquifer testing. The data collected were used to create a conceptual hydrogeological model over the area and to explore closure management plans and risks for the Project.

Selebi and Selebi North mines are actively dewatered, with water pumped to the Million Gallon Dam (MGD) within Phikwe. In 2020, a cumulative volume of approximately 1000 m3/day was pumped from Selebi North and Selebi. With the cessation of mine dewatering, flooding periods for Selebi and Selebi North are estimated to be between 12 and 13 years, and 33 and 53 years, respectively. The potential exists for the mine workings to flood to a level that may encroach the upper shallow aquifer and surface water rivers and streams. It is GCS’ opinion that after cessation of mine dewatering the workings will flood, but that the water table will stabilize below the upper geological strata and that none of this water will decant from any of the shafts (Labuschagne and Stapelberg, 2020).

7.7	Geotechnical Data

The SLR QP understands that geotechnical data has been acquired over several years and has been used to support the mine development at Selebi. As of the date of this TRS, these reports were not available for review.

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8.0	Sample Preparation, Analyses, and Security

This section summarizes the sample preparation and analysis procedures as applied to historical and current drill hole samples. As of the date of this TRS, SLR had not been able to source documentation describing the sample preparation, analyses, and security procedures followed prior to 2007.

8.1	Historical Work
8.1.1	Sample Preparation, Analysis, and Security

The following sections describe work undertaken by former operator BCL from 2007 to 2016.

Sample Preparation

Core samples from both surface and underground drilling were delivered by BCL personnel to the onsite BCL laboratory, which served as the primary laboratory, for analysis. The BCL laboratory received accreditation from the Southern African Development Community Accreditation Service in accordance with the ISO/IEC 17025:2005 international standard for technical competence of nickel and copper analysis in March 2016. While most samples in the historical database were analyzed prior to this accreditation, in the years prior to accreditation the laboratory had been actively working with the Botswana Bureau of Standards to achieve this goal. As part of this work, a selection of samples was sent to ALS Chemex (ALS) Tati-Phoenix and Nkomati laboratories for quality assurance and quality control (QA/QC) purposes. The ALS laboratories are independent and were accredited according to the South African National Accreditation System.

At the BCL laboratory, samples were crushed in a two step process to ±5 mm, then a ±300 g sample was riffle split and pulverized to <325 mesh.

Sample Analysis

Both the BCL laboratory and the ALS laboratories used a four acid (HNO3-HClO4-HF-HCl) digestion to treat the samples.

At the BCL laboratory, surface samples were assayed for copper, nickel, iron, sulphur, and cobalt using flame atomic absorption spectroscopy (FAAS). ALS analyzed the samples by inductively coupled plasma (ICP)–atomic emission spectroscopy (AES) for a suite of 33 elements (including platinum group elements) according to its analytical code ME-ICP61. ALS analyzed samples with copper and nickel values > 1% (>10,000 ppm) by ICP-atomic absorption spectroscopy (AAS) according to its analytical codes Cu-OG62 and Ni-OG62, respectively.

Underground samples were routinely analyzed by FAAS for nickel and copper, however, provisions were available for analysis of other elements including cobalt, iron, and sulphur, as required.

Density Determination

Bulk density (density) determination was completed using the water immersion method (Archimedes method) by a trained BCL geological technician. The method entails the weighing of a dry sample in air and in water. Density determinations of all samples were carried out in a closed environment at the core shed to avoid external disturbances that may affect the scale

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reading. Dry samples were weighed using an electronic scale sensitive to 0.1 g and capable of measuring weights up to 3,100 g.

Density of a particular sample lithology was reviewed for correspondence with the sample description of the lithology on the log sheet and if there were any marked discrepancies, the process was repeated and the density recalculated.

The recorded bulk density was validated by a geologist to confirm if it corresponded to the lithology as logged. If correct, the geologist approved the batch for dispatch to the laboratory and the density measurements were recorded on a log sheet, otherwise the whole process was repeated.

The QP considers the historical density determination procedure to be adequate and consistent with standard practices.

8.1.1.1	Sample Security

Sample Shipping

Following the review of the density results by the geologist, a BCL technician completed the following steps prior to sample shipment to the laboratory:

•	Secured the individual sample bags with cable tie to avoid sample loss.
•	Packaged smaller secured bags into 430 mm x 760 mm x 250 mm plastic bags.
•	Secured large bags with cable ties for added protection.
•	Prepared sample dispatch documents (analytical services request sheet) in duplicate listing sample numbers, elements to be analyzed plus any other instructions.
•	Transferred samples to a BCL driver for transportation to the onsite laboratory.

Core and Sample Storage

It was a statutory requirement that all core obtained from exploration drilling be kept in storage for future reference. All BCL core was thus stored at the BCL core shed at the Phikwe Mine site.

All production pulp and coarse rejects from the BCL laboratory were kept in storage at the laboratory for three weeks before they were discarded. Coarse rejects from surface exploration campaigns were returned to the Geology department and kept in secured storage at the core shed for one year after the campaign before being discarded.

8.1.2	Quality Assurance and Quality Control

Quality assurance consists of evidence that the assay data has been prepared to a degree of precision and accuracy within generally accepted limits for the sampling and analytical method(s) to support its use in a mineral resource estimate. Quality control consists of procedures used to ensure that an adequate level of quality is maintained in the process of collecting, preparing, and assaying the exploration drilling samples. In general, QA/QC programs are designed to prevent or detect contamination and allow assaying (analytical), precision (repeatability), and accuracy to be quantified. In addition, a QA/QC program can disclose the overall sampling-assaying variability of the sampling method itself.

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There is no evidence that QA/QC samples were submitted as part of analytical programs prior to 2007. QA/QC protocols including insertion rates as presented in Table 8-1 were implemented by BCL in 2007 and are summarized from Lungu (2016).

Table 8-1:	Historical QA/QC Sample Insertion Rates
QA/QC Sample Type	Frequency	Placement
Field Duplicate	1 in 20[1]	Random, Preference for Within Mineralized Zone
Check Assay (Pulp Return)	0 to 5 in 20	Random
Coarse Rejects (Coarse Return)	0 to 5 in 20	Random
Blank	1 in 20	Random, Preference for Within Mineralized Zone
Certified Reference Material (CRM)	1 in 20	Random

Source: modified from Lungu, 2016

Notes:

1.

Field duplicate submission was limited to surface and Selebi North underground exploration holes only. Small diameter underground drill holes were submitted whole to the laboratory for analytical testing.

In addition to blind sample submissions to the laboratory by the BCL geological department, the BCL laboratory included certified reference material (CRM) samples for internal monitoring at a rate of 1 in 10, as well as duplicate samples (rate unknown).

SLR received and reviewed a partial database of QA/QC results representing analytical results from 2010 to 2014 (Table 8-2). As of the time of this TRS, it was unknown whether a complete database of the historical QA/QC samples and results exists. In addition to this data, SLR received several partial datasets and analytical result compilations and summaries including the following:

•	A comparison of 64 primary nickel and copper analytical results from the BCL laboratory analyzed in 2010 with ALS Tati and Nkomati laboratories check assay results.
•	A graphical comparison of 184 paired primary (BCL laboratory) copper and nickel analytical results against ALS analytical results (no date).
•	A tabular and graphical comparison of 18 paired primary (BCL laboratory) copper and nickel analytical results against ALS check assays and internal pulp duplicates (no date).
•	A dataset comparing 158 internal re-assays of nickel and copper pulp duplicate samples from six batches, alongside 17 CRMs (no date).
•	A data and control plot of 58 blank reference material samples (no date).

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Table 8-2:	Summary of Available Historical QA/QC Database Entries
Year	Assay Count	Reference Sample Count
		AMIS0060	AMIS0061	Blank
2010	20	2	2	-
2011	30	-	-	4
2012	252	6	6	6
2013	102,458	298	318	176
2014	18,325	33	65	160
Total	121,165	339	391	346

Notes:

1.	Counts represent single variable results. A single CRM assayed for both nickel and copper may be represented twice.

Lungu (2016) concluded that BCL’s QA/QC protocols were inconsistently followed both temporally and in different parts of Selebi-Phikwe, however, reviewed available results and observed them to be sufficient to support the estimation of Mineral Resources. Lungu (2016) recommended that QA/QC protocols be standardized across the site and for all sample types and that sample support from drill holes be delineated spatially and used to support classification criteria.

The SLR QP reviewed the available information and noted some deficiencies in the QA/QC sample results, including evident sample mix-ups in CRM material results, as well as observed biases in some CRM and check assay results. The QP is of the opinion that the results are inconclusive and lack temporal and spatial context. The sample type and location being supported by the QA/QC samples is not known, nor is the purpose, original conclusions drawn, or actions taken based on the results of the analysis. SLR was not able to source comprehensive QA/QC data or reports representing or summarizing QA/QC sample collection at the Project from 2007 to 2016. As a result, the QP is of the opinion that further QA/QC compilation, data verification, and statistical comparisons with recent data are required to support the inclusion of the historical drill hole information in a Mineral Resource estimate.

8.2	Current Work

Sample Preparation and Analysis

Samples collected at the Project are submitted to ALS Chemex South Africa in Johannesburg, (ALS Johannesburg) for preparation and analysis. ALS Johannesburg is independent of PNRPL and its facilities are accredited to the International Organization for Standardization/International Electrotechnical Commission (ISO/IEC) 9001:2008 standards, for all quality management and to ISO/IEC 17025:2005 for all relevant procedures.

A check assay program by a secondary laboratory was completed at SGS South Africa (PTY) Ltd. (SGS) of Johannesburg, South Africa. This facility is also an accredited facility to SANAS ISO 17025 by SANAS.

The following analysis is undertaken at the ALS Johannesburg facilities:

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•

Sample Preparation: PREP-31 and PREP-32H. Samples are crushed to 70% less than 2 mm, riffle split to 250 g, pulverized split to greater than 85% passing 75 µm. PREP-32H provides a larger pulverized sample for pulp duplicates.

•	Analysis: ME-ICP81. Samples are decomposed using a peroxide fusion with an ICP-AES finish to measure Ni, Cu, Co, As, Pb, Zn, S, Fe, Al2O3, CaO, Cr2O3, Fe2O3, K2O, MgO, MnO, SiO2, TiO2.
•	Analysis PGM-ICP23. Analyses for Pt, Pd, and Au are by fire assay with an ICP-AES finish.
•	Analysis ME-ICP61. Samples are analyzed using four acid digestion with ICP-EAS finish are completed to measure Ag
•	Analysis S-IR08. If sulphur over-runs occur, total S is determined by LECO furnace and infrared spectroscopy

In the SLR QP’s opinion, the sample preparation and analytical procedures are acceptable for the purposes of Mineral Resource estimation.

Density Determination

Bulk density (density) determination was completed using the water immersion method (Archimedes method) by a trained PNR geological technician. All determinations were carried out in a closed environment at the core shed to avoid external disturbances that may affect the scale reading. Dry samples were weighed using an electronic scale sensitive to 0.1 g and capable of measuring weights up to 3,100 g.

Density of a particular sample lithology was reviewed for correspondence with the sample description of the lithology on the log sheet and if there were any marked discrepancies, the process was repeated and recalculated.

The recorded densities were validated by a geologist to confirm if they correspond to the lithology as logged. If correct, the geologist approved the batch for dispatch to the laboratory and the density measurements were recorded on a log sheet, otherwise the whole process was repeated.

The QP considers the density determination procedure to be adequate and consistent with standard practices. Density measurements were recorded on all core samples in 2022, 2023, and 2024 to build a database to establish the relationships between iron content (as a proxy for sulphide content), and to support the interpolation of density during resource estimation.

8.2.1	Sample Security and Database Management

Samples are handled and transported by PNRPL personnel or contractors. Drill core is stored at the onsite core storage facility, the grounds of which are locked. The storage facilities are open with 2022 mineralized intervals stored in a locked sea container. A core storage map in maintained by PNRPL. Sample rejects are stored at the ALS site and then are disposed.

Residual coarse rejects are placed in air proof plastic bags and stored on pallets at the ALS prep lab in South Africa. The coarse rejects are stored for a period of 90 days and then they are disposed. The ’Master Pulps’ in ALS Johannesburg are periodically shipped to Selebi Phikwe, Botswana for long term storage by PNRL.

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PNRL drill hole logging data are maintained in DHlogger software, with regular back ups. Analytical data is currently maintained in spreadsheets outside of DHLogger. Historical databases are maintained separately in a series of MS Access, mining software (Datamine), or MS Excel file types. The QPs recommend that a comprehensive and validated database representing historical drill holes be prepared and merged with the current database, and that analytical results be imported directly into and maintained within a data management software.

In the QP’s opinion, the sample security procedures are adequate for the purposes of Mineral Resource estimation when considered alongside additional verification tests completed by the QP, however, improvements are warranted, specifically with reference to the historical data.

8.2.2	Quality Assurance and Quality Control
8.2.2.1	QA/QC Protocols

Blank samples and CRM samples are inserted regularly at a rate of one per 20 samples within a batch not exceeding 200 samples. CRM samples are chosen based on anticipated nickel content of the proximal mineralized core sample. All QA/QC sample insertions maintain consecutive numerical order. A pulp silica blank was also inserted every 20 samples. All CRMs are certified for nickel and copper and are matrix matched.

QA/QC sample results are reviewed upon receipt by the corporate geology team.

A summary of annual QA/QC submittals is presented in Table 8-3.

Table 8-3:	Summary of QA/QC Database Submissions
Sample	Assay Count	Submission Rate % Total
Core Samples	5,052
Blanks (Gran.Gn. & Silica Pulp Blank)	285	5.3
Standards (CRMs)	300	5.6
Coarse Duplicates	611	11.4
Check Assays on Pulps	72	1.4

8.2.2.2	Blank and Certified Reference Material

Both coarse and fine blank samples are employed as control samples within the sample sequence at Selebi.

1

A barren quartz-feldspar gneiss obtained locally at the project site is used to monitor potential sample contamination at the sample preparation stage. Early results indicate erratic copper values and as of the effective date of the report was in the process of being replaced with a quartzite material sourced from Madinare.

2

Two analytical silica pulp blanks, one prepared by AMIS (AMIS0577) and one prepared by CF Reference (CFRM-900) are in use to monitor sample mix-ups, contamination, and instrumentation drift at the analytical stage.

A total of six matrix matched reference material samples are in use at the site, ranging in nickel grades from 0.2985% to 2.452%, and copper grades from 0.210% to 2.741%. Failures for CRM data are defined by PNRL as when values report further than three standard deviations from the

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expected value. When this occurs, the failed CRM alongside 10 samples on either side of the CRM in consecutive order are repeated by ALS Johannesburg at the request of PNRL.

A summary of in use blank and CRM samples are presented in Table 8-4 and Table 8-5 alongside their failure rates.

Table 8-4:	Summary of Blanks Used in the 2022 to 2024 QA/QC Programs
Control Sample	% Ni (Failure rate%)	% Cu (Failure rate%)	Submissions To Date
Blank (Field Gneiss) *	0.0	0.0	44
AMIS0577 (silica)**	0.0	0.0	9
CFRM-900 (silica)*	0.0	0.8	252

Notes:

1.	* - Failure rates calculated from a coarse blank threshold limit of 0.05% for base metals.
2.	**- Failure rates calculated from a fine blank threshold limit of 0.03% for base metals.

Table 8-5:	Summary of CRM Samples used in the 2022 to 2024 QA/QC Programs
CRM	Element	Unit	Period Range	No Samples	SD	Mean	EV	No. Outliers	Bias (%)	No.Outliers (%)
AMIS0316	Cu	ppm	(2022, 2022)	6	0.006	0.21	0.21	0	0.4	0.0
	Ni	ppm	(2022, 2022)	6	0.024	0.60	0.595	0	0.0	0.0
AMIS0385	Cu	pct	(2022, 2022)	3	0.019	0.98	0.96	0	2.2	0.0
	Ni	pct	(2022, 2022)	3	0.036	1.81	1.77	0	2.1	0.0
AMIS0283	Cu	pct	(2022, 2022)	1	0.091	2.77	2.741	0	1.1	0.0
	Ni	pct	(2022, 2022)	1	0.099	2.20	2.257	0	-2.5	0.0
CFRM-100	Cu	pct	(2022, 2024)	156	0.014	0.35	0.349	1	-0.4	0.6
	Ni	pct	(2022, 2024)	156	0.015	0.31	0.299	1	3.5	0.6
CFRM-101	Cu	pct	(2022, 2024)	60	0.031	0.89	0.881	0	0.5	0.0
	Ni	pct	(2022, 2024)	60	0.035	1.17	1.191	3	-2.0	5.0
CFRM-102	Cu	pct	(2023, 2024)	74	0.071	1.72	1.695	0	1.7	0.0
	Ni	pct	(2023, 2024)	74	0.049	2.48	2.452	3	1.3	4.1

Notes:

1.	SD = Standard Deviation
2.	EV = Expected Value

SLR reviewed the analytical work completed by PNRL and prepared control charts for selected CRMs for copper and nickel.

Precision of cobalt results was found to be quite low, which is often the case with low values proximal to the detection limit of the analytical method.

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The CRMs AMIS0316, AMIS0385 and AMIS0283 were inserted into the sampling stream from February to August 2022, however, due to the limited number of samples (10 in total), these results are not sufficient to draw any definitive conclusions.

Figure 8-1 and Figure 8-2 illustrate the performance of the low-grade CRM CFRM-100 as analyzed by ALS between 2022 and 2024. During this period, a total of 156 samples were inserted. The analysis shows low biases for both copper and nickel with very few or no samples exceeding the three standard deviation threshold.

Figure 8-3 and Figure 8-4 present the performance of the high-grade CRM CFRM-102, with 74 samples inserted from November 2023 onwards. The results indicate good performance by the primary laboratory for both copper and nickel.

Figure 8-1:Selebi Cu Control Chart for CRM CFRM-100 at ALS: 2022-2024

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Figure 8-2:Selebi Ni Control Chart for CRM CFRM-100 at ALS: 2022-2024

Figure 8-3:Selebi Cu Control Chart for CRM CFRM-102 at ALS: 2023-2024

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Figure 8-4:Selebi Ni Control Chart for CRM CFRM-102 at ALS: 2023-2024

8.2.2.3	Field, Coarse Reject, and Pulp Duplicates

Coarse reject (preparation) duplicate samples are submitted for re-analysis to evaluate sample homogeneity at the coarse crush stage during sample preparation. Samples represent a second 250 g sample portion from a riffle splitter.

Figure 8-5 presents the coarse duplicate results, demonstrating good grade coverage and strong correlation for copper and nickel (0.995 and 0.994, respectively). Additionally, the original and duplicate pairs exhibit statistical similarity, indicating good repeatability by ALS.

No field or pulp duplicates are part of the Selebi QA/QC program currently.

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Figure 8-5:	Selebi Scatter Plots of Coarse Duplicates at ALS: 2022 to 2024

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8.2.2.4	Check Assays

To facilitate assay checks at a secondary lab, PNRL selected a total of 72 pulp samples for submission to a second laboratory. The check sample was a ‘Scoop Split Replicate’ and was split from the original 250 g master pulp, then sent directly to SGS for assay. Results for copper and nickel are presented in Figure 8-6. CRM samples were not submitted as part of this program.

The SLR QP reviewed the results and found that the primary laboratory (ALS) reported consistently higher values for both copper and nickel than the secondary laboratory (SGS) at all grades of mineralization. These results indicate a potentially significant positive bias, however, this conclusion is not backed by CRM results at ALS.

In reviewing results, PNRL technical staff proposed that the results could be caused by a resettling of the pulp sample over the extended time between preparation and submission to SGS, and that the bias could be resolved through remixing of the pulp prior to resampling. The QP agrees that this is possible and recommends this check assay program be redone with re-homogenization of the pulps prior to sampling, and inclusion of at least 10 CRMs from two different economic value ranges.

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Figure 8-6:	Scatter Plot of ALS Original Versus External Check at SGS

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8.2.2.5	Conclusions
•

The QA/QC protocols in place are sufficient to monitor sample quality assurance and control at the Project. Some protocol improvements are possible and include a review of the number of reference material samples in place at site, the grade range of reference material samples, and the insertion of field and pulp duplicates.

•

The results of the fine blank sample program indicate low likelihood of sample mix-ups within the program. The coarse blank in place returned a small number of anomalous copper values. The coarse blank is being replaced with a quartzite material sourced from Madinare.

•

The results from the reference material sample program, which includes CRMs AMIS0316, AMIS0385, and AMIS0283, are insufficient to draw conclusive results due to the limited number of samples. However, the newer CRM series CFRM-100 to CFRM-102 shows overall good performance by the primary laboratory, with only a few outliers exceeding the threshold.

•	The results of the coarse duplicate program indicate good repeatability for copper and nickel analytical results by the primary laboratory.
•

The results of the check assay program point to inadequate homogenization of the pulps prior to sampling. The SLR QP is of the view that the check assay results are inconclusive and inconsistent with the CRM results.

8.2.2.6	Recommendations
1	Re-do the check assay program, ensuring CRMs are submitted to the secondary laboratory, and sample homogenization is performed before resampling.
2	Continue to monitor accuracy issues at the primary laboratory.
3

Maintain a balanced number of submissions for low-grade, moderate-grade, and high-grade CRMs to avoid low-grade standards being over-represented. Ensure all grades of interest are monitored by inserting a sufficient number of samples, ideally more than 30 samples for each individual CRM in a drilling campaign, to allow for statistically meaningful conclusions to be drawn.

4	Initiate a program of field duplicate samples at a rate of approximately 1 in 50. Submit two half core samples and include samples expected to be economically mineralized.
5	Initiate a program of pulp duplicate samples at a rate of approximately 1 in 50. Submit samples expected to be economically mineralized.
6	Reduce insertion rate of coarse duplicates to approximately 1 in 50.

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9.0	Data Verification
9.1	SLR Site Verification Procedures

A site visit to the Project was conducted by an SLR Principal Geologist and an SLR Associate Resource Geologist on May 13 and May 15, 2024. An earlier visit was also undertaken by an SLR Associate Environmental Consultant from May 2 to May 6, 2021.

While onsite, SLR Geological QPs visited the core shack and library, reviewing previously requested core for Selebi Main and North as well as core processing, logging and sampling procedures, and carried out a site infrastructure tour, visiting Shafts 2 and 4 above ground and observing the general layout of the property. The QPs also completed an underground visit to Selebi North, accessed from Shaft #4 and connecting ramps to levels 733, 810, 850, 856, 880, and 925, observing both N3 and South Limb deposit areas, a recent blast supporting metallurgical testing, evidence of historical channel sampling, active drilling, evidence of other recent drilling, and several opportunities to view mineralization in the backs and walls of the underground development.

The QPs also reviewed historical data collection and processing with the site team.

During the 2021 site visit, the Environmental QP held discussions with site personnel, visited the Selebi and Selebi North underground workings, as well as the adjacent Phikwe property infrastructure, waste disposal facilities, and open pit exposure.

9.1.1	Confirmation of Mineralized Intercepts

While on site in May 2024, SLR Geological QPs visited the core shack and library, reviewing requested core for Selebi Main and North, as well as unprocessed drill core from the previous day’s drilling activities (SNUG-24-114).

Drill core from mineralized intercepts and its immediately adjacent core from the following drill holes were reviewed against the digital database:

•	Selebi: sd119, SMD-22-006A-W2, SMD-22-009A
•	Selebi North: SNUG-23-028, SNUG-23-32, SNUG-23-060

What is assumed to have originally been mineralized core within drill hole sd119 was observed to be completely oxidized, including deep rusting of the containing core box. No mineralization in the drill hole was observed, however, the deep oxidation corresponds to a logged massive sulphide intersection and to elevated copper and nickel analytical results.

But for sd119, all other drill holes were observed to align with the recorded logging, and nickel and copper analytical results were observed correlate with presence of chalcopyrite (Cu) and pyrrhotite and pentlandite (Ni).

While on site in May 2021, the Environmental QP collected a total of nine samples from underground workings and sent them to ALS in Canada for assaying. The samples included the following:

•	Six samples from Selebi North South Limb
•	One sample from Selebi North N2 Limb
•	One sample from the Selebi North Limb

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•	One sample from Selebi

Analytical results for the nine samples returned values ranging from 0.72% Cu to 4.11% Cu and 0.54% Ni to 2.86% Ni.

9.1.2	Confirmation of Drill Hole Location and Survey information

A total of 39 drill hole collars were located at the site, 33 of which were clearly labelled. Collar casings were observed in a variety of conditions, ranging from capped casings extending approximately one metre above the ground, to uncapped flush casings, to holes in the ground with no casings.

Locations were measured using a handheld GPS and approximate measurements of the hole dips and azimuths were taken using a Brunton Compass. All labelled holes were observed to closely approximate the digital database.

9.2	SLR Audit of the Drill Hole Database

Drill hole paper logs from sd108, sd117, and sd55 were reviewed against digital positioning, logging, and analytical results. The paper logs included lithology coding, detailed descriptions of the lithology, drill hole attribute data including collar location and core diameter, mineralogical information including sulphide mineral percentages and mineralogical descriptions, and analytical results for nickel, copper, cobalt, iron, sulphur, and SG.

Original certificates from ALS for the years 2022 to 2024 were compared against assay databases, including drill holes Selebi North Underground series (SNUG), Selebi Main series (SMD), snd132, and snd143. In total, 5,831 samples underwent cross-checks for nickel and copper analysis, revealing only one discrepancy.

Analytical values were compared between the logs and the digital database by PNRPL and were observed to compare well. Of the samples reviewed, only two typographic errors in the elemental analysis results were noted. The SLR QP notes, however, that the digital database has only upheld lithology designation and results for nickel and copper, and sporadically SG.

The original data handoff included historical BCL data that had significant figures of the lithology interval lengths rounded from the nearest decimetre, and detailed descriptions of the lithologies, mineralogy, and alteration were absent from the digital database. The rounding issue was the result of the export out of Studio RM. This was resolved by reviewing the original data and making corrections. The SLR QP understands that PNRL is undertaking a larger digitization and validation exercise to confirm a larger selection of historical logging from underground channel samples and delineation holes and to incorporate missing qualitative and analytical values into the master database.

The QP reviewed the drill hole databases representing surface and underground drilling at Selebi Main and Selebi North in Leapfrog software and conducted a standard review of import errors and visual checks. In addition to the missing analytical data previously mentioned, a number of overlapping, zero length, very long (>10 m), and anomalous intervals were identified in the historical BCL database, again, resulting from the export of the BCL database from Studio RM. Varying significant figures in the From and To columns in some areas have created the appearance of a high number of small overlapping segments. As mentioned above, these errors resulted from the Studio RM export and have been largely resolved.

While visually, survey deviations appear as expected, the SLR QP understands that the re-surveying exercise undertaken on several historical holes has identified large differences in the

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location of mineralized intercepts. Elevation discrepancies between collar locations and topography appear to be small. The SLR QP compared collar locations against georeferenced collar location maps and level plans. The SLR QP observed very good agreement between surface collar locations in the digital database and the location maps for near mine drill holes, however, noted several regional drill holes indicated on the location map to be missing from the digital database.

9.3	SLR Data Verification Conclusions and Recommendations

The Project Team continues to collect, compile, review, and validate technical data relevant for the Project. The field and computer-based validation exercises conducted by the SLR QP and the Project Team indicate the potential for an extensive historical drill hole database to support Mineral Resource estimation work in the SLR QP’s opinion. The QP recommends PNRL continue its validation program and complete validation and digitization of missing information from handwritten logs as part of that work.

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10.0	Mineral Processing and Metallurgical Testing

The BCL concentrator and smelter plants located on the adjacent Phikwe property operated for over 40 years, processing ore from both Selebi and Phikwe until the operations were placed on care and maintenance in October 2016.

The concentrator operated at capacities ranging from 6,000 tpd up to a maximum of 10,000 tpd. The preferred technology adopted for the concentrator was designed to produce a low-grade bulk sulphide Ni-Cu concentrate. Presently, the metallurgical recoveries are based primarily on the historical operating performance achieved.

The Outokumpu flash smelting furnace was commissioned in 1973 and processed Selebi and Phikwe concentrates. The smelting equipment was upgraded over the years to facilitate the incorporation of Ni-Cu concentrates received from the Nkomati Nickel Mine (a joint venture (JV) between Norilsk Nickel Africa Pty. Ltd. and African Rainbow Minerals) and the Phoenix Mine (Tati Nickel Mining Company, later a subsidiary of BCL). The smelter produced a high-grade sulphide matte containing nickel, copper, and cobalt, which was shipped off-site to refineries for further processing.

PNRL’s metallurgical current objectives are significantly different than those of the historical BCL operations. PNRL considers the present smelter on the adjacent Phikwe property to be outdated, in poor condition, and not consistent with current environmental standards. PNRL’s current plan is to produce readily marketable copper and nickel concentrates without recommencing operation of the BCL concentrator or smelter. A preliminary metallurgical study program for separate copper and nickel concentrate production at a conceptual level was completed by SGS Canada (SGS, 2021). The results from the 2021 SGS testing were previously reported (SLR, 2022).

The historical mineralogical data supports Ni-Cu separation in flotation as pentlandite and chalcopyrite, however, these are not commonly associated, and the primary challenge is pentlandite liberation from pyrrhotite. Liberation data suggests that 70% of the pentlandite is finer than 40 µm and that non-liberated pentlandite is associated primarily with pyrrhotite. All copper occurs as chalcopyrite, which tends to liberate slightly coarser than pentlandite.

In 2023, study programs were undertaken by different agencies to investigate various conceptual process options for the Project:

•	Ore Sorting Test Work- Stark Resources (Stark), in Aachen, Germany, studied pre-concentration methods to upgrade the Selebi material (Stark 2024).
•	Flotation Test Work - SGS Canada Inc. (SGS) in Lakefield, Ontario, Canada tested samples from the Selebi and Selkirk deposits with the following objective (SGS, 2024):
o

Explore options to improve nickel recovery and to generate concentrates for downstream hydrometallurgical testing. The remaining composite samples from the 2021 SGS test program were used for testing, including Selebi Main (S Comp) and Selebi North (SN Comp) composite samples.

•

DRA Projects (PTY) Ltd. (DRA) was engaged by PNRL to prepare a Front End Solutions (FES) conceptual study for the Selebi Project, including various process options for concentrate production and processing (DRA, 2023).

Based on the results from these preliminary studies and historical data analyses, PNRL conceptualized a treatment process that included ore sorting and flotation of a bulk concentrate product for sale and estimated the copper and nickel recoveries.

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The report sections below briefly describe the work undertaken for the Project in support of the current conceptual treatment process to produce a bulk concentrate.

10.1Pre-concentration Test Work

Stark conducted some preliminary amenability test work for PNRL on pre-concentration methods (Stark, 2024). X-ray Transmission (XRT) sorting technology was evaluated to determine the effectiveness on Selebi feed samples and to identify whether different lithologies could be detected. Test work focused on separating the minerals from waste materials. The following information is modified from a report prepared by Stark.

Samples of Project material were sent to Stark’s facilities in South Africa by PNRL. Stark did not provide any information describing how the Project samples were originally collected by PNRL or the sample locations. After breaking the larger rock samples with a hammer and chisel, a Stark geologist hand selected rock samples based on the lithologies represented in terms of mineralogy and size. Different rocks were glued onto a test sheet, packaged, and sent to the test facility at RWTH Aachen University in Germany. At the test facility, static scans were taken of the different lithology samples to determine whether the sorting algorithm could distinguish the different lithologies based on PNRL data. Figure 10-1 shows the test sheets and the scanning unit.

Figure 10-1:	Scanning Unit and Test Sheets Mounted with Selebi Materials

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The lab scale sensor showed that the average densities of all lithologies were distinct, except for some particles in the disseminated material and amphibolite waste which had similar densities.

Testing with an industrial scale sensor confirmed the results obtained with the lab scale sensor, and the results are shown in Table 10-1. Among the five lithologies tested, only disseminated material and amphibolite waste had overlapping densities. The industrial sensor identified high-density disseminated sulphide inclusions and classified 83% of the disseminated material as product and 94% of amphibolite particles as waste. The other three lithologies, massive sulphide, pegmatite, and gneiss, were correctly classified as product or waste based on atomic density with 100% accuracy.

Table 10-1:	Summary of the XRT Scan Results
Column Number	Lithology Description	Lithology Classification (Product/Waste)	Product	Waste	Indicated Separation Efficiency (%)
1	Disseminated	Product	15	3	83
2	Massive Sulphide	Product	18	0	100
3	Pegmatite	Waste	0	18	100
4	Amphibolite	Waste	1	17	94
5	Gneiss	Waste	0	18	100
Total					95.6

Overall, the XRT scanning results demonstrated the efficacy of the technology in classifying the Project samples as product or waste based on the atomic density profiles of the rocks scanned. Based on the preliminary test work results, Stark recommended additional work on comminution analysis and modelling, bulk sorting test campaign with larger samples, and economic modelling of the flowsheet options.

10.22023 SGS Test Work Program

The main objective of the 2023 SGS test work program for the Project samples was to produce copper and nickel concentrates for hydrometallurgical testing through 10 kg locked cycle tests (LCT).

The metallurgical test work program included feed characterization (assays and mineralogy of historical cleaner tailings samples) and flotation testing to generate two concentrates for downstream test work.

The information in this section is largely extracted from the 2024 SGS report, which also references information from the 2021 SGS Report, as the same composite samples were used in 2023 SGS testing.

10.2.1	Sample Selection and Preparation

In 2022, the QP described the Project sampling program in detail and provided commentary (SLR, 2022). SLR notes that the approach to sample selection and preparation has not changed since 2022. The same composite samples prepared in 2021 were used again in SGS test work conducted in 2023, therefore, the QP expresses the same concerns with respect to the

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continued use of these samples in metallurgical testing and the reliance on data from any test results generated:

In the QP’s opinion, PNRPL’s procedure of sample selection and collection of non-oxidized material is not considered best practice. However, PNRPL’s method of hand-picking samples was referenced to historical grades during production and is statistically representative of the Selebi mineralization. The test results based on composites prepared from these hand-picked samples may not be indicative of the expected metallurgical performance. Although considered adequate for a ‘proof of concept’ test, the QP recommends that proper sampling of drill core, that is spatially representative of the deposits, be undertaken prior to conducting any further metallurgical testing (SLR, 2022).

10.2.2	Feed Characterization

Table 10-2 provides a summary of the feed characteristics of the two Project test samples. Copper feed grade varied from 1.07% Cu to 1.90% Cu, while nickel feed grade varied from 0.88% Ni to 1.17% Ni. Nickel sulphide (Ni(s)) assays suggested that most of the nickel was in sulphide form.

Table 10-2:	Head Assays of Test Samples
Analysis	Unit	SN Comp	S Comp
Cu	%	1.07	1.90
Ni	%	1.17	0.88
Ni(s)%		1.12	0.85
Fe	%	32.3	20.6
S	%	16.5	11.9

A subsample from each of the test samples was submitted for mineralogical analysis using Quantitative Evaluation of Materials by Scanning Electron Microscopy (QEMSCAN) at a grind size of 80% passing (P80) 84 μm, 115 μm, and 122 μm, respectively. The major sulphide minerals were identified as chalcopyrite, pentlandite, and pyrrhotite, with lesser amounts of pyrite. Pyrrhotite content was very high in these samples, ranging from 22% to 37%. Approximately 80% of the nickel was contained in pentlandite and approximately 15% of the remaining nickel was mostly hosted by pyrrhotite in solid solution. Minor amounts of nickel (approximately 5%) were hosted by non-sulphide gangue minerals.

While chalcopyrite and pyrrhotite were well liberated at the grind size submitted for mineralogy, pentlandite was poorly liberated. Results indicate that the use of regrinding will be critical to fully liberate pentlandite in order to maximize nickel recovery and grade.

10.2.3	Mineralogy

In 2023, the LCT-2 Po first cleaner tails sample of the SN Comp (80% passing size, p80 of 15 µm) from the 2021 SGS test work was submitted for mineralogical analysis in an attempt to understand the reasons for the nickel losses. From an analysis of the deportment of sulphide nickel, it was determined that pentlandite hosted most of the nickel losses (70.2%) and the remainder of the losses was nickel in pyrrhotite (29.8%) in the tails sample. The pentlandite was well liberated (approximately 80%) and the non-liberated pentlandite was mainly associated with pyrrhotite (19%). The mineralogy suggested that pentlandite liberation was not the main cause

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for nickel losses to the sample, however, overgrinding the sample could cause challenges to the recovery of the fines by flotation.

SLR notes that mineralogical analysis was performed on a single, historical LCT sample of the first cleaner tails representing the composite sample, SN Comp, and that more testing and analysis is recommended for material representing Selebi and Selebi North.

10.2.4	Flotation

Selebi flotation testing to produce separate copper and nickel concentrates was conducted in 2021 by SGS, and was previously reviewed (SLR, 2022). In 2023, four LCT (LCT-7 to LCT-10) were completed on 2021 Selebi composite samples using approximately10 kg test charges and these are shown in Table 10-3. The information in this section was largely taken from the recent SGS report (SGS, 2024).

Table 10-3:	Summary of LCT Tests
Test ID	Sample ID	Test Description	Sample Charges
LCT-7	SN Comp	Bulk Cu/Ni LCT	5 x 9.4 kg
LCT-8	S Comp	Bulk Cu/Ni LCT	10 x 9.2 kg
LCT-9	SN Comp	Cu-Ni Sep LCT	7 x 860 g
LCT-10	S. Comp	Cu-Ni Sep LCT	9 x 1,027 g

The flowsheet for LCT-7 and LCT-8 is shown in Figure 10-2. The flowsheet for LCT-9 and LCT-10 is shown in Figure 10-3.

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Figure 10-2:	Flowsheet of LCT-7 and LCT-8

Figure 10-3:	Flowsheet of LCT-9 and LCT-10

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The main objective of tests LCT-7 and LCT-8 was to generate Cu/Ni cleaner concentrates. The Cu/Ni cleaner concentrates were filtered and the total wet weight was recorded. A subsample was taken for moisture measurement and assay. The remaining sample was repulped and stored until a Cu-Ni separation test could be performed.

The Cu/Ni cleaner concentrates were generated from the same sample in each cycle of the three LCT (LCT-7 and LCT-8) were combined, filtered, homogenized, and split into equal weight charges for use in the Cu-Ni separation LCT (LCT-9 and LCT-10). The Cu-Ni separation tests were conducted based on the previously established flowsheet in which separation was achieved by depressing nickel at high pH (12.0) using lime together with a polishing grind.

10.2.4.1	LCT on Selebi SN Comp (LCT-7 and LCT-9)

Test LCT-7 was completed in seven cycles using 9.4 kg SN Comp test charges per cycle to produce bulk Cu/Ni cleaner concentrate. The stability check showed that cycles C to E were stable and suitable for projected mass balance calculations.

The projected mass balance results are presented in Table 10-4. The combined Cu/Ni 1stCleaner Concentrate and Po 3rd Cleaner Concentrate graded approximately 12% Cu+Ni at 97% Cu recovery and 80% Ni recovery.

The Cu-Ni separation test was conducted in test LCT-9. Following statistical analyses, cycles F to J were deemed suitable for projected mass balance calculations. The projected metallurgical results are presented in Table 10-5 and showed the stage recovery of copper to the copper concentrate was 75% at a grade of 34% Cu and 0.6% Ni. The nickel stage recovery to the nickel concentrate (Cu Ro Scav Tails) was 98.6% at a grade of 7.5% Ni and 1.9% Cu.

The combined results of LCT-7 and LCT-9 are presented in Table 10-6. The overall copper recovery to the Cu 3rd Cleaner Concentrate was 71% at a grade of 33.5% Cu and 0.6% Ni. The overall nickel recovery to the combined nickel concentrate (Cu Ro Scav Tails and Po 3rd Cl Conc.) was 80% at a grade of 7.3% Ni and 2.0% Cu.

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Table 10-4:	LCT-7 (SN Comp) Metallurgical Projections (C-E)
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu/Ni 1st Cl Conc.	14.9	6.51	5.96	35.7	18.9	15.7	62.1	12.5	95.9	77.4	35.9	95.9	87.4	27.8
Po 3rd Cl Conc.	0.7	2.26	4.32	35.6	6.54	10.9	77.2	6.57	1.5	2.5	1.6	1.5	2.7	1.5
Comb. Cu/Ni Conc.	15.6	6.33	5.89	35.7	18.4	15.5	62.8	12.2	97.4	79.9	37.5	97.4	90.1	29.2
Po 1st Cl Tails	16.0	0.08	0.75	33.8	0.23	0.88	86.8	0.83	1.3	10.5	36.5	1.3	5.2	41.5
Po Ro Tail	68.4	0.02	0.16	5.63	0.06	0.18	14.4	0.18	1.4	9.5	26.0	1.4	4.7	29.4
Head (Calculated)	100.0	1.01	1.15	14.8	2.94	2.68	33.5	2.16	100	100	100	100	100	100
Head (Direct)		1.07	1.17	16.5	3.10	2.69	37.7	2.24

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

Table 10-5:	LCT-9 (SN Comp) Metallurgical Projections (F-J) – Stage Performance
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu 3rd Cl Conc.	14.4	33.5	0.62	34.7	98.3	1.68	2.33	34.1	74.5	1.4	14.4	74.5	1.4	0.5
Cu Ro Scav Tail	85.6	1.93	7.46	34.6	5.66	19.5	71.4	9.38	25.5	98.6	85.6	25.5	98.6	99.5
Head (Calculated)	100.0	6.48	6.47	34.6	19.0	16.9	61.5	13.0	100	100	100	100	100	100
Head (Direct)		6.75	6.13	35.9	19.8	16.0	65.1	12.9

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

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Table 10-6:	Combined LCT-7 and LCT-9 Results for SN Comp
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu 3rd Cl Conc.	2.1	33.5	0.62	34.7	98.3	1.68	2.33	34.1	71.4	1.1	5.1	71.5	1.3	0.2
Cu Ro Scav Tail	12.8	1.93	7.46	34.6	5.66	19.5	71.4	9.38	24.4	77.8	30.1	24.4	86.9	27.3
Po 3rd Cl conc.	0.7	2.26	4.32	35.6	6.54	10.9	77.2	6.57	1.5	2.3	1.6	1.5	2.5	1.5
Po 1st Cl tails	16.0	0.08	0.75	33.8	0.23	0.88	86.8	0.83	1.3	9.9	36.9	1.3	4.9	41.6
Po Ro Tails	68.4	0.02	0.16	5.63	0.06	0.18	14.4	0.18	1.4	9.0	26.2	1.4	4.4	29.5
Com. Ni Conc. (Cu Ro Scav Tail + Po 3rd Cl Conc.)	13.4	1.95	7.30	34.7	5.70	19.1	71.7	9.25	25.9	80.1	31.8	25.9	89.5	28.8
Head (Calculated)	100.0	1.01	1.22	14.67	2.96	2.86	33.4	2.23	100	100	100	100	100	100
Head (Direct)		1.07	1.17	16.50	3.10	2.69	37.7	2.24

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

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10.2.4.2	LCT on Selebi S Comp (LCT-8 and LCT-10)

Test LCT-8 was completed in ten cycles using 9.2 kg S Comp test charges per cycle to produce bulk Cu/Ni cleaner concentrate. The stability check showed that cycles F to J were stable and suitable for projected mass balance calculations.

The projected mass balance results are presented in Table 10-7. Test LCT-8 produced a combined concentrate of Cu/Ni 1st Cleaner Concentrate and Po 3rd Cleaner Concentrate grading approximately 21% Cu+Ni at 98% copper recovery and 70% nickel recovery.

Before proceeding with the Cu-Ni separation LCT test (LCT-10), a batch flotation test (BF-2) was performed on a test charge of LCT-8 Cu/Ni Cleaner Concentrate weighing approximately 1.027 kg to establish baseline conditions for test LCT-10. Test results are summarized in Table 10-8. Two stages of copper cleaning were found to be adequate and PAX dosages could be increased in the copper rougher and scavenger stages to improve copper recovery.

The Cu-Ni separation test was performed in test LCT-10. Following statistical analyses, cycles H to I were deemed suitable for projected mass balance calculations. The projected metallurgical results are presented in Table 10-9 and showed the stage recovery of copper to the copper concentrate was 86% at a grade of 27.1% Cu and 0.6% Ni, with the remaining 14% reporting to the nickel concentrate. The nickel stage recovery to the nickel concentrate (Cu Ro Scav Tails) was 94% at a grade of 9.3% Ni and 4.5% Cu.

The combined results of LCT-8 and LCT-10 are presented in Table 10-10. The overall copper recovery to the Cu 3rd Cleaner Concentrate was 83% at a grade of 27.1% Cu and 0.6% Ni. The overall nickel recovery to the combined nickel concentrate (Cu Ro Scav Tails and Po 3rd Cl Conc.) was 65% at a grade of 9.1% Ni and 4.5% Cu.

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Table 10-7:	LCT-8 (S Comp) Metallurgical Projections (F-J)
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu/Ni 1st Cl Conc.	11.3	16.2	5.32	36.4	46.9	14.2	39.6	21.5	97.0	67.8	36.4	97.0	76.7	19.8
Po 3rd Cl Conc.	0.4	3.67	5.58	37.0	10.7	14.5	74.1	9.26	0.8	2.5	1.3	0.8	2.8	1.3
Combined Cu/Ni Conc.	11.7	15.8	5.33	36.4	45.7	14.2	40.8	21.1	97.8	70.4	37.7	97.8	79.4	21.1
Po 1st Cl Tails	17.7	0.14	1.13	33.2	0.42	1.97	84.2	1.28	1.4	22.7	52.2	1.4	16.6	66.2
Po Ro Tail	70.5	0.02	0.09	1.62	0.07	0.12	4.1	0.11	0.9	6.9	10.1	0.9	3.9	12.7
Head (Calculated)	100.0	1.89	0.89	11.3	5.47	2.10	22.6	2.77	100	100	100	100	100	100
Head (Direct)		1.90	0.88	11.9	5.51	2.06	24.1	2.78

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

Table 10-8:	BF-2 (S Comp) Flotation Test Results
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu 3rd Cl Conc.	27.2	31.3	0.41	33.9	90.7	1.07	4.66	91.8	53.6	2.2	27.2	20.8	53.6	2.1
Cu 2nd Cl Conc.	31.0	30.8	0.54	33.9	89.4	1.41	5.67	90.8	60.0	3.2	30.9	23.9	60.0	3.1
Cu Ro Scav Tail	35.2	6.37	5.72	33.7	18.5	15.1	57.8	33.5	14.1	39.0	34.9	42.5	14.1	38.3

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

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Table 10-9:	LCT-10 (S Comp) Metallurgical Projections (H-I) – Stage Performance
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu 2nd Cl Conc.	49.7	27.1	0.57	35.6	78.6	1.30	20.1	27.7	85.5	5.7	50.5	85.5	4.9	26.1
Cu Ro Scav Tail	50.3	4.56	9.31	34.5	13.2	25.1	56.2	13.9	14.5	94.3	49.5	14.5	95.1	73.9
Head (Calculated)	100.0	15.8	4.96	35.1	45.7	13.3	38.3	20.7	100	100	100	100	100	100

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).
Table 10-10:	Combined LCT-8 and LCT-10 Results for S Comp
		Assays (%)							% Distribution
Product	Wt (%)	Cu	Ni	S	Cp	Pn	Po	Cu+Ni	Cu	Ni	S	Cp	Pn	Po
Cu 3rd Cl Conc.	5.6	27.1	0.57	35.6	78.6	1.30	20.1	27.7	82.9	3.8	18.0	82.9	3.7	5.0
Cu Ro Scav Tail	5.7	4.56	9.31	34.5	13.2	25.10	56.2	13.9	14.1	62.5	17.6	14.1	71.7	14.2
Po 3rd Cl conc.	0.4	3.67	5.58	37.0	10.7	14.5	74.1	9.26	0.8	2.6	1.3	0.8	2.9	1.3
Po 1st Cl tails	17.7	0.14	1.13	33.2	0.42	1.97	84.2	1028	1.4	23.8	52.9	1.4	17.6	66.6
Po Ro Tails	70.5	0.02	0.09	1.62	0.07	0.12	4.06	0.11	0.9	7.3	10.3	0.9	4.1	12.8
Com. Ni Conc. (Cu Ro Scav Tail + Po 3rd Cl Conc.)	6.1	4.50	9.06	34.7	13.0	24.4	57.4	13.6	14.9	65.2	18.9	14.9	74.6	15.6
Head (Calculated)	100.0	1.84	0.85	11.2	5.33	1.99	22.4	2.68	100	100	100	100	100	100
Head (Direct)		1.90	0.88	11.9	5.51	2.06	24.1	2.78

Note:

1.	Pyrrhotite (Po), Chalcopyrite (Cp), Pentlandite (Pn).

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10.3Metal Upgrade Ratios and Mass Pull Analyses

PNRL summarized select historical data reported for the production of separate copper and nickel concentrates and collaborated with DRA in the data analyses. This historical data provided by PNRL has been reproduced by SLR in Table 10-11 (PNRL, 2024a), however, the QP has not been able to verify all of the data presented from the sources listed. The production of separate copper and nickel concentrates from select tests and other sources was subsequently analyzed by DRA to determine the relationships between metal upgrade ratios and % mass pull in flotation for copper and nickel in bulk concentrate. Figure 10-4 and Figure 10-5 show the nickel upgrade ratio (UGR) vs. % mass pull (MP) and the copper UGR vs. MP, respectively (PNRL, 2024b). The following formulas were derived from these figures:

•	Ni UGR = -3.155 x ln(MP) + 13.731
•	Cu UGR = 80.371 x (MP)-0.945

The metal upgrade ratios were then used to estimate metal recoveries, as follows:

•	%Ni Recovery to Bulk Concentrate = MP x Ni grade of Bulk Concentrate (%) / ROM Ni grade (%)
•	% Cu Recovery to Bulk Concentrate = Cu grade of Bulk Concentrate (%) x (MP / ROM Cu grade (%),

where the Cu grade of Bulk Concentrate (%) = Cu UGR / ROM Cu grade (%).

In the QP’s opinion, the copper and nickel grades of bulk concentrate were simulated by DRA based on the manipulation of PNRL data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates.

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Figure 10-4:	Nickel UGR vs. MP

Source: PNRL

Figure 10-5:	Copper UGR vs. MP

Source: PNRL

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Table 10-11:	Historical PNRL Selebi Data on the Production of Separate Copper and Nickel Concentrates
Source	Nickel					Copper
	Head Grade (%)	Conc Grade (%)	UGR	%Mass Pull (MP)	Recovery (%)	Head Grade (%)	Conc Grade (%)	UGR	%Mass Pull (MP)	Recovery (%)	Cu+Ni Head Grade (%)	Cu+Ni Conc Grade (%)	Cu+Ni UGR
1980	0.96	2.72	2.83	30.73	87.07	0.85	2.64	3.11	30.73	95.44	1.81	5.36	2.96
BCL Tech Asses - GT 2010 - 2011	0.57	2.83	4.96	16.69	82.84	0.57	3.24	5.68	16.69	94.85	1.14	6.07	5.32
TWP PFS 2014	0.60	2.85	4.75	17.63	83.74	0.60	3.19	5.32	17.63	93.73	1.20	6.04	5.03
MPP Report	0.65	2.80	4.31	19.60	84.43	0.64	3.11	4.86	19.60	95.24	1.29	5.91	4.58
MPP Report	0.60	2.86	4.77	17.80	84.85	0.60	3.21	5.35	17.80	95.23	1.20	6.07	5.06
MPP Report	0.62	2.84	4.58	18.00	82.45	0.62	3.26	5.26	18.00	94.65	1.24	6.10	4.92
MPP Report	0.57	2.84	4.98	16.30	81.21	0.59	3.30	5.59	16.30	91.17	1.16	6.14	5.29
MPP Report	0.56	2.82	5.04	16.00	80.57	0.57	3.22	5.65	16.00	90.39	1.13	6.04	5.35
1980 (incl. mag sep)	0.92	2.53	2.75	32.00	88.00	1.00	2.97	2.97	32.00	95.04	1.92	5.50	2.86
Frother testing TFB	0.67	2.50	3.73	23.25	86.75	0.71	2.99	4.21	23.25	97.91	1.38	5.49	3.98
Frother testing TFB	0.66	2.42	3.67	23.28	85.36	0.71	2.97	4.18	23.28	97.38	1.37	5.39	3.93
Collector DTP 123	0.54	2.14	3.96	23.45	92.93	0.63	2.64	4.20	23.45	98.38	1.17	4.78	4.09
SGS 2021, Test F13	1.14	4.06	3.57	23.40	83.57	1.04	4.32	4.17	23.40	97.68	2.17	8.39	3.86
SGS 2021, Test F20	1.16	3.86	3.33	22.90	76.24	1.01	4.32	4.26	22.90	97.44	2.17	8.17	3.76
SGS 2021, Test F39 (split circuit)	1.18	7.07	5.99	10.90	65.26	0.98	8.28	8.45	10.90	92.15	2.16	15.34	7.11
HG Bulk FES	0.72	4.59	6.37	10.00	63.69	0.65	6.00	9.23	10.00	92.31	1.37	10.59	7.73
LG Bulk FES	0.72	2.45	3.40	23.00	78.17	0.65	2.75	4.22	23.00	97.13	1.37	5.19	3.79

Note:

1.	Upgrade ratio (UGR).

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10.4Conceptual Mineral Processing

The conceptual mineral processing that PNRL is currently considering involves pre-concentration of Project feed materials via XRT particle sorting technology followed by flotation to produce a bulk concentrate. SLR notes that an overall process flowsheet combining these individual steps has not been developed or tested by PNRL or by any parties (Stark, SGS, or DRA) to date and thus, the metallurgical recoveries for copper and nickel have been estimated for the purposes of Mineral Resource estimation.

PNRL assumed that by particle sorting of Selebi and Selebi North material that approximately 80% of the mined material could be sorted by XRT (20% of the material would be screened), the quantity of gangue material rejected would be 25%, and the quantity of nickel and copper lost in processing would be 5.00%. This data was not confirmed through recent Stark test work.

Based on a target of 6.00% Ni in bulk concentrate and a mass pull in flotation of 12.50%, metallurgical recoveries of 92.3% Cu and 72.0% Ni have been estimated by DRA for bulk concentrate. These metal recoveries reflect PNRL’s historical test data and relationships obtained to produce separate copper and nickel concentrates, with an additional deduction for refining, smelting, transportation costs, and smelter penalties. Currently, iron and MgO are the only deleterious elements that have been identified by PNRL for the application of smelter penalties and this requires further confirmation via metallurgical testing in the production of a bulk concentrate.

10.5Conclusions and Summary

Though the Project Team’s procedure of sample selection and collection of non-oxidized material is not considered best practice, its method of hand-picking samples was referenced to historical grades during production and is statistically representative of the Selebi mineralization. The test results based on composites prepared from these handpicked samples may not be indicative of the expected metallurgical performance. Although considered adequate for a ‘proof of concept’ test, the QP recommended that proper sampling of drill core, that is spatially representative of the deposits, be undertaken prior to conducting any further metallurgical testing (SLR, 2022). SLR confirms that proper sampling is yet to be evidenced as additional metallurgical test work was again carried out in 2023 by SGS under the direction of PNRL using the 2021 SGS Selebi composite samples.

While preliminary flotation test results indicated that Cu-Ni separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met. The copper and nickel grades of bulk concentrate were simulated by DRA based on the manipulation of PNRL data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates. To the best of SLR’s knowledge, pre-concentration techniques have not been used to prepare any Selebi materials for flotation testing to date.

The QP is of the opinion that the metallurgical data verification of key parameters from separate copper and nickel concentrate production by PNRL personnel indicated that the data are adequate to support the metallurgical interpretations by DRA. The QP concludes that the metallurgical and analytical data were collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, however, further testing is recommended to confirm the characteristics of the Selebi final bulk concentrate product.

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11.0	Mineral Resource Estimates

There is no current Mineral Resource estimate on the Project.

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12.0	Mineral Reserve Estimates

This section is not applicable.

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13.0	Mining Methods

This section is not applicable.

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14.0	Processing and Recovery Methods

This section is not applicable.

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15.0	Infrastructure

This section is not applicable.

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16.0	Market Studies

This section is not applicable.

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17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable.

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18.0	Capital and Operating Costs

This section is not applicable.

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19.0	Economic Analysis

This section is not applicable.

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20.0	Adjacent Properties

Mining licence 2022/1L was granted to PNRPL on January 31, 2022, and includes the Selebi Mines deposits. The original licence (4/72) had been granted to BCL on March 7, 1972, and included both the Selebi and Phikwe project areas as well as associated infrastructure, including the concentrator and smelter plants used to process ore from both Selebi and Phikwe. The new mining licence expires on January 30, 2032, however, BCL operated the combined Selebi-Phikwe Project from 1970 until its closure in 2016. Ore was mined from four distinct underground production areas namely the Phikwe (1 Shaft, Phikwe Central, and Phikwe South), and Southeast Extension mines located on the Phikwe project area, and the Selebi North and Selebi mines located on the Selebi Mines project area. Ore from both the Phikwe project area and the Selebi Project area was processed at the concentrator and smelter plants located at Phikwe. Production from the Phikwe property from 1981 to 2016 included 1.629 Mt at average nickel and copper grades of 1.08% Ni and 0.77% Cu, respectively (BCL, 2016).

The SLR QP has not relied on information from adjacent properties in the writing of this TRS and has not verified the information relevant to the Phikwe Project. The information presented for the Phikwe Project is not necessarily indicative of the mineralization on the property that is the subject of this TRS.

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21.0	Other Relevant Data and Information

No additional information or explanation is necessary to make this TRS understandable and not misleading.

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22.0	Interpretation and Conclusions

SLR QPs offer the following conclusions by area:

22.1	Geology and Mineral Resources
•

While there are no current Mineral Resources estimated, there is good potential to establish Mineral Resources at the Selebi and Selebi North deposits, and additional exploration and technical studies are warranted.

•	There is good understanding of the geology and the nature of nickel and copper mineralization of the Project.
•	The sample collection, preparation, and analytical procedures as designed and implemented by former operator BCL and current operator PNRL are appropriate for the style of mineralization.
•

Verification of historical information through comparison of the digital database against selected original logs and assay certificates, and down hole survey confirmation have been undertaken. To date, very limited data or analysis related to quality assurance/quality control (QA/QC) programs supporting the historical drilling has been located. While validation of some historical information is ongoing, the results indicate that the drill hole database is adequate for use in Mineral Resource estimation.

•	Results of the QA/QC programs supporting PNRL’s surface and underground drilling activities at the Project show good precision and accuracy.
22.2	Mineral Processing
•

Based on the results from preliminary studies and historical data analyses, PNRL has conceptualized a treatment process for Selebi and Selebi North material that includes ore sorting and flotation of a bulk sulphide nickel-copper (Ni-Cu) concentrate product.

•

A preliminary ‘proof of concept’ metallurgical sampling and testing program over the Project area was completed in 2021 to support the production of market concentrates for both nickel and copper. Though the Project Team’s procedure of sample selection and collection of non-oxidized material is not considered best practice, its method of hand-picking samples was referenced to historical grades during production and is statistically representative of the Selebi mineralization. The test results based on composites prepared from these handpicked samples may not be indicative of the expected metallurgical performance (SLR, 2022).

•

SLR confirms that proper sampling is yet to be evidenced as additional metallurgical test work was again carried out in 2023 by SGS Canada Inc. (SGS) under the direction of PNRL using the 2021 SGS Selebi composite samples.

•

While preliminary flotation test results indicated that copper-nickel separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met.

•

The copper and nickel grades of bulk concentrate were simulated by DRA Projects (PTY) Ltd. (DRA) based on the manipulation of PNRL data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates.

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•	To the best of SLR’s knowledge, pre-concentration techniques have not been used to prepare any Selebi materials for flotation testing to date.
•

The metallurgical and analytical data have been collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, however, further testing is recommended to confirm the characteristics of the Selebi final bulk concentrate product.

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23.0	Recommendations

The SLR QPs offer the following recommendations by area:

23.1	Geology and Mineral Resources
1	SLR QPs have reviewed and agree with PNRPL’s proposed exploration budget (Table 23-1).
a)	Phase I of the recommended work program will include the continuation of the Selebi North drill program, digitization and verification work, and the estimation of Mineral Resources at the Project.
b)

Concurrent with continued drilling at Selebi North, Selebi will be advanced through a surface drill program with BHEM and televiewer surveys, and technical studies including structural and geochemical studies. Additional budget will be used to complete metallurgical studies and to advance existing development at Selebi North to promote accessibility for deep target drilling.

c)

Contingent upon and guided by the results of Phase 1, additional drilling would support an updated Mineral Resource estimate, closely followed by engineering and metallurgical studies with the goal of advancing the Project toward a Pre-Feasibility Study.

2

Manage historical and current drill hole databases within a single database entity. Note original source and ensure data is verified before and upon migration. Hire a database manager to confirm the integrity of select historical data and to maintain the integrity of PNRL data.

23.2	Mineral Processing
1

Complete additional metallurgical testing using samples from underground workings that are spatially representative of the deposits to confirm the metallurgical recoveries projected following pre-concentration and bulk concentrate flotation.

2	These additional tests should be designed to evaluate recoveries to produce a single bulk concentrate and for separate Ni and Cu concentrates to be used in future trade off studies.

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Table 23-1:Proposed Budget – Phase I

Item	Cost (C$000)
Geology and drilling • Ongoing Selebi North underground drilling (18,000 m in 20 holes) • Surface drilling at Selebi Main (4,000 m) Geological support, assays	4,600
• Mineral resource estimate	120
Metallurgical testing Flotation studies and ore sorting	600
• Engineering studies	500
Care and maintenance Maintain mine infrastructure, power, water, equipment repair and maintenance	1,700
• General site and administration costs	3,000
Subtotal	10,520
Contingency (5%)	526
Total Phase 1	11,046

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24.0	References

BCL Limited, 2012. A Brief History of BCL (Handout), Internal BCL document. Author unknown, 114 p.

BCL., 2009. Environmental Management Plan for BCL.

Bookbinder Business Law, 2022. Title Opinion: Premium Nickel Resources Proprietary Limited, [DRAFT Legal Opinion], April 29, 2022.

Boryta, M.D. and Condie, K.C., 1990. Geochemistry and origin of the Archaean Beit Bridge complex, Limpopo Belt, South Africa. J. geol. Soc. London 147, pp. 229-239.

Brandl, G., 1983. Geology and geochemistry of various supracrustal rocks of the Beit Bridge Complex east of Messina. Spec. Publ. Geol. Soc. S. Afr., 8: pp. 103-112.

Brown, P. J., 1987. Petrogenesis of Nickel/Copper orebodies, their host rocks and country rocks at Selebi Phikwe, eastern Botswana. Unpublished Ph.D. Thesis, Univ. of Southampton, UK, 333 p.

Canadian Institute of Mining, Metallurgy and Petroleum (CIM), 2014. CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on May 10, 2014.

Carney, J.N., Aldiss, D.T., and Lock, N.P., 1994. The Geology of Botswana. Geological Surveys Department, Bulletin 37, pp. 1-113.

De Wit, J.M., Roering, C., Hart, R.J., Armstrong, R.A., De Ronde, C.E.J., Green, R.W.E., Tredoux, M., Peberdy, E., and Hart, R.A.,1992. Formation of an Archean continent. Nature, Vol. 357, pp. 553-562.

Dirks, P.H.G.M., 2005. A Preliminary Assessment of the Structural Setting of the Ni-Sulphide Mineralization Near Selebi-Phikwe, Botswana with Reference to Future Exploration Efforts and Training of Geological Staff at the Mine. An unpublished report prepared for BCL Limited, 30 p.

DRA Projects (PTY) Ltd., 2023, Selebi Front End Solutions Study for Premium Nickel Resources Botswana, Selebi, Botswana, DRA Project Number HBWAYR7865, DRA-HBWAYR7865-GEN-REP-001, Revision 1, December 21, 2023.

Fripp, R.E.P., 1983. The Precambrian geology of the area around the Sand River near Messina, Central Zone, Limpopo Mobile Belt. Geol. Soc. S. Afr. Spec. Publ., 8, pp. 89-102.

Gallon, M.L., 1986. Structural re-interpretation of the Selebi-Phikwe nickel–copper sulphide deposits, eastern Botswana. In Anhaeusser, C.R., Maske, S. (eds) Mineral deposits of Southern Africa. Geological Society of South Africa, pp. 1663–1669.

GCS Consulting, 2020. BCL Complex Hydrological Study Selebi Phikwe and Tati. Johannesburg.

Gordon, P.S.L., 1973. The Selebi-Phikwe nickel–copper deposits, Botswana. In Lister L.A., (ed) Symposium on granites, gneisses and related rocks. Special Publication, Geological Society of South Africa 3, pp. 167–187.

Guest, R., Witley, J., Jacobs, W., Roode, C., and Bolton, R., 2014. Technical Review of the BCL Operations, Botswana. An unpublished report prepared by the MSA Group on behalf of BCL Limited, 72 p.

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Hoffmann, D., 2002. Structural control and metal zonation in the Selebi Phikwe Ni-Cu sulphide deposits, Botswana. Extend. Abr. Geoconference 2002.

Horan, S, Degan, C., 2022. Selebi North DDH Planning. Selebi North Technical Assistance. 5 p.

Kampunzu, A.B., Tembo, F., Matheis, G., Kapenda, D., and Huntsman-Mapila, P., 2000. Geochemistry and Tectonic setting of mafic igneous units in the Neoproterozoic Katangan basin Central Africa; Implications for Rhodinia break-up. Gondwana Research 3, pp. 125-153.

Key, R.M., 1976. The geology of the area around Francistown and Phikwe, northeast and central districts, Botswana. Distr Mem Geol Surv Botswana 3, pp. 5–25

KPMG, 2014. Botswana Country Mining Guide. Prepared by KPMG Global Mining Institute, 34 p.

Labuschagne, P., and J. Stapelberg. 2020. BCL Complex Hydrogeological Study: Selebi Phikwe and Tati. GCS Water and Environmental Consultants. Prepared for BCL in Liquidation. 323 p.

Lear PA, 1979. The ore mineralogy of the Phikwe and Selebi nickel– copper deposits, Botswana. Geological Society of South Africa, Special Publication 5, pp. 117–132.

Lebrun E. and C.Tuitz, 2022. Structural Review of the Exploration Program at Selebi Mine, Botswana. 39 p.

Lungu, S., 2016. Competent Person’s Report on BCL Mineral Resources BCL Mine, Selebi Phikwe, Botswana. A report prepared on behalf of BCL Limited, 161 p.

Lungu, S., 2017. Addendum to the Competent Person’s Report on BCL Mineral Resources. A report prepared on behalf of BCL Limited, 22 p.

Maier, W., Barnes, S-J., Chinyepi, G., Barton, Jr., M.J., Eglinton, E, and Sheshedi, I., 2008. The Composition of the Magmatic Ni-Cu-(PGE) Sulfide Deposits in the Tati and Selebi Phikwe Belts of Eastern Botswana. Mineralium Deposita Vol., 43, pp. 37-60.

Malema, M.T. and Legg, A.C., 2006. Recent Improvements at the BCL Smelter. Southern African Pyrometallurgy 2006, edited by Jones, R.T.: Johannesburg, The Southern African Institute of Mining and Metallurgy, March 5-8, 2006, pp. 215-231.

McCourt, S., and Armstrong, R. A., 1998. SHRIMP U Pb zircon chronology of granites from the Central Zone, Limpopo Belt, southern Africa: implications for the age of the Limpopo Orogeny. South African Journal of Geology 1998, Vol. 101, pp. 329-337.

Meyer, S, 2021. Site Visit Report to Selebi Phikwe Copper and Nickel Mine. An unpublished report prepared by SLR Consulting Ltd. on behalf of North American Nickel Inc., 19 p.

Mineral Corporation Consultancy (Pty) Ltd., 2018a. Site Visit Report Back and Review: BCL Processing Plant: Q1 2018, prepared for the Liquidator of BCL Limited (February 7, 2018).

Mineral Corporation Consultancy (Pty) Ltd., 2018b. BCL General Engineering Recommendations, presentation dated August 29, 2018.

Morgan, G.A., 1982. The Mineral Industry of Botswana. In Mineral Yearbook 1980: Volume III Area Reports: International, prepared for the US Department of the Interior by staff of the Bureau of Mines, pp. 159-191.

MSA, 2014, Technical Review of the BCL Operations, Botswana, prepared for BCL Limited (July 21, 2014).

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Mulaba-Bafubiandi, A.F. and Medupe, O., 2007. Run of Mine Ore from BCL Mine (Botswana) and its Impact on the Flotation Yield in Proceedings of the Fourth Southern African Conference on Base Metals 2007 – ‘Africa’s base metals resurgence’, The Southern African Institute of Mining and Metallurgy, pp. 57-76.

North American Nickel Inc., 2021. Advancing Three Camp Scale Ni-Cu-Co Assets, company presentation, dated January 2021.

PNRL, 2024a, PNR Recoveries Consolidated Data – ex DRA.xlsx.

PNRL, 2024b, Rough estimate to Cost per tonne Conc for Selebi Combined - SLR Prices - Met calc corrected_2024-06-12.xlsx.

Roering, C., van Reenen, D.D., Smit, C.A., Barton, J.M., Jr., de Beer, J.H., de Wit, M.J., Stettler, E.H., van Schalkwyk, J.F., Stevens, G., and Pretorius, S., 1992. Tectonic model for the evolution of the Limpopo Belt, Precambrian Research, v. 55, pp. 539–552.

SGS, 2021, An Investigation into the Recovery of Copper and Nickel from Composite Samples from the Phikwe-Selebi Deposit, prepared for North American Nickel, (December 13, 2021).

SGS, 2024, An Investigation into the Metallurgical Testwork on Samples from the Selebi and Selkirk Deposits, prepared for Premium Nickel Resources (January 3, 2024).

SLR Consulting (Canada) Ltd., 2022, Technical Report on the Selebi Mines, Central District, Republic of Botswana, Report for NI 43-101, prepared for North American Nickel Inc., Premium Nickel Resources Corporation, and Premium Nickel Resources Ltd. (June 16, 2022).

Stark Resources, 2024, Selebi Intrinsic Ore Sorting Test Report, Project D241353 – Selebi, May 28, 2024.

The Mineral Corporation, 2015. Final Report on BCL Mine Optimisation Process. Unpublished Report No. C-BCL-TEC-1581-973 prepared on behalf of BCL Ltd.

Treloar, P.J., Coward, M.P. and Harris, N.B.W., 1992. Himalayan-Tibetan analogies for the evolution of the Zimbabwe Craton and Limpopo Belt, Precambrian Research, v. 55, pp. 571–587.

Venter, M., Clarke, B. and Lotter, C., 2011. BCL Data Compilation and Interpretation prepared by The MSA Group on behalf of BCL Limited. Report J1764, 68 p.

Wakefield, J. 1976. The structural and metamorphic evolution of the Phikwe Ni–Cu sulfide deposit, Selebi-Phikwe, eastern Botswana. Econ. Geol., 71, pp 988–1005.

Williams, P., 2005. Selebi-Phikwe Aeromagnetic Interpretation. An unpublished report prepared by SRK Consulting on behalf of BCL Limited, 22 p.

Wright, L., 1977. A Structural Cross Section Across the North Margin of the Limpopo Belt. Ph.D. thesis, University of Leeds, UK.

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25.0	Reliance on Information Provided by the Registrant

This TRS has been prepared by SLR for PNRL. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to SLR at the time of preparation of this TRS.
•	Assumptions, conditions, and qualifications as set forth in this TRS.
•	Data, reports, and other information supplied by PNRL and other third-party sources.

For this TRS, SLR has relied on ownership information provided by PNRL in a legal opinion by Bookbinder Business Law (BBL) dated May 30, 2024, entitled “Title Opinion: Premium Nickel Resources Proprietary Limited”. SLR has not researched property title or mineral rights for the Project as we consider it reasonable to rely on PNRL’s legal counsel who is responsible for maintaining this information.

The SLR QPs have taken all appropriate steps, in their professional opinion, to ensure that the above information from PNRL is sound.

Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk.

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26.0	Date and Signature Page

This report titled “Technical Report Summary on the Selebi Mines, Central District, Republic of Botswana” with an effective date of May 31, 2024 was prepared and signed by:

(Signed) SLR Consulting (Canada) Ltd.

Dated at Toronto, ON
June 27, 2024	SLR Consulting (Canada) Ltd.

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